 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-206874
PROSPECTUS

(Proposed Holding Company for Central Federal Savings and Loan Association of Rolla)
Minimum of 1,105,000 and up to 1,495,000 Shares of Common Stock
Central Federal Bancshares, Inc., a Missouri corporation, is offering shares of its common stock for sale in connection with the conversion of Central Federal Savings and Loan Association of Rolla (“Central Federal”) from the mutual to the stock form of ownership. After the offering, Central Federal Bancshares will be the holding company for Central Federal through its ownership of 100% of Central Federal’s outstanding common stock. We have not previously issued common stock and there is currently no established market for the common stock. We intend to have our common stock quoted on the OTC Pink marketplace upon conclusion of the offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.
If you are or were an eligible depositor of Central Federal:
•
You may have priority rights to purchase shares of common stock.

If you do not qualify under the category above, but are interested in purchasing shares of our common stock:
•
You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 1,495,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,105,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our pro forma market value has increased, we may sell up to 1,719,250 shares without giving you further notice or the opportunity to change or cancel your order. If our pro forma market value at the end of the stock offering period, including the cash and shares to be contributed to our charitable foundation as discussed below, is either below $11.1 million or above $17.2 million, then, after consulting with the Office of the Comptroller of the Currency, or OCC, we may: (i) terminate the stock offering and promptly return all funds, with interest and without deduction; (ii) set a new offering range, while retaining the $10.00 per share offering price, and giving all subscribers the opportunity to confirm, modify or rescind their stock purchase orders within a specified period of time; or (iii) take such other actions as may be permitted by the OCC, the Securities and Exchange Commission and any applicable state securities commissions.
The offering is expected to expire at 1:00 p.m., Central time, on December 15, 2015. We may extend this expiration date without notice to you until January 29, 2016, unless the OCC approves a later date, which will not be beyond December 22, 2017.
Keefe, Bruyette & Woods will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the shares of common stock we are offering for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of  $10.00 per share. In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and fund it with $100,000 in cash and the remainder in shares of common stock equal to 4% of the shares sold by Central Federal Bancshares in the offering.
The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 29, 2016. If the offering is extended beyond January 29, 2016, subscribers will have the right to modify or rescind their purchase orders. Funds received in the offering will be maintained in a segregated account at Central Federal. All funds received will bear interest at Central Federal’s statement savings rate, which is subject to change at any time and is currently 0.25% per annum. If we terminate the offering for any reason, or if we extend the offering beyond January 29, 2016, we will notify you and will promptly return your funds with interest if you do not respond to the notice.
The OCC conditionally approved our plan of conversion on November 12, 2015. However, such approval does not constitute a recommendation or endorsement of this offering.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 12.

OFFERING SUMMARY
Price per share: $10.00
	Minimum	Maximum	Maximum, as Adjusted
Number of shares	1,105,000	1,495,000	1,719,250
Gross offering proceeds	$11,050,000	$14,950,000	$17,192,500
Estimated offering expenses, excluding selling agent fees and expenses	$856,000	$856,000	$856,000
Estimated selling agent fees and expenses(1)	$355,000	$355,000	$355,000
Estimated net proceeds	$9,839,000	$13,739,000	$15,981,500
Estimated net proceeds per share	$8.90	$9.19	$9.30

(1)
Estimated selling agent fees and expenses shown assume that all shares are sold in the subscription and community offerings with a success fee of 1% of the aggregate purchase price of our stock sold in the subscription offering and 2% of the aggregate purchase price of our stock sold in the community offering (excluding shares purchased by our officers, directors or employees (or members of their immediate families) and shares issued to our employee stock ownership plan and charitable foundation for which no selling agent fee will be paid) will be $225,000 and certain other expenses of the offering payable to Keefe, Bruyette & Woods in the subscription offering and community offering of up to $130,000. See “The Conversion and Stock Offering – Marketing Arrangements” for information regarding compensation to be received by Keefe, Bruyette & Woods and the other broker-dealers that may participate in a syndicated offering. If all shares of common stock were sold in a syndicated offering, the maximum selling agent commissions, including fees and expenses, would be approximately $1,014,738, $1,122,004, $1,229,270 and $1,352,625 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively, assuming no employees other than officers and directors participate in the offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the OCC nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
For assistance, please contact the stock information center at (877) 821-5775.

The date of this prospectus is November 12, 2015.

Central Federal

Columbia
70
63
54
Jefferson City
50
St Louis
70
55
50
44
ILLINOIS
63
Osage Beach
MARIES
Rolla
CRAWFORD
54
44
Central Federal
PHELPS
PULASKI
44
DENT
63
MISSOURI
55
TEXAS
Springfield

Central Federal
210 West 10th Street
Rolla, Missouri

44
63
Forum Dr
E
63
Central Federal
Rolla
BUSINESS 44
72
S Rolla St

i

Summary
This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the section entitled “Risk Factors.” In certain instances where appropriate, the terms “we,” “us” and “our” refer to Central Federal Bancshares, Inc. and/or Central Federal Savings and Loan Association of Rolla, as indicated by context.
The Companies
Central Federal Bancshares, Inc.
Central Federal Savings and Loan Association of Rolla
210 West 10th Street
Rolla, Missouri 65401
(573) 364-1024
Central Federal Bancshares, Inc.   This offering is made by Central Federal Bancshares, Inc., a Missouri corporation incorporated in August 2015 at the direction of Central Federal Savings and Loan Association of Rolla, or Central Federal, to be its holding company following the conversion. Currently, Central Federal Bancshares has no assets. Following the conversion, Central Federal Bancshares will own all of Central Federal’s capital stock and will direct, plan and coordinate Central Federal’s business activities. In the future, Central Federal Bancshares might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.
Central Federal.   Central Federal is a community-oriented financial institution founded in 1952, dedicated to serving the financial needs of customers within its market area, which generally consists of Phelps County, Missouri, although it also services customers in the contiguous Missouri counties of Dent, Texas, Crawford, Pulaski and Maries. We offer a variety of loan and deposit products to meet the borrowing needs of our customers. Our real estate loans consist primarily of residential real estate loans, which include owner-occupied and non-owner occupied one- to four-family family residential real estate loans, as well as multi-family residential real estate loans. We also offer commercial loans, primarily secured by commercial real estate, and consumer loans, including automobile and recreational vehicle loans. We currently operate out of our office in Rolla, Missouri. We are subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, or OCC, our primary federal regulator, and the Federal Deposit Insurance Corporation, or FDIC, our deposit insurer. At June 30, 2015, we had total assets of  $62.4 million, total deposits of  $48.6 million and total equity of  $13.7 million.
Recent Operating Results and Operating Strategy (page 58)
We had net income of  $81,000 for the six months ended June 30, 2015 and net income of  $119,000 and $229,000 for the years ended December 31, 2014 and 2013, respectively. We have identified the following strategic initiatives we will pursue in our efforts to achieve our goal to operate and grow a profitable community-oriented financial institution:
•
building on our strengths as a community-oriented financial institution;

•
increasing loan production while maintaining our asset quality; and

•
strengthening our capital to protect against rising interest rates.

The Central Federal Community Foundation (page 115)
To continue our long-standing commitment to our local community, we intend to establish a charitable foundation, the Central Federal Community Foundation, as a non-profit Missouri corporation in connection with the conversion. Central Federal’s plan of conversion authorizes us to contribute to the charitable foundation cash and/or shares of Central Federal Bancshares common stock in an aggregate amount up to 8% of the value of the shares of common stock sold in the offering. Under this authority, we intend to fund the charitable foundation with $100,000 in cash and the remainder in shares of common stock equal to 4% of the shares sold by Central Federal Bancshares in the offering, which will result in the foundation holding 3.8% of our outstanding shares upon completion of the conversion. Based on the purchase price of  $10.00 per share, we will fund the charitable foundation with 52,000 shares of our common stock at the midpoint of the offering range. Assuming this amount, our contribution to the charitable foundation will reduce net earnings by $429,000, after tax, in the quarter in which the charitable foundation is funded. The charitable foundation will make grants and donations to qualified charitable organizations and/or public entities in the communities we serve. Central Federal may make future contributions to the charitable foundation as deemed appropriate by Central Federal’s Board of Directors, subject to any capital needs and requirements or other regulatory limitations that may be applicable. It is anticipated that the charitable foundation will distribute at least 5% of its net investment assets each year as necessary to comply with the private foundation rules of the Internal Revenue Code.
The Conversion
Description of the Conversion (page 96)
Currently, we are a federally chartered mutual savings association with no shareholders. Our depositors and borrowers currently have the right to vote on certain matters such as the election of directors, this conversion transaction and the proposed contribution of cash and shares of our common stock to the charitable foundation. The conversion transaction that we are undertaking involves a change from our mutual form to a federal stock savings association charter that will result in all of Central Federal’s capital stock being owned by Central Federal Bancshares. Voting rights in Central Federal Bancshares will belong to its shareholders, including our employee stock ownership plan. For more information on the employee stock ownership plan, see “Our Management —  Employee Stock Ownership Plan.”
We are conducting the conversion under the terms of our plan of conversion. The OCC has conditionally approved the plan of conversion, including a condition that it be approved by our members, and the members must also approve our proposed contribution to our charitable foundation. We have called a special meeting of members for December 22, 2015 to vote on the plan of conversion and the contribution to the charitable foundation.
The following diagram depicts our corporate structure after the conversion and offering, including the number and percentage of shares of common stock that will be owned by public shareholders at the minimum, maximum, and maximum, as adjusted, of the offering range upon completion of the conversion and the offering:

The Offering
Purchase Price
The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.
Number of Shares to be Sold
We are offering for sale between 1,105,000 and 1,495,000 shares of Central Federal Bancshares common stock in a subscription offering, community offering and possibly a syndicated offering. With regulatory approval, we may increase the number of shares to be sold to 1,719,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to permit an increase in the offering size, the OCC will consider such factors as the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.
The following tables show how many shares of common stock may be issued in the offering and contributed to our charitable foundation, exclusive of any shares to be issued if our proposed stock-based equity incentive plan is adopted.
	Shares to be sold to the public in this offering		Shares to be sold to the employee stock ownership plan(2)		Shares to be issued to the charitable foundation(3)		Total shares of common stock to be outstanding after the offering
	Shares	%(1)	Shares	%(1)	Shares	%	Shares	%
Minimum	1,013,064	88.2%	91,936	8.0%	44,200	3.8%	1,149,200	100%
Midpoint	1,191,840	88.2	108,160	8.0	52,000	3.8	1,352,000	100
Maximum	1,370,616	88.2	124,384	8.0	59,800	3.8	1,554,800	100
Maximum, as adjusted	1,576,208	88.2	143,042	8.0	68,770	3.8	1,788,020	100

(1)
As a percentage of total shares sold in the offering (including shares issued to our charitable foundation).

(2)
Assumes 8% of the shares sold in the offering (including shares issued to our charitable foundation) are sold to the employee stock ownership plan.

(3)
Assumes $100,000 in cash and shares equal to 4% of the total amount sold in the offering are contributed to the charitable foundation.

How We Determined the Offering Range (page 108)
We are offering between 1,105,000 and 1,495,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., or Feldman Financial, an independent appraisal firm experienced in appraisals of financial institutions. Feldman Financial estimated that as of August 31, 2015 our pro forma market value (including the cash and shares to be contributed to our charitable foundation) was between $11.5 million and $15.5 million, with a midpoint of  $13.5 million.
In preparing its appraisal, Feldman Financial considered the information in this prospectus, including our financial statements. Feldman Financial also considered the following factors, among others:
•
our present and projected operating results and financial condition;

•
the economic and demographic conditions of our primary market area;

•
pertinent historical financial and other information relating to Central Federal;

•
a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•
the proposed price per share;

•
the aggregate size of the offering of common stock;

•
the impact of the conversion on our capital position and earnings potential;

•
our intent to establish a charitable foundation in connection with the conversion and fund it with $100,000 in cash and shares of common stock equal to 4% of the shares sold by Central Federal Bancshares in the offering; and

•
the trading market for securities of comparable publicly traded thrift institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price per share to the issuer’s income per share for the past twelve months. Feldman Financial considered these ratios, among other factors, in preparing its appraisal. Tangible book value is the same as total equity less intangible assets and represents the difference between the issuer’s tangible assets and liabilities. Feldman Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that Feldman Financial considered to be comparable to us. In choosing the peer group, Feldman Financial selected companies with operating characteristics comparable to those of Central Federal based on geographic location, asset size, capitalization, and asset quality.
The purpose of utilizing the peer group is to develop valuation measures based on prices at which common stocks of comparable companies are trading in a public market. The comparable public companies valuation method is based on analyzing the trading market valuation ratios of the peer group and making any necessary adjustments to reflect any other differences or factors specific to the company being valued. The selection criteria were designed to identify companies with sufficient comparability to Central Federal so as to enhance the reliability of the method used to determine the appraised value. Feldman Financial concluded that the overall peer group provided reasonable comparability to justify relying upon the comparable peer group method in arriving at the appraised value. Conversion regulations require that Feldman Financial use a peer group of comparable institutions, and Feldman Financial believes that its methodology provides an objective assessment of the valuation ratios that should be utilized in determining the pro forma market value of Central Federal Bancshares. Feldman Financial applied a valuation discount to reflect the fact that, among other reasons, the earning of Central Federal were below the average level of the selected peer group. We reported a return on average assets of 0.25% for the twelve months ended June 30, 2015, and the average return on average assets for the peer group was 0.77% for the corresponding period.
The following table presents a summary of selected pricing ratios for the peer group companies and for Central Federal Bancshares utilized by Feldman Financial in its appraisal. These ratios are based on book value and tangible book value as of June 30, 2015, the latest date for which complete financial data was publicly available for the peer group.
	Price to Book Value Ratio	Price to Tangible Book Value Ratio
Central Federal Bancshares (pro forma)
Minimum	51.7%	51.7%
Midpoint	56.4	56.4
Maximum	60.5	60.5
Maximum, as adjusted	64.6	64.6
Peer group companies as of August 31, 2015:
Average	88.2	91.1
Median	91.8	92.4

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a discount of 31.4% to the peer group on a price-to-book basis and a discount of 33.6% on a price-to-tangible book basis. This means that, at the maximum of the offering rate, a share of our common stock would be less expensive than the peer group based on a book value per share basis. Because of the very low or negative earnings exhibited by Central Federal on a pro forma basis at different levels of the offering range, our pro forma price to earnings ratio was either extremely high or negative and considered by Feldman Financial to be not meaningful for comparative valuation purposes.
Feldman Financial also considered that we intend to issue shares of Central Federal Bancshares common stock to the Central Federal Community Foundation, a charitable foundation that will be established in connection with the conversion. The intended contribution of shares of common stock to the charitable foundation has the effect of reducing the number of shares that may be offered in the offering. The charitable foundation will be funded with $100,000 in cash and the remainder in shares of common stock equal to 4% of shares sold by Central Federal Bancshares in the offering, which will result in the charitable foundation holding 3.8% of our outstanding shares after the conversion. We will not receive any conversion proceeds in connection with the issuance of these shares, and thus, our pro forma book value and earnings will be lower, resulting in a lower pro forma value for Central Federal Bancshares. See “The Central Federal Community Foundation” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.” Feldman Financial’s independent valuation will be updated before we complete our offering.
The independent appraisal does not establish the market price at which our common stock will trade. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering. Furthermore, the pricing ratios presented in the appraisal were utilized by Feldman Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.
For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering — How We Determined The Offering Range and the $10.00 Per Share Purchase Price.”
Possible Change in Offering Range (page 111)
Feldman Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, with regulatory approval we may sell up to 1,719,250 shares without further notice to you. If our pro forma market value, including the cash and shares to be contributed to our charitable foundation, at the end of the stock offering period is either below $11.5 million or above $17.9 million, then, after consulting with the OCC, we may: (i) terminate the stock offering and promptly return all funds, with interest and without deduction; (ii) set a new offering range, while retaining the $10.00 per share offering price, and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Central Federal Bancshares’ common stock within a specified time period; or (iii) take such other actions as may be permitted by the OCC, the Securities and Exchange Commission, or SEC, or any applicable state securities commissions.
Possible Termination of the Offering
We must sell a minimum of 1,105,000 shares, including shares acquired by our employee stock ownership plan, to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest and without deduction.
Conditions to Completing the Conversion and Offering
We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:
•
we sell at least the minimum number of shares offered;

•
we receive the final approval of the OCC to complete the conversion and the offering and the approval from the Board of Governors of the Federal Reserve System, or Federal Reserve Board, of the holding company application; and

•
our members approve the plan of conversion and our contribution to the charitable foundation.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.
Reasons for the Conversion and Offering (page 96)
Our primary reasons for the conversion and offering are to:
•
strengthen the capital base of Central Federal to support the implementation of our business plan and, from a safety and soundness perspective in light of the current regulatory and economic environment, to enhance our ability to manage risk;

•
enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through Central Federal’s traditional lending and investing activities;

•
enhance our overall competitive position through expanded capacity for organic growth, branch expansion or acquisitions of other financial institutions; and

•
implement equity compensation plans to retain and attract qualified directors, officers and staff.

Also, the formation and funding of the Central Federal Community Foundation in connection with the conversion will help us maintain and further expand our philanthropic endeavors to the communities we serve.
Benefits to Management and Potential Dilution to Shareholders Following Conversion (pages 83 to 85)
We intend to adopt or have adopted the following benefit plans and agreements in connection with the conversion.
We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we issue in the conversion, including shares issued to our charitable foundation, or 124,384 shares of common stock, assuming we sell the maximum of the shares proposed to be sold and issue 59,800 shares of common stock to our charitable foundation.
We also intend to implement an equity incentive plan following the conversion. Shareholder approval of this plan will be required, and the plan cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present the equity incentive plan for shareholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion. If presented more than 12 months after the completion of the conversion, these plans would require the approval of our shareholders by a majority of votes cast; otherwise, they would require the approval of our shareholders by a majority of votes eligible to be cast. Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion, including limits on awards to non-employee directors and officers and vesting. See “Our Management — Equity Incentive Plans — Future Equity Incentive Plan.” For example, if adopted within 12 months following the completion of the conversion, the equity incentive plan will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion, including shares issued to our charitable foundation, for restricted stock awards to employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion (for employees and directors).
If 4% of the shares of common stock issued in the conversion are awarded under an equity incentive plan from authorized but unissued shares of common stock, shareholders would experience dilution of up to 3.85% in their ownership interest in Central Federal Bancshares. If 10% of the shares of common stock issued in the conversion, including shares issued to our charitable foundation, are issued upon the exercise of options granted under an equity incentive plan and come from authorized but unissued shares of common stock, shareholders would experience dilution of 9.09% in their ownership interest in Central Federal Bancshares.
In addition to the stock-based plans, we expect Central Federal and Central Federal Bancshares to enter into a three-year employment agreement with our president and chief executive officer, William A. Stoltz. In addition, Central Federal intends to enter into one-year change in control agreement with our vice president – operations, Barbara E. Hamilton. See “Our Management — Employment Agreement and Change in Control Agreement” and “Risk Factors — Risks Related to This Offering — We intend to enter an employment agreement or a change in control agreement with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us” for a further discussion of these plans and agreements, including their terms and potential costs, as well as a description of other benefits arrangements.
The Offering Is Not Expected to Be Taxable to Persons Receiving or Exercising Subscription Rights (page 98)
As a general matter, the offering is not expected to be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Lewis Rice LLC, that, for federal income tax purposes:
•
it is more likely than not that the members of Central Federal will not realize any income upon the issuance or exercise of subscription rights;

•
it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the subscription offering; and

•
the holding period for shares of common stock purchased in the community offering or syndicated offering will begin on the day after the date of completion of the purchase.

Central Federal also has received an opinion from Lewis Rice that, assuming the conversion does not result in any federal income tax liability to Central Federal, its account holders, or Central Federal Bancshares, implementation of the plan of conversion will not result in any Missouri income tax liability to those entities or persons.
Persons Who May Order Stock in the Offering (pages 99 to 103)
Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.
We have granted rights to subscribe for shares of Central Federal Bancshares common stock in a “subscription offering” to the following persons in the following order of priority:
1.
Depositors with $50 or more on deposit at Central Federal as of the close of business on June 30, 2014.

2.
Our employee stock ownership plan, which will provide retirement benefits to our employees.

3.
Depositors (other than our directors and officers) with $50 or more on deposit at Central Federal as of the close of business on September 30, 2015.

4.
Central Federal’s depositors who were not able to subscribe for shares under categories 1 or 3 and borrowers as of August 27, 2015 who remained borrowers as of the close of business on October 31, 2015.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts that their respective eligible deposits bear to the total eligible deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 1,495,000, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” for a description of the allocation procedure.
We may offer shares not sold in the subscription offering, if any, to the general public in a community offering. People, and trusts for the benefit of people, who are residents of Phelps County, Missouri will be given a first preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we would reject an order submitted by a person whom we believe is making false representations or whom we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order. The community offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice until January 29, 2016, unless the OCC approves a later date, which will not be beyond December 22, 2017.
Shares of our common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated offering through a syndicate of selected dealers. We may begin the syndicated offering at any time following the commencement of the subscription offering. Keefe, Bruyette & Woods will act as sole manager for any syndicated offering, which will also be conducted on a best efforts basis. Neither Keefe, Bruyette & Woods nor any other member of the syndicate will be required to purchase any shares in the syndicated offering.
Deadline for Ordering Stock (page 101)
The subscription offering will expire at 1:00 p.m., Central time, December 15, 2015. We expect that the community offering will expire at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the OCC approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond January 29, 2016, or if we intend to sell fewer than 1,105,000 shares or more than 1,719,250 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our statement savings rate and without deduction.
Purchase Limitations (page 103)
Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:
•
The minimum purchase is 25 shares.

•
No individual (or individuals on a single qualifying account held jointly) may purchase more than $300,000 of common stock (which equals 30,000 shares) in the subscription offering.

•
No individual may purchase more than $300,000 of common stock (which equals 30,000 shares) in the community offering.

•
No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $300,000 of common stock (which equals 30,000 shares) in all offering categories.

Subject to the approval of the OCC, we may increase or decrease the purchase limitations at any time.
How to Purchase Common Stock (page 107)
If you want to place an order for shares in the subscription or community offerings, you must complete an original stock order form and send it to us together with full payment by mail using the stock order reply envelope provided, by overnight delivery to the stock information center at the address noted on the stock order form, or deliver it in person to Central Federal’s office, 210 West 10th Street, Rolla, Missouri. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate, regardless of the postmark date. Once we receive your order, you cannot cancel or change it without our consent.
To ensure that we properly identify your subscription rights, you must list all of your eligible accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, only the name(s) of person(s) on your eligible account as of your date of eligibility may be listed on your order form. You may not add the names of others who were not eligible to purchase common stock in the offering on one of the applicable dates of eligibility or who qualifies in a lower eligibility category than you.
You may pay for shares in the subscription offering or the community offering in either of the following ways:
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By check or money order made payable to Central Federal Bancshares, Inc.; or

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By authorizing withdrawal from the types of deposit account at Central Federal identified on the stock order form.

Please do not submit cash or wire transfers. Central Federal is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Central Federal line of credit check or any type of third-party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Central Federal accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.
You may not authorize direct withdrawal from a Central Federal retirement account. Depositors interested in using funds in a retirement account with us to purchase common stock should contact the stock information center as soon as possible before the subscription offering ends. To use funds in a retirement account at Central Federal, you must transfer your account to an unaffiliated institutional trustee or custodian or brokerage firm. Retirement accounts at Central Federal are not self-directed and common stock may only be purchased using a self-directed individual retirement account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your retirement account from Central Federal because the transfer may take several days. You may use funds currently in an independent, self-directed retirement account to purchase stock by having your trustee complete and return the original stock order form together with a check payable to Central Federal Bancshares before the expiration of the offering.
Funds received in the subscription and community offerings will be immediately cashed and held in a segregated account at Central Federal and will earn interest at the rate we pay on statement savings accounts, which is subject to change at any time and is currently 0.25% per annum, from the date payment is processed until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our statement savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.
You May Not Sell or Transfer Your Subscription Rights
Our plan of conversion and federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.
How We Will Use the Proceeds of This Offering (page 36)
The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range. We expect to contribute 50% of the net proceeds of the offering to Central Federal.
(In thousands)	Minimum 1,105,000 Shares at $10.00 per Share	Maximum 1,495,000 Shares at $10.00 per Share
Offering proceeds	$11,050	$14,950
Less estimated offering expenses	(1,211)	(1,211)
Net offering proceeds	$9,839	$13,739
Less:
Proceeds contributed to Central Federal	$(4,920)	$(6,870)
Proceeds used for loan to employee stock ownership plan	(919)	(1,244)
Proceeds contributed to charitable foundation	(100)	(100)
Proceeds remaining for Central Federal Bancshares	$3,900	$5,525

Central Federal Bancshares may use the portion of the proceeds that it retains to, among other things, increase its investment portfolio, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Central Federal may use the portion of the proceeds that it receives to fund new loans, increase its investment portfolio and enhance its business activities. Except as described above, neither Central Federal Bancshares nor Central Federal has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking this offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”
Purchases by Directors and Executive Officers (page 87)
We expect that our directors and executive officers, together with their associates, will subscribe for 13,500 shares, which equals approximately 1% of the shares that would be sold at the midpoint of the offering range, including shares issued to our charitable foundation. Our directors and executive officers, together with their associates, will pay the same $10.00 price per share as everyone else who purchases shares in the offering. Like all of our eligible depositors and borrowers our directors and executive officers and their associates have subscription rights based on their eligible accounts and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion, unless waived by the OCC. Purchases by our directors and executive officers and their associates will count towards the minimum number of shares we must sell to close the offering.
Market for Central Federal Bancshares’ Common Stock (page 38)
We have not previously issued common stock and there is currently no established market for the common stock. We intend to list our common stock for trading on the OTC Pink marketplace upon completion of the offering. Keefe, Bruyette & Woods intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. See “Market for the Common Stock.”

Central Federal Bancshares’ Dividend Policy (page 38)
Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made at this time with respect to the payment of dividends. In determining whether to declare or pay any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Central Federal to us.
Delivery of Prospectus
To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.
We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 1:00 p.m., Central time, on December 15, 2015, whether or not we have been able to locate each person entitled to subscription rights.
Delivery of Shares of Common Stock
All shares of common stock of Central Federal Bancshares sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Stock Information Center
Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call the stock information center at (877) 821-5775. The stock information center will be open Monday through Friday, 9:00 a.m. to 3:00 p.m., Central time. The stock information center, which will be located at a facility of Keefe, Bruyette & Woods, and not on Central Federal’s premises, will be closed on bank holidays.

Risk Factors
You should consider carefully the following risk factors before purchasing
Central Federal Bancshares common stock.
Risks Related to Our Business
Our business depends on our ability to successfully manage credit risk.
The operation of our business requires us to manage credit risk. As a lender, Central Federal is exposed to the risk that borrowers will be unable to repay their loans according to their terms, and that the collateral securing repayment of their loans, if any, may not be sufficient to ensure repayment. In addition, there are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. In order to successfully manage credit risk, we must, among other things, maintain disciplined and prudent underwriting standards and ensure that our loan officers follow those standards. The weakening of these standards for any reason, such as an attempt to attract higher yielding loans, a lack of discipline or diligence by our employees in underwriting and monitoring loans, the inability of our employees to adequately adapt policies and procedures to changes in economic or any other conditions affecting borrowers and the quality of our loan portfolio, may result in loan defaults, foreclosures and additional charge-offs and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition or results of operations.
Our business may be adversely affected by credit risk associated with residential property.
At June 30, 2015, $19.4 million, or 38.9% of our total loan portfolio, consisted of one- to four-family owner-occupied mortgage loans and home equity loans secured by residential properties. Lending on residential property is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in residential real estate values securing these types of loans may increase the level of borrower defaults and losses above the recent charge-off experience on these loans. Further, a significant amount of our home equity lines of credit consist of second mortgage loans. For those home equity lines secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan balances in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, default and losses on loans secured by junior liens.
At June 30, 2015, $10.2 million, or 20.4% of our total loan portfolio, was secured by non-owner-occupied residential properties consisting of one- to four-family loans. In addition, at June 30, 2015, we had $9.6 million, or 19.2%, of our total loan portfolio secured by multi-family properties, most of which were non-owner occupied. Consequently, at June 30, 2015, we had a total of  $19.8 million, or 39.6% of our portfolio, in loans secured by non-owner occupied properties, virtually all of which were rental properties. Loans secured by non-owner-occupied properties generally expose a lender to greater risk of nonpayment and loss than loans secured by owner-occupied properties because repayment of such loans depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner-occupied residential loan borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to an adverse development with respect to an owner-occupied residential mortgage loan.
A significant portion of our loans are commercial and multi-family real estate that carry greater credit risk than loans secured by owner occupied one- to four-family residential real estate. We intend to continue to emphasize the origination of commercial and multi-family real estate loans.
At June 30, 2015, commercial and multi-family real estate loans totaled $15.8 million, or 31.7% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial and multi-family real estate loans generally expose a lender to greater credit risk than loans secured by owner-occupied one- to four-family residential real estate. These loans also have greater credit risk than one- to four-family residential real estate loans because repayment is dependent on income being generated in amounts sufficient to cover operating expenses, property maintenance and debt service. All of our commercial and multi-family loans are not fully amortizing and contain large balloon payments upon maturity. Balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.
If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.
A significant portion of our commercial and multi-family real estate loans are secured by non-owner-occupied properties. These loans expose us to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner-occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan.
Furthermore, a key component of our strategy is to continue to increase our origination of commercial real estate to diversify our loan portfolio and increase our yields. The proposed increase in these types of loans significantly increases our exposure to the risks inherent in these types of loans.
We have a concentration of large loans outstanding to a limited number of borrowers that increases our risk of loss.
Central Federal has extended significant amounts of credit to a limited number of borrowers. As of June 30, 2015, our three largest commercial real estate lending relationships consisted of multiple extensions of credit, each secured by real property, to a group of related borrowers with an aggregate principal balance of  $2.2 million; an extension of credit to one borrower, secured by multiple properties, with an aggregate principal balance of  $1.9 million; and a loan secured by church property with an aggregate principal balance of  $1.9 million. Also as of June 30, 2015, we had seven lending relationships, either single borrowers or groups of related borrowers, in which the aggregate amount of our extensions of credit exceeded 10% of our unimpaired capital and surplus. Included among these relationships were loans to our director James R. Sowers, to whom, and to whose affiliates, Central Federal had extended credit in the amount of  $1.5 million as of June 30, 2015. At June 30, 2015, the aggregate amount of our extensions of credit for the seven relationships was approximately $12.3 million, or 24.7% of our net loans. At June 30, 2015, all of the loans within these seven relationships were performing in accordance with their original repayment terms.
A high concentration of credit to a limited number of borrowers increases the risk in Central Federal’s loan portfolio. In the event that one or more of these borrowers is not able to meet its interest payments or pay scheduled amortization on such obligations, the potential loss to Central Federal is more likely to have a material adverse impact on our business, financial condition and results of operations.
Our small size makes it more difficult for us to compete.
Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.
Interest rate changes may reduce the profitability of Central Federal Bancshares and of Central Federal.
The primary source of earnings for Central Federal is net interest income. To be profitable, Central Federal has to earn more money in interest and fees on loans and other interest-earning assets than it pays as interest on deposits and other interest-bearing liabilities and as other expenses. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but these changes could also affect:
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Central Federal’s ability to originate loans,

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the value of Central Federal’s loan and investment portfolios,

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Central Federal’s ability to realize gains from the sale of loans and securities,

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the average life of Central Federal’s deposits, and

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Central Federal’s ability to obtain deposits.

If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. As a result of the relatively low interest rate environment, an increasing percentage of our deposits have been comprised of short-term time deposits and other deposits yielding no or a relatively low rate of interest. At June 30, 2015, we had $12.6 million in certificates of deposit that mature within one year and $25.3 million in non-interest bearing DDA, savings, NOW and money market accounts. We would incur a higher cost of funds to retain these deposits in a rising interest rate environment. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. In addition, a substantial amount of our loans have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment.
Fluctuations in interest rates will ultimately affect both the level of income and expense recorded on a large portion of Central Federal’s assets and liabilities, and the fair value of all interest-earning assets, other than interest-earning assets that mature in the short term. Central Federal’s interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements by matching the interest rate sensitivity of assets and liabilities. Although Central Federal Bancshares believes that Central Federal’s current mix of loans, investments and deposits is reasonable, significant fluctuations in interest rates may have a negative effect on the profitability of Central Federal.
Historically low interest rates may adversely affect our net interest income and profitability.
In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at historically low levels. Our ability to lower our interest expense at current interest rate levels is limited while our average asset yield may continue to decrease. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may remain low or decrease, which would have an adverse effect on our profitability.

We need to add additional executive officers and integrate these executive officers into our current operations.
Historically, as a result of operating a traditional thrift institution from one office, we had very few officers and employees. As a result of our anticipated growth and more complex operations, we now need to add a chief financial officer and, particularly since Larry D. Thomas, our executive vice president and senior lending officer, has expressed the intent to retire after completion of our conversion and this offering, additional lending and credit administrative officers. These employees will be important to our operations, and our inability to fill these positions could make continued growth difficult. Furthermore, these employees must be successfully integrated with our other personnel, which involves combining individuals with different business backgrounds, corporate cultures, management styles, while retaining other key employees. The process of hiring these executive officers and integrating them into our organization could cause an interruption of, or loss of momentum in, our operations, including the loss of customers and key personnel.
The loss of our current President and Chief Executive Officer may hurt the operations of Central Federal Bancshares and Central Federal because it may be difficult to hire qualified replacements.
The loss of our President and Chief Executive Officer, William A. Stoltz, who is also serving as our principal financial and accounting officer, could have a material adverse impact on the operations of Central Federal since he has been instrumental in managing the business affairs of Central Federal. Other officers within Central Federal do not have the experience and expertise to readily replace Mr. Stoltz. If Central Federal were to lose Mr. Stoltz, the board of directors would most likely have to search outside of Central Federal for a qualified, permanent replacement. This search may be prolonged and we cannot assure you that Central Federal would be able to locate and hire a qualified replacement without interruption of, or loss of momentum in, our operations.
Mr. Stoltz has a significant amount of responsibility for the operations of Central Federal and performs a number of different roles, including those of principal financial and accounting officer. As a result we face unique operational and internal control challenges as a result of our reliance on him. Because of our reliance on Mr. Stoltz, risk management and general supervisory oversight is more difficult. We believe we have adequate risk management procedures and internal control systems in place, including a detailed conflict of interest policy, extensive training for all of the Central Federal management team with respect to affiliated party transactions, an internal controls committee comprised of our senior management team, annual audits and periodic examinations from the regulatory authorities, as well as oversight from our board of directors. However, these procedures and systems cannot provide absolute assurance that all internal control issues or instances of fraud will be detected, and there can be no assurance that errors will not occur or that we will be able to maintain effective internal controls in the future. Any future failure to maintain effective internal controls could impair the reliability of our financial statements which in turn could harm our business, impair investor confidence and subject us to regulatory penalties. For a discussion of Central Federal’s management, see “Our Management.”
Because we primarily serve Phelps County, Missouri and contiguous areas, a decline in the local economic conditions could lower our profitability.
The profitability of Central Federal Bancshares is dependent on the profitability of Central Federal, which primarily serves Phelps County, Missouri and contiguous areas. According to U.S. Census Bureau estimates, the population of Phelps County declined by approximately 0.5% during the same period (which is the most recent period for which U.S. Census Bureau data is available for both areas), although Rolla experienced population growth of 1.4% between 2010 and 2013. During the same period, the population growth rate for the State of Missouri was estimated at 1.2% and the national growth rate was estimated at 2.5%. The financial condition of Central Federal is affected by fluctuations in the economic conditions prevailing in the areas of Missouri in which its operations are located. Accordingly, the financial conditions of both Central Federal Bancshares and Central Federal would be adversely affected by deterioration in the general economic and real estate climate in Missouri.
An increase in unemployment, a decrease in profitability of regional businesses or real estate values or an increase in interest rates are among the factors that could weaken the local economy. With a weaker local economy:

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customers may not want or need the products and services of Central Federal,

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borrowers may be unable to repay their loans,

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the value of the collateral security of Central Federal’s loans to borrowers may decline,

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the number of loan delinquencies and foreclosures may increase, and

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the overall quality of Central Federal’s loan portfolio may decline.

Originating mortgage loans and consumer loans is a significant source of profits for Central Federal. If individual customers in the local area do not want or need these loans, profits may decrease. Although Central Federal could make other investments, Central Federal may earn less revenue on these investments than on loans. Also, Central Federal’s losses on loans may increase if borrowers are unable to make payments on their loans.
If our nonperforming assets increase, our earnings will be adversely affected.
At June 30, 2015, our nonperforming assets, which consist of nonaccruing loans and real estate owned, were $974,000, or 1.6% of total assets. Our nonperforming assets adversely affect our net income in various ways:
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we record interest income on a cash basis only for nonaccrual loans and any nonperforming investment securities and we do not record interest income for foreclosed assets;

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we must provide for probable loan losses through a current period charge to the provisions for loan losses;

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noninterest income decreases when we write down the value of properties in our foreclosed assets portfolio to reflect changing market values or recognize other-than-temporary impairment on nonperforming investment securities:

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there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our foreclosed assets; and

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the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.
If our foreclosed real estate is not properly valued or if our reserves are insufficient, our earnings could be reduced.
We obtain appraisals when a loan has been foreclosed and the property taken in as foreclosed real estate. We also obtain appraisals at certain other times during the holding period of the asset. Our net book value in the loan at the time of foreclosure and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s net book value over its fair value less estimated selling costs. If our valuation process is incorrect, or if property values decline, the fair value of our foreclosed real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our foreclosed real estate could have a material adverse effect on our financial condition and results of operations. In addition, bank regulators periodically review our foreclosed real estate and may require us to recognize further charge-offs, and some of the properties serving as collateral for our loans, such as a church, golf course or restaurant, may be difficult to sell if we take possession. Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.
As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and recent rulemaking, we are subject to more stringent capital requirements.
On July 9, 2013, the OCC, the Federal Reserve Board and the FDIC issued a final rule that revised their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions and top-tier bank and savings and loan holding companies with total consolidated assets of  $1.0 billion or more. Although the Federal Reserve Board has recently adopted revisions to its “Small Bank Holding Company Policy Statement” to exempt bank holding companies and savings and loan holding companies having less than $1 billion of consolidated assets from its holding company capital requirements, the exemption is conditioned upon, among other matters, a bank holding company or savings and loan holding company not having a material amount of equity registered with the SEC. Although our asset size would qualify for the exemption provided by the Federal Reserve Board’s policy statement, we believe that we will be subject to consolidated regulatory capital requirements because our equity securities will be registered with the SEC. Among other things, the rule establishes consolidated capital requirements for many savings and loan holding companies, including Central Federal Bancshares, a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule became effective for Central Federal on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.
Under the new capital standards, to be well-capitalized, Central Federal Bancshares and Central Federal would be required to have a common equity to Tier 1 capital ratio of 6.5% and a Tier 1 capital ratio of 8.0%. Central Federal met all of the new requirements, including the full capital conservation buffer, as of June 30, 2015. Further, we have conducted a pro forma analysis of the application of these new capital requirements as of June 30, 2015 and have determined that each of Central Federal Bancshares and Central Federal on a pro forma basis would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.
The application of stringent capital requirements for Central Federal Bancshares and Central Federal could, among other things, result in lower returns on invested capital, require the raising of additional capital and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, Central Federal’s ability to pay dividends will be limited if Central Federal does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to shareholders.
We are subject to certain risks in connection with our use of technology.
Our security measures may not be sufficient to mitigate the risk of a cyber attack.   Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger and virtually all other aspects of our business. Our operations rely on the secure processing, storage, and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber attacks that could have a security impact. If one or more of these events occur, this could jeopardize our, or our customers’, confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations or the operations of our customers or counterparties. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us. We could also suffer significant reputational damage.
Security breaches in our Internet banking activities could further expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our Internet banking services that involve the transmission of confidential information. We rely on standard Internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures, which could result in significant legal liability and significant damage to our reputation and our business.
Our security measures may not protect us from systems failures or interruptions.   While we have established policies and procedures to prevent or limit the impact of systems failures and interruptions, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, we outsource certain aspects of our data processing and other operational functions to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.
The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Further, the occurrence of any systems failure or interruption could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to legal liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.
Additional expenses following the offering will adversely affect our profitability.
Following the offering, our non-interest expenses will increase as a result of the financial accounting, legal and various other expenses usually associated with operating as a public company and complying with public company disclosure obligations, particularly those obligations imposed by the Sarbanes-Oxley Act of 2002, as well as expenses associated with our anticipated addition of a chief financial officer and additional lending and credit administrative officers. Compliance with the Sarbanes-Oxley Act of 2002 will require us to upgrade our accounting systems, which will increase our operating expenses and adversely affect our profitability.
Strong competition within our primary market area could negatively impact our profits and slow growth.
We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. Most of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area. We have an aging customer base, and our success depends on our ability to compete effectively for younger new customers, who may prefer to obtain banking services in ways different from what we have traditionally offered. See “Our Business — Market Area” and “Our Business — Competition” for more information about our primary market area and the competition we face.
We may face increased compliance costs and uncertainty in residential real estate lending as a result of the adoption of consumer protection regulations by the Consumer Financial Protection Bureau.
The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. In January 2013, the Consumer Financial Protection Bureau issued several final regulations and changes to certain consumer protections under existing laws. These final rules, most of the provisions of which (including the qualified mortgage rule) became effective January 10, 2014, generally prohibit creditors from extending mortgage loans without regard for the consumer’s ability-to-repay and add restrictions and requirements to mortgage origination and servicing practices. In addition, these rules limit prepayment penalties and require the creditor to retain evidence of compliance with the ability-to-repay requirement for three years. Compliance with these rules will likely increase our overall regulatory compliance costs and may require changes to our underwriting practices with respect to mortgage loans. Moreover, these rules may adversely affect the volume of mortgage loans that we underwrite and may subject us to increased potential liabilities related to such residential loan origination activities.
We are subject to environmental liability risk associated with our lending activities.
A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations of enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.
We are an emerging growth company within the meaning of the Securities Act of 1933, as amended, or Securities Act, and if we decide to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our common stock could be less attractive to investors.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis disclosure, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. As an emerging growth company, we may present only two years of audited financial statements and only two years of the related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus, and we also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the requirement that an independent registered public accounting firm attest to our internal control over financial reporting. Further, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which would thus permit an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. As a result of our emerging growth company status, our shareholders may not have access to certain information they may deem important. If we take advantage of any of these exemptions, some investors may find our common stock less attractive, which could hurt our stock price.
We may remain an emerging growth company until the earlier of: (1) the last day of the fiscal year in which we have total annual gross revenues of  $1.0 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities in the stock offering; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a “large accelerated filer” under SEC regulations (which would generally require us to have at least $700 million of voting and non-voting equity held by non-affiliates).

Risks Related to This Offering
Our stock price may decline when trading commences.
If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Central Federal, pursuant to federal banking regulations and subject to review and approval by the OCC. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of  $10.00 per share. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of some recently converted thrift institutions have declined below, and remain below, their initial offering prices.
You may not receive dividends on our common stock.
Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments, and we do not expect to pay dividends until our operations are sufficiently profitable to support the payment of dividends. See “— Risks Related to Our Business — The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock” and “Our Dividend Policy.” The declaration and payment of cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant.
We may sell up to 1,719,250 shares of stock in the offering without providing you with an opportunity to change or cancel your order.
Pursuant to the OCC conversion regulations, we are permitted to close the offering if we obtain orders for shares within the range of a minimum of 1,105,000 shares to a maximum, as adjusted, of 1,719,250 shares, without giving you further notice or the opportunity to change or cancel your order. Should we receive orders for the maximum, as adjusted, of 1,179,250 shares, this will result in higher pro forma pricing ratios in terms of the price to book value ratio and the price to tangible book value ratio (see “Pro Forma Data”). This may negatively affect our post-conversion trading price.
There likely will be a limited market for our common stock, which may adversely affect our stock price.
We have never issued capital stock and there is no established market for our common stock. Although we intend to list our shares of common stock for trading on the OTC Pink marketplace, our shares of common stock are not likely to be actively traded. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.
You may not be able to sell your shares of common stock until you have received a stock ownership statement, which will affect your ability to take advantage of changes in the stock price immediately following the offering.
Stock ownership statements representing shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your stock ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received a stock ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.
The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.
Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the six months ended June 30, 2015, we had an annualized return on average equity of 1.18%, compared to a median return on average equity of 5.54% based on trailing twelve-month earnings for all publicly traded, fully converted savings institutions as of the most recent date for which information is available. Following the stock offering, we expect our total shareholders’ equity to increase from $13.7 million at June 30, 2015 to between $22.2 million at the minimum of the offering range and $27.7 million at the adjusted maximum of the offering range. We expect our return on equity to remain relatively low until we are able to leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering and the contribution of shares of our stock to the charitable foundation, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income, our return on equity may reduce the value of our shares of common stock. See “Pro Forma Data” for an illustration of the financial impact of the offering.
Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.
We will recognize additional annual employee compensation and benefit expenses stemming from options and shares of common stock granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $278,000 on a pre-tax basis at the maximum of the offering range assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. See “Pro Forma Data” and “Our Management — Equity Incentive Plan.”
We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.
We intend to contribute 50% of the net proceeds of the offering to Central Federal. Central Federal Bancshares expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan and may use the remaining portion of the proceeds that it retains to, among other things, increase our investment portfolio, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Central Federal may use the portion of the proceeds that it receives to fund new loans consistent with our business plan, increase our investment portfolio and enhance its business activities. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.
A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.
We expect that our directors and executive officers, together with their associates, will subscribe for 13,500 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8% of the shares sold in the offering, including shares issued to our charitable foundation. As a result, upon consummation of the offering, a total of up to 105,436 shares, or 9.2%, and 137,884 shares, or 8.9%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Further, shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the offering. Assuming the equity incentive plan is implemented, under the plan options are granted to and exercised by directors and executive officers for 10% of the shares sold in the conversion and contributed to our charitable foundation and restricted stock awards are made to directors and executive officers for 4% of the shares issued in the conversion and the plan is funded with shares purchased in the open market, a total of up to 266,300 shares, or 21.1%, and 355,600 shares, or 20.8%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively.
The articles of incorporation of Central Federal Bancshares contain supermajority voting provisions that require that the holders of at least 80% of Central Federal Bancshares’ outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of Central Federal Bancshares’ articles of incorporation and bylaws. If our directors and executive officers and benefit plans were to hold more than 20% of our outstanding common stock following the completion of the offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such actions could not be attained. If this were to happen, our directors and executive officers would be able to prevent amendments to our articles of incorporation that could make it easier to accomplish an acquisition of Central Federal Bancshares by means of a tender offer, proxy contest or otherwise or that would render the removal of the incumbent board of directors or management of Central Federal Bancshares easier for shareholders to accomplish. Thus, should their ownership exceed 20% of the voting control of Central Federal Bancshares, the directors and executive officers could act to deter a future takeover attempt that is not approved by the board of directors but which Central Federal Bancshares shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. For more information on the restrictions included in the articles of incorporation and bylaws of Central Federal Bancshares, see “Restrictions on the Acquisition of Central Federal Bancshares and Central Federal.”
Issuance of shares for benefit programs may dilute your ownership interest.
We intend to adopt an equity incentive plan following the offering. If shareholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.85%, assuming awards of common stock equal to 4% of the shares issued in the offering (including shares issued to our foundation) are awarded under the plan. If we adopt the equity incentive plan more than one year after completion of the offering, we may elect to increase the awards of restricted stock we may grant. In such event, your ownership interest in the shares could be further diluted. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.09%, assuming stock option grants equal to 10% of the shares issued in the offering, including shares contributed to our charitable foundation, are granted under the plan. See “Pro Forma Data” and “Our Management — Equity Incentive Plan.”
We intend to enter into an employment agreement and a change in control agreement with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.
Following the conversion and subject to the receipt of necessary regulatory approvals, we intend to enter into an employment agreement with William A. Stoltz, our president and chief executive officer, and a change in control agreement with Barbara E. Hamilton, our vice president – operations. In the event of a change in control of Central Federal Bancshares or Central Federal, and assuming the agreements were in effect, cash severance benefits due would be approximately $555,000 in the aggregate based on information as of June 30, 2015. These amounts may be reduced, if necessary, to an amount that would not qualify the payments to be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. For additional information see “Our Management — Employment Agreement and Change in Control Agreement.”
The articles of incorporation and bylaws of Central Federal Bancshares and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of Central Federal Bancshares.
Provisions of the articles of incorporation and bylaws of Central Federal Bancshares, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of Central Federal Bancshares. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:
•
Articles of incorporation and bylaws.   Provisions of the articles of incorporation and bylaws of Central Federal Bancshares may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•
limitation on the right to vote shares held in excess of 10% of the outstanding common stock;

•
the election of directors to staggered terms of three years;

•
provisions regarding the timing and content of shareholder proposals and nominations;

•
provisions restricting the calling of special meetings of shareholders;

•
the absence of cumulative voting by shareholders in the election of directors;

•
the removal of directors only for cause; and

•
supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•
OCC regulations.   OCC regulations prohibit, for three years following the completion of a mutual to stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the OCC. See “Restrictions on Acquisition of Central Federal Bancshares, Inc. and Central Federal.”

Risks Related to Our Contribution to the Charitable Foundation
The contribution to the Central Federal Community Foundation will decrease our profits for 2016.
Central Federal Bancshares intends to fund the charitable foundation with $100,000 in cash and the remainder in shares of common stock so that the amount contributed is equal to 4% of shares sold by Central Federal Bancshares in the offering, which will result in the charitable foundation holding 3.8% of our outstanding shares upon completion of the conversion. Based on the purchase price of  $10.00 per share, we would fund the charitable foundation with 59,800 shares of our common stock at the maximum of the offering range. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the charitable foundation is funded. Assuming the offering is completed at the maximum of the offering range during 2016, the contribution to the charitable foundation would reduce net earnings by approximately $429,000, after tax, in 2016. See “Pro Forma Data.”
The contribution to the Central Federal Community Foundation will decrease the ownership interest and voting interest in the shares sold to the public after the contribution.
Purchasers of shares will have their ownership and voting interests diluted by 3.8% at the close of the conversion when Central Federal Bancshares makes the proposed contribution to the charitable foundation, regardless of whether we issue shares at the minimum or at the maximum or the offering range, as adjusted. The charitable foundation will be subject to a requirement under its articles of incorporation and regulatory obligations that, as long as the foundation controls shares of Central Federal Bancshares, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders of Central Federal Bancshares. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
Our contribution to the Central Federal Community Foundation may not be tax deductible, which could decrease our profits.
We believe that our contribution to the charitable foundation, valued at $698,000 at the maximum of the offering range, pre-tax, will be deductible for federal income tax purposes. However, we may not have sufficient taxable income to be able to fully deduct the contribution in the year in which it is made or during the five-year carryover period permitted under the Internal Revenue Code. If it is more likely than not that we will be unable to fully deduct the contribution, we will be required to establish a valuation allowance related to that portion of the deferred tax asset that is not deemed to be realizable.

Selected Financial And Other Data
The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at December 31, 2014 and 2013 and for the years then ended is derived in part from the audited financial statements of Central Federal that appear elsewhere in this prospectus. The selected data at June 30, 2015 and for the six months ended June 30, 2015 and June 30, 2014 was not audited, but, in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results of operations that may be expected for the entire year.
	June 30, 2015	December 31,
		2014	2013
	(In thousands)
Selected Financial Condition Data
Total assets	$62,424	$63,977	$64,763
Cash and cash equivalents	8,636	7,902	7,258
Certificates of deposit in other financial institutions	2,480	2,480	2,480
Securities available-for-sale at fair value	33	31	44
Loans, net	49,624	52,184	53,559
Premises and equipment, net	709	739	735
Foreclosed assets	508	243	243
Deposits	48,642	50,282	51,175
Other liabilities	118	113	117
Total equity	13,664	13,582	13,471
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2015	2014	2014	2013
	(In thousands)
Selected Operating Data:
Total interest income	$1,222	$1,230	$2,466	$2,723
Total interest expense	236	250	494	548
Net interest income	986	980	1,972	2,175
Provision for loan losses	—	60	60	—
Net interest income after provision for loan losses	986	920	1,912	2,175
Total noninterest income	32	37	72	77
Total noninterest expense	893	895	1,805	1,886
Income before income taxes	125	62	179	366
Income tax expense	44	24	60	137
Net income	$81	$38	$119	$229

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2015	2014	2014	2013
Performance Ratios:(1)
Return on average assets	0.26%	0.12%	0.18%	0.35%
Return on average equity	1.18	0.56	0.88	1.71
Net interest rate spread(2)	2.99	2.89	2.90	3.22
Net interest margin(3)	3.22	3.12	3.15	3.46
Noninterest expense to average assets	2.8	2.8	2.8	2.9
Efficiency ratio(4)	87.7	88.0	88.3	83.7
Average interest-earning assets to average interest-bearing liabilities	130.1	129.8	131.4	127.9
Average equity to average assets	21.5	20.9	21.0	20.5
	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2015	2014	2014	2013
Asset Quality Ratios:
Non-performing assets to total assets	1.6%	2.0%	1.9%	1.7%
Non-performing loans to total loans	0.9	2.1	1.8	1.6
Allowance for loan losses to non-performing loans	59.7	37.9	29.2	39.6
Allowance for loan losses to total loans	0.6	0.8	0.5	0.7
Regulatory Capital Ratios:
Tier 1 capital (to adjusted total assets)	21.4	20.6	21.2	20.8
Tier 1 capital (to risk-weighted assets)	38.4	32.3	33.9	33.0
Total risk-based capital (to risk-weighted assets)	39.2	33.3	34.7	33.9
Common equity Tier 1 (to risk-weighted assets)(5)	38.4	N/A	N/A	N/A
Other Data:
Number of full service offices	1	1	1	1

(1)
Annualized for the six month periods ended June 30, 2015 and 2014.

(2)
Represents the difference between the weighted-average yield on interest-earning assets and weighted-average rate of interest-bearing liabilities for the period.

(3)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)
The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)
Common equity Tier 1 (to risk-weighted assets) was not in effect for periods prior to the six months ended June 30, 2015.

The Basel III Capital Rules, which became effective January 1, 2015, revised the prompt corrective action requirements by: (i) introducing a Common Equity Tier 1 risk-based ratio requirement at each level (other than critically undercapitalized), with the required Common Equity Tier 1 risk-based ratio being 6.5% for “well-capitalized” status; (ii) increasing the minimum Tier 1 risk-based capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 risk-based capital ratio for “well-capitalized” status being 8% (compared to the prior ratio of 6%) and (iii) eliminating the former provision that provided that a bank with a composite supervisory rating of 1 may have a 3% Leverage Ratio and still be adequately capitalized. The Basel III Capital Rules did not change the total risk based capital requirement for any prompt corrective action category.
The Common Equity Tier 1 risk-based ratio requirement was not in effect prior to January 1, 2015, therefore the ratios for the periods prior to January 1, 2015 are not applicable.

RECENT DEVELOPMENTS
The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at December 31, 2014 and 2013 is derived from the audited financial statements of Central Federal that appear elsewhere in the prospectus. The information at September 30, 2015 and for the three and nine months ended September 30, 2015 and 2014 was not audited, but, in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three and nine months ended September 30, 2015 are not necessarily indicative of the results of operations that may be expected for the entire year.
	September 30, 2015	December 31,
		2014	2013
	(In thousands)
Selected Financial Condition Data
Total assets	$61,833	$63,977	$64,763
Cash and cash equivalents	7,950	7,902	7,258
Certificates of deposit in other financial institutions	2,480	2,480	2,480
Securities available-for-sale at fair value	442	31	44
Loans, net	48,793	52,184	53,559
Premises and equipment, net	695	739	735
Foreclosed assets	608	243	243
Deposits	48,051	50,282	51,175
Other liabilities	128	113	117
Total equity	13,654	13,582	13,471
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
Selected Operating Data:
Total interest income	$575	$614	$1,797	$1,844
Total interest expense	114	122	350	372
Net interest income	461	492	1,447	1,472
Provision for loan losses	—	—	—	60
Net interest income after provision for loan losses	461	492	1,447	1,412
Total noninterest income	17	15	49	52
Total noninterest expense	487	448	1,380	1,343
Income (loss) before income taxes	(9)	59	116	121
Income tax expense	1	21	45	45
Net income (loss)	$(10)	$38	$71	$76

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2015	2014	2015	2014
Performance Ratios:(1)
Return on average assets	(0.06)%	0.24%	0.15%	0.16%
Return on average equity	(0.29)	1.12	0.69	0.75
Net interest rate spread(2)	2.84	2.88	2.95	2.88
Net interest margin(3)	3.09	3.15	3.18	3.13
Noninterest expense to average assets	3.1	2.8	2.9	2.8
Efficiency ratio(4)	101.9	88.4	92.2	88.1
Average interest-earning assets to average interest-bearing liabilities	131.8	133.9	130.6	131.2
Average equity to average assets	22.0	21.0	21.7	20.9
Asset Quality Ratios:
Non-performing assets to total assets	1.5	2.2	1.5	2.2
Non-performing loans to total loans	0.6	2.2	0.6	2.2
Allowance for loan losses to non-performing loans	88.5	35.1	88.5	35.1
Allowance for loan losses to total loans	0.5	0.8	0.5	0.8
Regulatory Capital Ratios:
Tier 1 capital (to adjusted total assets)	21.8	20.8	21.8	20.8
Tier 1 capital (to risk-weighted assets)	38.5	33.1	38.5	33.1
Total risk-based capital (to risk-weighted assets)	39.2	34.1	39.2	34.1
Common equity Tier 1 capital (to risk-weighted assets)(5)	38.5	N/A	38.5	N/A
Other Data:
Number of full service offices	1	1	1	1

(1)
Annualized for the three and nine month periods ended September 30, 2015 and 2014.

(2)
Represents the difference between the weighted-average yield on interest-earning assets and weighted-average rate of interest-bearing liabilities for the period.

(3)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)
The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)
Common equity Tier 1 capital (to risk-weighted assets) was not in effect for the periods prior to the nine months ended September 30, 2015.

Balance Sheet Analysis
Assets.   At September 30, 2015, our assets totaled $61.8 million, a decrease of  $2.2 million, or 3.4%, from total assets of  $64.0 million at December 31, 2014. This decrease in assets was due mainly to a $3.4 million, or 6.5%, decrease in net loans. Net loans decreased because of repayments in excess of loan originations due primarily to increased interest rate competition by lenders in our market area. This was partially offset by a $411,000 increase in securities available-for-sale, as we had excess liquidity as a result of the reduction of loans, a $365,000, or 150.2%, increase in foreclosed assets as a result of continued collection efforts on nonperforming loans, and a $478,000, or 885.2%, increase in other assets as a result of capitalization of costs, primarily professional fees, directly attributable to the registration and offering process.
Loans.   At September 30, 2015, residential real estate loans totaled $31.0 million, or 63.3% of the total loan portfolio, compared to $34.2 million, or 65.1% of the total loan portfolio at December 31, 2014. Residential real estate loans decreased by $3.2 million, or 9.2%, during the nine months ended September 30, 2015 as discussed previously.
Commercial and multi-family real estate loans totaled $15.8 million and represented 32.3% of total loans at September 30, 2015, compared to $16.0 million, or 30.5% of total loans, at December 31, 2014.
Commercial business loans totaled $1.8 million, and represented 3.6% of total loans, at September 30, 2015, compared to $1.9 million, or 3.6% of total loans, at December 31, 2014.
Consumer and other loans totaled $406,000 and $432,000 at September 30, 2015 and December 31, 2014, respectively, and represented 0.8% of total loans as of both periods ended.
Investment Portfolio.   At September 30, 2015, our certificates of deposits in other financial institutions were unchanged from December 31, 2014 at $2.5 million. We plan to hold these investments until maturity. At September 30, 2015, our securities available-for-sale consisted of one municipal bond backed by a local school district with a fair value of  $410,000 and Federal Home Loan Mortgage Corporation common stock with a fair value of  $32,000 for a total of  $442,000, as compared to the December 31, 2014 available-for-sale security portfolio with a fair value of  $31,000. The municipal bond was purchased during the three months ended September 30, 2015.
Foreclosed Assets.   Foreclosed assets were $608,000 at September 30, 2015, compared to $243,000 at December 31, 2014. Two residential real estate loans were transferred to foreclosed assets, and there were no sales of foreclosed assets during the nine months ended September 30, 2015.
Deposits.   Total deposits decreased by $2.2 million, or 4.4%, to $48.1 million at September 30, 2015 from $50.3 million at December 31, 2014. Balances in noninterest-bearing deposits decreased by $126,000, or 4.8%, from $2.6 million at December 31, 2014 to $2.5 million at September 30, 2015. Interest-bearing deposits decreased by $2.1 million, or 4.4%, to $45.5 million at September 30, 2015 compared to $47.6 million at December 31, 2014. Central Federal reduced the interest rates it paid on certificates of deposit as part of its strategy to manage interest expense.
Equity.   Equity increased by $72,000, or 0.5%, to $13.7 million at September 30, 2015 from $13.6 million at December 31, 2014 primarily as the result of net income of  $71,000 for the nine months ended September 30, 2015.
Results of Operations for the Three Months Ended September 30, 2015 and 2014
Overview.   We had a net loss of  $10,000 for the three months ended September 30, 2015, compared to net income of  $38,000 for the three months ended September 30, 2014. The decrease in net income between the periods was primarily due to a decrease in net interest income of  $31,000 and an increase of noninterest expense of  $39,000; both were partially offset by a decrease in income tax expense of  $20,000.
Net Interest Income.   Net interest income decreased by $31,000, or 6.3%, for the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The decrease in net interest income was primarily attributable to a $2.7 million, or 4.3%, decrease in the average balance of interest-earning assets. The decrease in the balance of average interest-earning assets was due primarily to a $3.6 million, or 6.8%, decrease in the average balance of net loans, due to repayments in excess of loan originations as a result of increased interest rate competition in our market area.
Interest income on loans decreased by $40,000, or 6.7%, for the three months ended September 30, 2015, as compared to the same period in 2014, reflecting a $3.6 million decrease in the average balance of loans, from $52.8 million for the three months ended September 30, 2014 to $49.2 million for the three months ended September 30, 2015.

Interest expense on deposits decreased by $8,000, or 6.6%, for the three months ended September 30, 2015, as compared to the three months ended September 30, 2014, reflecting a $1.3 million decrease in the average balance of deposits from $46.6 million for the three months ended September 30, 2014 to $45.3 million for the three months ended September 30, 2015.
Provision for Loan Losses.   We had no provision for loan losses during the three months ended September 30, 2015 or 2014. At September 30, 2015 and December 31, 2014, the allowance for loan losses was $261,000 and $279,000, respectively, or 0.5% of the total loan portfolio at the end of each period.
Non-accrual loans were $295,000 at September 30, 2015 and $644,000 at December 31, 2014. Net loan charge-offs amounted to $17,000 during the three months ended September 30, 2015, compared to no charge-offs during the three months ended September 30, 2014. The increase in net charge-offs was due to one residential real estate loan with a partial charge-off of  $17,000, which was transferred to foreclosed assets during the three months ended September 30, 2015.
Noninterest Income.   Total noninterest income increased by $2,000 from $15,000 for the three months ended September 30, 2014 to $17,000 for the three months ended September 30, 2015.
Noninterest Expense.   Total noninterest expense increased by $39,000, or 8.7% for the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase was primarily attributable to a $42,000, or 280.0%, increase in professional fees.
Income Tax Expense.   We had income tax expense of  $1,000 and $21,000 during the three months ended September 30, 2015 and 2014, respectively, as a result of changes in income (loss) before income taxes.
Results of Operations for the Nine Months Ended September 30, 2015 and 2014
Overview.   We had net income of  $71,000 for the nine months ended September 30, 2015, which remained relatively unchanged with net income of  $76,000 for the nine months ended September 30, 2014.
Net Interest Income.   Net interest income decreased by $25,000, or 1.7%, for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. The decrease in net interest income was primarily attributable to a $2.0 million, or 3.1%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was due primarily to a $2.8 million, or 5.3%, decrease in the average balance of net loans, as previously discussed.
Interest income on loans, decreased by $53,000, or 2.9%, for the nine months ended September 30, 2015, as compared to the same period in 2014, reflecting a $2.8 million decrease in the average balance of loans from $53.0 million for the nine months ended September 30, 2014 to $50.2 million for the nine months September 30, 2015.
Interest expense on deposits decreased by $22,000, or 5.9%, for the nine months ended September 30, 2015, as compared to the nine months ended September 30, 2014, reflecting a $1.3 million decrease in the average balance of deposits from $47.8 million for the nine months ended September 30, 2014 to $46.5 million for the nine months ended September 30, 2015.
Provision for Loan Losses.   We had no provision for loan losses for the nine months ended September 30, 2015, compared to a provision of  $60,000 for the nine months ended September 30, 2014. Net loan charge-offs amounted to $18,000 during the nine months ended September 30, 2015, compared to $3,000 during the nine months ended September 30, 2014.
Noninterest Income.   Total noninterest income also remained relatively stable decreasing a modest $3,000 comparing the nine months ended September 30, 2014 to the nine months ended September 30, 2015.
Noninterest Expense.   Total noninterest expense increased by $37,000, or 2.8% for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. The increase primarily was attributable to a $39,000, or 88.6%, increase in professional fees.
Income Tax Expense.   We had income tax expense of  $45,000 during the nine months ended September 30, 2015 and 2014, as our income (loss) before income taxes was virtually unchanged.

Analysis of Non-performing Assets
The following table provides information with respect to our non-performing assets and troubled debt restructurings at the dates indicated.
	September 30, 2015	December 31,
		2014	2013
	(Dollars in thousands)
Non-accrual loans:
Residential Real Estate	$295	$590	$685
Commercial and Multi-Family Real Estate	—	51	57
Consumer and Other	—	3	3
Total	295	644	745
Accruing loans 90 days or more past due:
Residential real estate	—	312	142
Total non-performing loans	295	956	887
Foreclosed assets	608	243	243
Total non-performing assets	903	1,199	1,130
Troubled debt restructurings (TDRs):
Commercial and multi-family real estate	386	391	402
Total non-performing assets and troubled debt restructurings	$1,289	$1,590	$1,532
Ratios:
Total non-performing loans to total loans	0.6%	1.8%	1.6%
Total non-performing assets to total assets	1.5%	1.9%	1.7%
Total non-performing loans and TDRs to total loans	1.4%	2.6%	2.4%
Total non-performing assets and TDRs to total assets	2.1%	2.5%	2.4%
At September 30, 2015, non-accrual loans consisted of two residential real estate loans. The decrease in non-accrual loans at September 30, 2015, compared to December 31, 2014 is primarily the result of two residential real estate loans, one commercial real estate loan, and two consumer loans being removed from nonaccrual status due to improved repayment performance. At September 30, 2015, we had no accruing loans 90 days or more delinquent as compared to one loan of  $312,000 at December 31, 2014.
At September 30, 2015, we had one troubled debt restructured loan with a balance of  $386,000. The balance of the loan was $391,000 at December 31, 2014.
At September 30, 2015, we had $608,000 of foreclosed assets, consisting of three properties. This is an increase from the single commercial foreclosed asset at December 31, 2014 of  $243,000. The increase was the result of two residential real estate loans being transferred from loans to foreclosed assets.

Analysis of Loan Loss Experience
The following table sets forth an analysis of the allowance for loan losses for the periods indicated.
	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Dollars in thousands)
Allowance at beginning of period	$279	$351	$351	$355
Charge-offs:
Residential real estate	(17)	—	(129)	(2)
Consumer and other	(2)	(4)	(4)	(2)
Total charge-offs	(19)	(4)	(133)	(4)
Recoveries	1	1	1	—
Net charge-offs	(18)	(3)	(132)	(4)
Provision for loan losses	—	60	60	—
Allowance at end of period	$261	$408	$279	$351
Ratios:
Net charge-offs to average loans outstanding	0.0%	0.0%	0.2%	0.0%
Allowance for loan losses to total non-performing loans at end of period	88.5%	35.1%	29.2%	39.6%
Allowance for loan losses to total loans at end of period	0.5%	0.8%	0.5%	0.7%
The ratio of allowance for loan losses to nonperforming loans as of September 30, 2015 increased, when compared to September 30, 2014, due to a decrease in nonperforming loans. The decrease in nonperforming loans was due to the reclassification of several loans from nonaccrual to accrual status as a result of an improved and consistent history of repayments and foreclosure of one single-family property.

A Warning About Forward-Looking Statements
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “aim,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this prospectus. Forward-looking statements include:
•
statements of our goals, intentions and expectations;

•
statements regarding our business plans, prospects, growth and operating strategies;

•
statements regarding the quality of our loan and investment portfolios; and

•
estimates of our risks and future costs and benefits.

Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:
•
general economic conditions, either nationally or in our primary market area, that are worse than expected;

•
changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•
credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•
our ability to implement our strategic plans;

•
changes in our organization, compensation and benefit plans, and our ability to attract and retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•
the use of estimates in determining fair value of certain of our assets, which may prove to be incorrect and result in significant declines in valuations;

•
fluctuations in the demand for loans, which may be affected by the number of unsold homes, land and other properties in our market areas and by any declines in the value of real estate in our market area;

•
our ability to attract and maintain deposits and our success in introducing new financial products;

•
significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•
declines in the yield on our assets resulting from the current low interest rate environment;

•
risks related to a high concentration of loans secured by real estate located in our market area;

•
the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;

•
changes in the level of government support of housing finance;

•
our ability to enter new markets successfully and capitalize on growth opportunities;

•
changes in our compensation and benefit plans;

•
loan delinquencies and changes in the underlying cash flows of our borrowers;

•
our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•
the failure or security breaches of computer systems on which we depend;

•
the ability of key third-party service providers to perform their obligations to us;

•
changes in the financial condition or future prospects of issuers of securities that we own;

•
increased competitive pressures among financial services companies;

•
changes in consumer spending, borrowing and savings habits;

•
adverse changes in the financial industry, securities, credit and national and local real estate markets (including real estate values);

•
changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements (particularly the new capital regulations), regulatory fees and compliance costs and the resources we have available to address such changes;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•
other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus; and

•
other risks and uncertainties included under “Risk Factors” in this prospectus.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.
You should not rely upon forward-looking statements that we make in this prospectus and in other public statements we make as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Use Of Proceeds
The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Central Federal will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum, of Offering Range
(Dollars in thousands)	1,105,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,300,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,495,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,719,250 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$11,050		$13,000		$14,950		$17,193
Less: estimated offering expenses	(1,211)		(1,211)		(1,211)		(1,211)
Net offering proceeds	$9,839	100.0%	$11,789	100.0%	$13,739	100.0%	$15,982	100.0%
Less:
Proceeds contributed to Central Federal	(4,920)	(50.0)	(5,895)	(50.0)	(6,870)	(50.0)	(7,991)	(50.0)
Proceeds used for loan to employee stock ownership plan	(919)	(9.3)	(1,082)	(9.2)	(1,244)	(9.1)	(1,430)	(8.9)
Proceeds contributed to foundation	(100)	(1.0)	(100)	(0.8)	(100)	(0.7)	(100)	(0.6)
Proceeds remaining for Central Federal Bancshares(1)	$3,900	39.7%	$4,712	40.0%	$5,525	40.2%	$6,461	40.5%

(1)
Following the completion of the stock offering and in accordance with applicable regulations, Central Federal Bancshares may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of  $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $460,000 (46,000 shares) at the minimum of the offering range, $541,000 (54,100 shares) at the midpoint of the offering range, $622,000 (62,200 shares) at the maximum of the offering range and $715,000 (71,500 shares) at the maximum, as adjusted, of the offering range and assuming we grant a number of restricted stock awards equal to 4% of the shares issued in the offering, including shares issued to our charitable foundation. See “Pro Forma Data” and “Our Management — Equity Incentive Plan — Future Equity Incentive Plans.”

Central Federal Bancshares intends to fund a loan to the employee stock ownership to purchase shares of common stock in the stock offering. Central Federal Bancshares intends to invest the remaining proceeds it retains from the offering initially in short-term, liquid investments. Over time, Central Federal Bancshares may use the proceeds it retains from the offering:
•
to increase our investment portfolio and implement our business plan;

•
to pay dividends to shareholders (although we make no assurances as to if or when our board of directors may decide to pay dividends); and

•
to repurchase shares of our common stock, subject to regulatory restrictions.

The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, regulatory limitations, future expansion opportunities and our operating results and financial condition.
Under current OCC regulations, Central Federal Bancshares may not repurchase shares of its common stock during the first year following the offering, except to fund shareholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

We expect to contribute 50% of the net proceeds of the offering to Central Federal. Central Federal may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Central Federal:
•
to fund new loans consistent with our business plan;

•
to increase our investment portfolio; and

•
for general corporate purposes.

Except as described above, neither Central Federal Bancshares nor Central Federal has any specific plans, arrangements or understandings for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, regulatory limitations, future expansion opportunities and our operating results and financial condition. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Our Dividend Policy
Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made at this time with respect to the payment of dividends. In determining whether to declare or pay any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Central Federal to us.
Central Federal Bancshares will be subject to the Federal Reserve Board’s policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the company appears consistent with its capital needs, asset quality and overall financial condition. In addition, Central Federal Bancshares is subject to Missouri law, which generally permits a corporation to pay dividends on its common stock unless the net assets of the corporation are less than its stated capital or when the payment of dividends would reduce the net assets of the corporation below its stated capital or the dividend payment would be contrary to any restrictions contained in the corporation’s articles of incorporation.
Central Federal Bancshares’ ability to pay dividends may depend, in part, on its receipt of dividends from Central Federal. The OCC and Federal Reserve Board regulations limit dividends and other distributions from Central Federal to Central Federal Bancshares. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized or if the proposed distribution raises safety and soundness concerns. In addition, any payment of dividends by Central Federal to Central Federal Bancshares that would be deemed to be drawn out of Central Federal’s bad debt reserves would require the payment of federal income taxes by Central Federal at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation — Federal Income Taxation.” Central Federal Bancshares does not contemplate any distribution by Central Federal that would result in this type of tax liability.
Pursuant to Federal Reserve Board regulations, Central Federal Bancshares may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion and the offering.
Market For The Common Stock
We have not previously issued common stock and there is currently no established market for the common stock. We intend to list our common stock for trading on the OTC Pink marketplace upon completion of the offering. Keefe, Bruyette & Woods intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.
The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. Under such circumstances, you could have difficulty selling your shares of common stock on short notice. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there likely will be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

Capitalization
The following table presents the historical capitalization of Central Federal at June 30, 2015 and the capitalization of Central Federal Bancshares reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,105,000 shares to complete the offering.
		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	Capitalization as of June 30, 2015	1,105,000 Shares at $10.00 Per Share	1,300,000 Shares at $10.00 Per Share	1,495,000 Shares at $10.00 Per Share	1,719,250 Shares at $10.00 Per Share
Deposits(1)	$48,642	$48,642	$48,642	$48,642	$48,642
Borrowings	—	—	—	—	—
Total deposits and borrowed funds	$48,642	$48,642	$48,642	$48,642	$48,642
Shareholders’ equity:
Preferred stock, 1,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock, 10,000,000 shares, $0.01 par value per share, authorized; specific number of shares to be issued and outstanding(2)	$—	$11	$14	$16	$18
Additional paid-in capital	—	10,270	12,295	14,321	16,651
Retained earnings(3)	13,652	13,652	13,652	13,652	13,652
Accumulated other comprehensive income	12	12	12	12	12
Less:
Common stock acquired by employee stock ownership plan(4)	—	(919)	(1,082)	(1,244)	(1,430)
Common stock to be acquired by equity incentive plan(5)	—	(460)	(541)	(622)	(715)
Expense of stock contribution to charitable foundation	—	(442)	(520)	(598)	(688)
Expense of cash contribution to charitable foundation	—	(100)	(100)	(100)	(100)
Plus:
Tax benefit of contribution to charitable foundation	—	209	239	269	304
Total shareholders’ equity	$13,664	$22,233	$23,969	$25,706	$27,704
Shareholders’ equity to total assets(1)	21.89%	31.32%	32.96%	34.52%	36.23%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)
Reflects total issued and outstanding shares of 1,149,200, 1,352,000, 1,554,800, and 1,788,020 at the minimum, midpoint, maximum and maximum as adjusted, of the offering range, respectively, including shares issued to our charitable foundation.

(3)
Retained earnings are restricted by applicable regulatory capital requirements.

(4)
Assumes that 8% of the common stock sold in the offering, including shares issued to our charitable foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Central Federal Bancshares. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Central

Federal Bancshares, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Central Federal Bancshares. The loan will be repaid principally through Central Federal’s contributions to the employee stock ownership plan and dividends payable on the unallocated shares of common stock, if any, held by the plan over the anticipated 25-year term of the loan. See “Our Management — Employee Stock Ownership Plan.”
(5)
Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the shares of common stock issued in the offering, including shares issued to our charitable foundation. The shares are reflected as a reduction of shareholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors — Risks Related to This Offering — Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management — Equity Incentive Plans — Future Equity Incentive Plan.”

Regulatory Capital Compliance
At June 30, 2015, Central Federal exceeded all regulatory capital requirements. The following table presents Central Federal’s capital position relative to its regulatory capital requirements at June 30, 2015, on a historical and a pro forma basis. The table reflects receipt by Central Federal of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the OCC. Central Federal Bancshares has reviewed the regulatory capital requirements of Central Federal and has determined that Central Federal’s pro forma regulatory capital at June 30, 2015, under the assumptions set forth in the table below, will exceed the new minimum regulatory capital requirements. For a discussion of the capital standards currently applicable to Central Federal, see “Regulation and Supervision — Federal Banking Regulation — Capital Requirements.”
	Pro Forma at June 30, 2015(3)
			MINIMUM		MIDPOINT		MAXIMUM		ADJUSTED MAXIMUM
	Historical at June 30, 2015		1,105,000 Shares at $10.00 Per Share		1,300,000 Shares at $10.00 Per Share		1,495,000 Shares at $10.00 Per Share		1,719,250 Shares at $10.00 Per Share
(Dollars in thousands)	Amount	% of Assets(1)	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets
Total capital under GAAP	$13,664	21.89%	$17,205	25.72%	$17,936	26.46%	$18,668	27.18%	$19,510	27.99%
Tier 1 leverage capital(2)	13,563	21.35	17,104	25.16	17,835	25.89	18,567	26.61	19,409	27.41
Requirement	2,541	4.00	2,719	4.00	2,755	4.00	2,791	4.00	2,832	4.00
Excess	$11,022	17.35%	$14,385	21.16%	$15,080	21.89%	$15,776	22.61%	$16,577	23.41%
Common equity tier 1 risk-based capital(2)(3)	$13,563	38.39%	$17,104	47.22%	17,835	49.00%	18,567	50.76%	19,409	52.76%
Requirement	1,590	4.50	1,630	4.50	1,638	4.50	1,646	4.50	1,655	4.50
Excess	$11,973	33.89%	$15,474	42.72%	16,197	44.50%	16.921	46.26%	17,754	48.26%
Tier 1 risk-based capital(2)(3)	$13,563	38.39%	$17,104	47.22%	$17,835	49.00%	$18,567	50.76%	$19,409	52.76%
Requirement	2,120	6.00	2,173	6.00	2,184	6.00	2,195	6.00	2,207	6.00
Excess	$11,443	32.39%	$14,931	41.22%	$15,651	43.00%	$16,372	44.76%	$17,202	46.76%
Total risk-based capital(2)(3)	$13,841	39.18%	$17,382	47.99%	$18,113	49.76%	$18,845	51.52%	$19,687	53.52%
Requirement	2,826	8.00	2,898	8.00	2,912	8.00	2,926	8.00	2,943	8.00
Excess	$11,015	31.18%	$14,484	39.99%	$15,201	41.76%	$15,919	43.52%	$16,744	45.52%
Reconciliation of capital infusion to Central Federal
Net proceeds of offering			$9,839		$11,789		$13,739		$15,982
Proceeds to Central Federal			4,920		5,895		6,870		7,991
Less: stock acquired by ESOP			(919)		(1,082)		(1,244)		(1,430)
Less: stock acquired by equity incentive plan			(460)		(541)		(622)		(715)
Pro forma increase in GAAP and regulatory capital			$3,541		$4,272		$5,004		$5,846

(1)
Tier 1 leverage capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(2)
See note 14 of the notes to financial statements included in this prospectus for further information regarding regulatory capital ratios.

(3)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data
The following tables show information about our net income and shareholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and the maximum, as adjusted, of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:
•
All shares of stock will be sold in the subscription and community offerings;

•
Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares issued in the offering, including shares issued to our charitable foundation, with a loan from Central Federal Bancshares that will be repaid in equal installments of principal and interest over 25 years;

•
We will purchase in the open market a number of shares of our common stock equal to 4% of the shares issued in the conversion, including shares issued to our charitable foundation, that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the conversion;

•
Keefe, Bruyette & Woods will receive a success fee equal to $225,000 and reimbursement of fees and expenses of  $130,000; and

•
Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, will be approximately $856,000.

Actual expenses may vary from this estimate.
Pro forma net income for the six months ended June 30, 2015 and the year ended December 31, 2014 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 0.64% for the six months ended June 30, 2015 and for the year ended December 31, 2014, which represents the two-year treasury rate at June 30, 2015. We believe that the two-year treasury rate at 0.64% represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required to be assumed by OCC regulations.
A pro forma after-tax return of 0.39% is used for the six months ended June 30, 2015 and the year ended December 31, 2014, after giving effect to a combined federal and state income tax rate of 38.6% for the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.
When reviewing the following tables you should consider the following:
•
The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Feldman Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering — How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”

•
Since funds on deposit at Central Federal may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•
Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•
Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities in accordance with generally accepted accounting principles.

Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Central Federal’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering — Effects of Conversion to Stock Form of Ownership — Liquidation Account.”
•
The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering and you should not use the table as an indication of future results of operations. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we are liquidated after the offering.
We are offering our common stock on a best efforts basis. We must sell a minimum of 1,105,000 shares to complete the offering.

	At or For the Six Months Ended June 30, 2015
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 1,105,000 Shares at $10.00 Per Share	Midpoint of Offering Range 1,300,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,495,000 Shares at $10.00 Per Share	Maximum, as Adjusted, of Offering Range 1,719,250 Shares at $10.00 Per Share
Gross Proceeds	$11,050	$13,000	$14,950	$17,193
Plus: Value of shares issued to foundation	442	520	598	688
Pro forma market capitalization	$11,492	$13,520	$15,548	$17,881
Gross Proceeds	$11,050	$13,000	$14,950	$17,193
Less: estimated offering expenses	(1,211)	(1,211)	(1,211)	(1,211)
Estimated net conversion proceeds	9,839	11,789	13,739	15,982
Less: cash contribution to foundation	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan(1)	(919)	(1,082)	(1,244)	(1,430)
Less: common stock acquired by restricted stock award expense(2)	(460)	(541)	(622)	(715)
Net investable proceeds	$8,360	$10,066	$11,773	$13,737
Pro Forma Net Income:
Historical	$81	$81	$81	$81
Pro forma income on net investable proceeds	16	20	23	27
Pro forma employee stock ownership plan adjustments(1)	(11)	(13)	(15)	(18)
Pro forma restricted stock award expense(2)	(28)	(33)	(38)	(44)
Pro forma stock option expense(3)	(35)	(41)	(47)	(54)
Pro forma net income (loss)	$23	$14	$4	($8)
Pro Forma Net Income Per Share:
Historical	$0.08	$0.07	$0.06	$0.05
Pro forma income on net investable proceeds	0.02	0.02	0.02	0.02
Pro forma employee stock ownership plan adjustments(1)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award expense(2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option expense(3)	(0.04)	(0.04)	(0.04)	(0.03)
Pro forma net income (loss) per share	$0.02	$0.01	$0.00	$0.00
Offering price to annualized pro forma net income (loss) per share	250.00	500.00	NM	NM
Number of shares for pro forma net income (loss) per share(4)	1,059,103	1,246,003	1,432,904	1,647,839
Pro Forma Shareholders’ Equity:
Historical	$13,664	$13,664	$13,664	$13,664
Estimated net proceeds	9,839	11,789	13,739	15,982
Plus: common stock issued to the foundation	442	520	598	688
Plus: tax benefit of contribution to foundation	209	239	269	304
Less: common stock acquired by employee stock ownership plan(1)	(919)	(1,082)	(1,244)	(1,430)
Less: common stock to be acquired by equity incentive plan(2)	(460)	(541)	(622)	(715)
Less: foundation contribution expense	(542)	(620)	(698)	(788)
Pro forma shareholders’ equity	$22,233	$23,969	$25,706	$27,705
Pro Forma Shareholders’ Equity Per Share:(4)
Historical	$11.89	$10.11	$8.79	$7.64
Estimated net proceeds	8.56	8.72	8.84	8.94
Plus: common stock issued to the foundation	0.39	0.38	0.38	0.38
Plus: tax benefit of contribution to foundation	0.18	0.18	0.17	0.17
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan(2)	(0.40)	(0.40)	(0.40)	(0.40)
Less: foundation contribution expense	(0.47)	(0.46)	(0.45)	(0.44)
Pro forma book value	$19.35	$17.73	$16.53	$15.49
Offering price to pro forma book value	51.7%	56.4%	60.5%	64.6%
Number of shares for pro forma book value(4)	1,149,200	1,352,000	1,554,800	1,788,020

	At or For the Year Ended December 31, 2014
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 1,105,000 Shares at $10.00 Per Share	Midpoint of Offering Range 1,300,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,495,000 Shares at $10.00 Per Share	Maximum, as Adjusted, of Offering Range 1,719,250 Shares at $10.00 Per Share
Gross Proceeds	$11,050	$13,000	$14,950	$17,193
Plus: Value of shares issued to foundation	442	520	598	688
Pro forma market capitalization	$11,492	$13,520	$15,548	$17,881
Gross Proceeds	$11,050	$13,000	$14,950	$17,193
Less: estimated offering expenses	(1,211)	(1,211)	(1,211)	(1,211)
Estimated net conversion proceeds	9,839	11,789	13,739	15,982
Less: cash contribution to foundation	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan(1)	(919)	(1,082)	(1,244)	(1,430)
Less: common stock acquired by restricted stock award expense(2)	(460)	(541)	(622)	(715)
Net investable proceeds	$8,360	$10,066	$11,773	$13,737
Pro Forma Net Income:
Historical	$119	$119	$119	$119
Pro forma income on net investable proceeds	33	39	46	54
Pro forma employee stock ownership plan adjustments(1)	(23)	(27)	(31)	(35)
Pro forma restricted stock award expense(2)	(56)	(66)	(76)	(88)
Pro forma stock option expense(3)	(70)	(82)	(94)	(108)
Pro forma net income (loss)	$3	($17)	($36)	($58)
Pro Forma Net Income Per Share:
Historical	$0.10	$0.10	$0.08	$0.07
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.03
Pro forma employee stock ownership plan adjustments(1)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense(2)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option expense(3)	(0.06)	(0.07)	(0.07)	(0.07)
Pro forma net income (loss) per share	$0.00	($0.01)	($0.03)	($0.04)
Offering price to pro forma net income (loss) per share	NM	NM	NM	NM
Number of shares for pro forma net income (loss) per share(4)	1,060,941	1,248,166	1,435,391	1,650,700
Pro Forma Shareholders’ Equity:
Historical	$13,582	$13,582	$13,582	$13,582
Estimated net proceeds	9,839	11,789	13,739	15,982
Plus: common stock issued to the foundation	442	520	598	688
Plus: tax benefit of contribution to foundation	209	239	269	304
Less: common stock acquired by employee stock ownership plan(1)	(919)	(1,082)	(1,244)	(1,430)
Less: common stock to be acquired by equity incentive plan(2)	(460)	(541)	(622)	(715)
Less: foundation contribution expense	(542)	(620)	(698)	(788)
Pro forma shareholders’ equity	$22,151	$23,887	$25,624	$27,623
Pro Forma Shareholders’ Equity Per Share:(4)
Historical	$11.82	$10.05	$8.75	$7.60
Estimated net proceeds	8.56	8.72	8.84	8.94
Plus: common stock issued to the foundation	0.38	0.38	0.38	0.38
Plus: tax benefit of contribution to foundation	0.18	0.18	0.17	0.17
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan(2)	(0.40)	(0.40)	(0.40)	(0.40)
Less: foundation contribution expense	(0.47)	(0.46)	(0.45)	(0.44)
Pro forma book value	$19.27	$17.67	$16.49	$15.45
Offering price to pro forma book value	51.9%	56.6%	60.7%	64.7%
Number of shares for pro forma book value(4)	1,149,200	1,352,000	1,554,800	1,788,020
(footnotes on following page)

(1)
Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering, including shares issued to the charitable foundation, (91,936, 108,160, 124,384 and 143,042 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Central Federal Bancshares. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, and a term of 25 years. Central Federal intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Central Federal Bancshares will earn on the loan will offset the interest expense paid on the loan by Central Federal. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/25 of the total, based on a 25-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management — Employee Stock Ownership Plan.”

(2)
Assumes that Central Federal Bancshares will purchase in the open market a number of shares of stock equal to 4% of the shares issued in the conversion, including shares issued to the charitable foundation (45,968, 54,080, 62,192 and 71,521 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Central Federal Bancshares or with dividends paid to Central Federal Bancshares by Central Federal. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 3.8%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Central Federal Bancshares common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 38.6%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)
The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. If the equity incentive plan is approved by shareholders, a number of shares equal to 10% of the number of shares sold in the offering, including shares issued to the charitable foundation (114,920, 135,200, 155,480 and 178,802 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of  $3.35 for each option, based on the following assumptions: assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 19.3% based on an index of publicly traded thrift institutions; and risk-free interest rate, 2.35%. Because there currently is no market for Central Federal Bancshares common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 38.6%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Central Federal Bancshares may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.1%.
(4)
The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year following the offering. The number of shares used to calculate pro forma shareholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

Comparison of Valuation and Pro Forma Information
With and Without the Charitable Foundation
If Central Federal does not establish or fund the charitable foundation as part of the conversion, Feldman Financial has estimated that the pro forma aggregate market value of Central Federal Bancshares would be approximately $14.0 million at the midpoint of the estimated valuation range. This is approximately $480,000 greater than the pro forma aggregate market capitalization of Central Federal Bancshares, including the charitable foundation, and would result in a 100,000 share increase in the amount of common stock offered for sale at the midpoint in the conversion. The pro forma book value ratio would be similar, assuming the maximum, under both the current appraisal and the estimate of the value of Central Federal Bancshares without the charitable foundation. The pro forma shareholders’ equity per share would also be similar with or without the charitable foundation. Central Federal Bancshares cannot assure you that, in the event the charitable foundation is not formed, the appraisal prepared at that time would have concluded that the pro forma market value of Central Federal Bancshares would be the same as was estimated.
	At or For the Six Months Ended June 30, 2015
	At the Minimum of Estimated Price Range		At the Midpoint of Estimated Price Range		At the Maximum of Estimated Price Range		At the Maximum, As Adjusted, of Estimated Price Range
(Dollars in thousands, except per share amounts)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
Estimated offering amount	$11,050	$11,900	$13,000	$14,000	$14,950	$16,100	$17,193	$18,515
Pro forma market capitalization	11,492	11,900	13,520	14,000	15,548	16,100	17,881	18,515
Pro forma total assets	70,993	71,685	72,729	73,533	74,466	75,381	76,465	77,506
Pro forma total liabilities	48,760	48,760	48,760	48,760	48,760	48,760	48,760	48,760
Pro forma shareholders’ equity	22,233	22,925	23,969	24,773	25,706	26,621	27,705	28,746
Pro forma net income	23	22	14	13	4	2	(8)	(9)
Pro forma shareholders’ equity per share	$19.35	$19.26	$17.73	$17.70	$16.53	$16.53	15.49	$15.53
Pro forma net income per share	$0.02	$0.02	$0.01	$0.01	$0.00	$0.00	$0.00	($0.01)
Pro Forma Pricing Ratios:
Offering price as a percentage pro forma shareholders’ equity per share	51.7%	51.9%	56.4%	56.5%	60.5%	60.5%	64.6%	64.4%
Offering price to annualized pro forma net income per share(1)	250.0x	250.0x	500.0x	500.0x	NM	NM	NM	NM
Pro Forma Financial Ratios:
Return on assets (annualized)	0.06%	0.06%	0.04%	0.04%	0.01%	0.01%	(0.02%)	(0.02%)
Return on shareholders’ equity (annualized)	0.21%	0.19%	0.12%	0.10%	0.03%	0.02%	(0.06%)	(0.06%)
Shareholders’ equity to total assets	31.32%	31.98%	32.96%	33.69%	34.52%	35.32%	36.23%	37.09%
Total shares issued	1,149,200	1,190,000	1,352,000	1,400,000	1,554,800	1,610,000	1,788,020	1,851,500

(1)
NM indicates that the resulting ratio is not meaningful.

Our Business
General
Central Federal Bancshares, a Missouri corporation, was incorporated in 2015 to become the holding company for Central Federal upon completion of the conversion. Before the completion of the conversion, Central Federal Bancshares has not engaged in any significant activities other than organizational activities. Following completion of the conversion, Central Federal Bancshares’ business activity will be the ownership of the outstanding capital stock of Central Federal. Central Federal Bancshares will not own or lease any property but will instead use the premises, equipment and other property of Central Federal with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Central Federal Bancshares and Central Federal will enter into upon completion of the conversion. The expense allocation agreement generally provides that Central Federal Bancshares will pay to Central Federal, on a quarterly basis, fees for its use of Central Federal’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of Central Federal Bancshares and Central Federal. Such fees shall not be less than the fair market value received for such goods or services. In addition, Central Federal Bancshares and Central Federal will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that Central Federal Bancshares will file consolidated federal tax income returns with Central Federal and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Central Federal to Central Federal Bancshares for tax liabilities attributable to Central Federal and its subsidiaries. In the future, Central Federal Bancshares may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.
Central Federal is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which generally consists of Phelps County, Missouri, although it also services customers in the contiguous Missouri counties of Dent, Texas, Crawford, Pulaski and Maries. We offer a variety of loan and deposit products to meet the borrowing needs of our customers. Our real estate loans consist primarily of residential loans, including owner-occupied and non-owner occupied one- to four-family residential loans. We also offer commercial and multi-family real estate loans, commercial business loans and consumer loans, including automobile and recreational vehicle loans. We currently operate out of our office in Rolla, Missouri. We are subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, our primary federal regulator, and the Federal Deposit Insurance Corporation, our deposit insurer. At June 30, 2015, we had total assets of  $62.4 million, total deposits of  $48.6 million and total equity of  $13.7 million.
Our website address is www.centralfederal.com. Information on our website should not be considered a part of this prospectus.
Market Area
We are headquartered, and maintain our sole office, in Rolla, Missouri, and we consider our primary deposit and lending market to be Phelps County, Missouri. Rolla is located along Interstate 44 in south-central Missouri, less than 100 miles from major Missouri population centers of St. Louis, Jefferson City, Columbia and Springfield. With a population of approximately 19,500, according to U.S. Census Bureau estimates, Rolla is the largest city, and center of government, of Phelps County, which has a population of approximately 45,000, also according to U.S. Census Bureau estimates. Rolla is home to Missouri University of Science and Technology, a public, leading technological research university within Missouri that has an enrollment as of Fall 2014 of approximately 8,700 students and faculty and staff  (both full- and part time) of approximately 1,400. Other major employers in Rolla and Phelps County include Phelps County Regional Medical Center and other health care service providers, as well as Walmart Stores, Inc. (including a regional distribution center in St. James, Missouri) and various agencies of the federal and state governments.
Demographic and economic growth data provide additional information regarding our market area. According to U.S. Census Bureau estimates, Rolla experienced population growth of 1.4% between 2010 and 2013, while the population of Phelps County declined by approximately 0.5% during the same period

(which is the most recent period for which U.S. Census Bureau data is available for both areas). For comparison, during the same period, the population growth rate for the State of Missouri was estimated at 1.2% and the national growth rate was estimated at 2.5%.
Compared to the State of Missouri and national levels, Phelps County and Rolla generally report lower income levels. Median household income for 2013 (in 2013 dollars) was $41,964 for Phelps County and $32,149 for Rolla, compared to $47,380 for Missouri and $53,046 for the United States as a whole. Per capita incomes for 2013 (also in 2013 dollars) for Phelps County and Rolla were $21,173 and $17,295, respectively, compared to $25,649 and $28,155 for Missouri and the United States, respectively. The unemployment rates for Missouri and Phelps County were 5.8% and 6.0%, respectively, in May 2015 (compared to 5.6% and 6.2%, respectively, as of March 2015), above the national unemployment rate of 5.5% at each of May and March 2015, according to the U.S. Bureau of Labor Statistics. Over the past several years, the unemployment rate for Phelps County has been declining as the state and national unemployment rates have declined, with the highest level of unemployment in Phelps County (9.2%) occurring in February 2010, approximately the same time that national unemployment rates were peaking.
Competition
We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. In addition, banks owned by large national and regional holding companies and other community-based banks also operate in our primary market area. Most of these institutions are larger than us and, therefore, may have greater resources.
Our competition for loans comes primarily from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial services companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.
We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law now permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.
Lending Activities
General.   Lending is our principal business activity, and our loan portfolio constitutes the largest portion of our assets and is the predominant source of our interest income. Management believes that Central Federal has a history of loans to credit-worthy individuals secured by their personal residences. The largest segment of our loan portfolio is real estate loans, consisting primarily of residential real estate loans (including one- to four-family and home equity loans), and, to a lesser extent, commercial and multi-family real estate loans, commercial business loans, and consumer loans. We are a portfolio lender and retain in our portfolio substantially all loans we originate.
The following is a description of the loans we offer and our lending policies. Virtually all of our secured loans, including in particular our one- to four-family residential real estate loans, are secured by properties located in our primary lending area, which we define as Phelps County, Missouri. Any exception to our loan policies must be approved by the individuals or committee having authority to approve a comparable loan that conformed fully with our lending policies.

Residential Real Estate Loans.   At June 30, 2015, we had $31.8 million in residential real estate loans, which represented 63.7% of our total loan portfolio, comprised of owner-occupied one- to four-family loans, one- to four-family construction loans, home equity lines of credit and other junior lien loans, land loans and non-owner occupied one- to four-family loans. The following table provides more information about our residential real estate loan portfolio at June 30, 2015 and December 31, 2014:
	June 30, 2015		December 31, 2014
Category	Amount	Percent of Gross Loans	Amount	Percent of Gross Loans
	(Dollars in thousands)
Owner-occupied one- to four-family	$17,730	35.5%	$18,786	35.8%
Non-owner occupied one- to four-family	10,161	20.4	11,759	22.4
Construction, one- to four-family	1,200	2.4	718	1.3
Home equity line of credit and junior liens	1,709	3.4	1,771	3.4
Land	995	2.0	1,145	2.2
	$31,795	63.7%	$34,179	65.1%

Our origination of residential real estate loans enables borrowers to purchase or refinance existing one- to four-family residences, virtually all of which are located in our primary market area.
We offer adjustable-rate and fixed-rate residential real estate loans with terms of up to 30 years. Because we have not historically sold any of the one- to four-family residential real estate loans that we have originated, we have not originated these loans in conformance with either Fannie Mae or Freddie Mac underwriting guidelines, although we believe our underwriting guidelines are substantially similar. We generally do not originate or fund fixed-rate mortgage loans to hold in our loan portfolio at the present time; however, we have previously made long-term fixed-rate loans as part of our lending program and we expect to originate and fund fixed-rate loans for retention in our portfolio as part of our operating strategy to increase our loan portfolio. Approximately $15.8 million of such loans remain in our portfolio as of June 30, 2015. To the extent we currently participate in the origination of long-term fixed-rate residential real estate loans, we do so under the terms of arrangements we have entered into with another financial institution. Under this arrangement, we assist in the completion of a loan application and obtain certain financial information about the applicant on behalf of the originating institution, which then underwrites the loan pursuant to its own lending policies, and, if it approves the loan, funds the loan directly. We receive a fee for our services. We may, given our asset-liability and portfolio needs and other considerations, such as interest rate levels, consider originating fixed rate loans for our loan portfolio. Currently we do not offer loans insured by the Federal Housing Administration or guaranteed by the U.S. Department of Veterans Affairs, although these types of loans may be obtained by our customers through the loan arrangements described above. We determine the loan fees, interest rates and other provisions of the mortgage loans we originate, fund and hold in our portfolio based on our own pricing criteria and competitive market conditions.
While residential real estate loans are generally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer residential real estate loans with negative amortization, and we do not make interest only residential real estate loans.
Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We require an escrow for funds to pay property insurance and real estate taxes for the owner-occupied home mortgage loans we make, and loans with loan-to-value ratios in excess of 90% require private mortgage insurance. We have observed a significant demand for residential real property used for investment or income purposes, which demand arises primarily from a high demand for off-campus housing for students attending the Missouri University of Science and Technology. We underwrite and price one- to four-family residential real estate loans that are nonowner-occupied as commercial loans; such loans are subject to a maximum loan-to-value ratio of 80% and are offered at fixed rates and with a term of one, three or five years and with payments based on a 25-year amortization.
Under our loan policy, which has been approved by our board, we require all properties securing mortgage loans to be appraised by a licensed, independent appraiser. We also require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas. We do not offer, and have not offered, sub-prime or no-documentation mortgage loans.
We also originate loans for the construction of one- to four-family homes. At June 30, 2015, one- to four-family construction loans were $1.2 million. Our construction loans generally provide for the payment of only interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 85% on residential construction, based on the appraised value as if complete. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent, licensed appraiser. We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan. Finally, we also originate loans to individuals for the purpose of purchasing land for future construction of one- to four-family residences, and we offer land loans under the same general terms as non-owner occupied one- to four-family homes described above (fixed interest rates and one, three or five year maturities, with payments amortized based on a 25-year schedule). We limit the loan-to-value ratio to a maximum of 65%.
We make home equity lines of credit and, on occasion, other junior lien loans. Home equity lines of credit are made for terms of up to 20 years at adjustable rates, with the amount of the home equity line, when combined with the amount outstanding under any first mortgage, limited to an 80% loan to value ratio. All of our home equity lines of credit currently offered are adjustable-rate loans with rates tied to the prime rate as reported in The Wall Street Journal. Our home equity lines of credit are not necessarily secured by residential real estate on which we also maintain the first mortgage. As of June 30, 2015, we had $1.7 million of home equity and other junior lien loans.
Commercial and Multi-Family Real Estate Loans.   At June 30, 2015, we had $15.8 million in commercial and multi-family real estate loans, which represented 31.7% of our total loan portfolio, comprised of loans and lines of credit secured by commercial real estate, including multi-family residential real estate and owner-occupied commercial property. The following table provides more information about our commercial and multi-family real estate loan portfolio at June 30, 2015 and December 31, 2014:
	June 30, 2015		December 31, 2014
Category	Amount	Percent of Gross Loans	Amount	Percent of Gross Loans
	(Dollars in thousands)
Multi-Family	$9,552	19.2%	$9,634	18.4%
Multi-Family Line of Credit	—	0.0	35	0.1
Multi-Family Construction	55	0.1	—	0.0
Commercial Real Estate	5,456	10.9	5,587	10.6
Commercial Real Estate Lines of Credit	652	1.3	629	1.2
Commercial Real Estate Construction	92	0.2	108	0.2
	$15,807	31.7%	$15,993	30.5%

We offer loans secured by multi-family residential real property, including loans to finance the construction of multi-family residences, and also commercial real estate loans and lines of credit, including commercial real estate construction loans.

Multi-family residential real property loans are offered at fixed rates, with a one, three or five year maturity, with payments on a 25-year amortization schedule, and are subject to a loan-to-value ratio of 80% of the lesser of appraised value or the purchase price. We also offer multi-family residential construction loans and commercial construction loans with a maximum loan-to-value ratio of 80%. Finally, we offer commercial (non-residential) real estate loans with a maximum loan-to-value ratio of 80% of the lower of the appraised value or the purchase price of the property, with one, three or five year terms and payments on a 25-year amortization schedule. Commercial real estate lines of credit are available with a one year maturity.
We require all properties securing commercial mortgage loans to be appraised by a licensed, independent appraiser. We also require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas. Almost all of our commercial real estate loans are collateralized by office buildings, mixed-use properties and owner-occupied, commercial real estate located in Phelps County, Missouri.
Commercial Business Loans.   We make a relatively limited amount of commercial business loans that are either secured by assets other than real property or that are not secured. As of June 30, 2015 and December 31, 2014, we had commercial business loans of  $1.9 million, or 3.8% of our total loan portfolio at June 30, 2015, and 3.6% of our total loan portfolio, at December 31, 2014. For secured commercial loans and lines of credit, the interest rate and other terms are determined based upon the financial condition, including net worth, of the borrower as well as the type of collateral to secure the loan. Collateral for secured commercial business loans generally consists of the borrower’s accounts receivable, inventory and furniture, fixtures and equipment, although deposit accounts at Central Federal may also be pledged. We make unsecured commercial extensions of credit if the financial condition of the borrower is sufficient to support the loan; most of our unsecured commercial credits consist of lines of credit. We are currently evaluating supplementing our commercial business loan originations with some limited purchases of the guaranteed portion of Small Business Administration (SBA) loans, which are short term loans with fixed rates. We anticipate that commercial business loans may become a slightly larger component of our loan portfolio composition through originations supplemented with purchases of SBA loans.
Consumer and Other Loans.   Our consumer lending consists primarily of loans secured by used automobiles or other personal vehicles and, to a lesser extent, unsecured personal loans and loans secured by deposit accounts (share loans) at Central Federal. As of June 30, 2015 and December 31, 2014, we had consumer and other loans of  $415,000, or 0.8% of our total loan portfolio, and $432,000, or 0.8% of our total loan portfolio, respectively. The following table provides additional information relating to our consumer lending.
	June 30, 2015		December 31, 2014
Category	Amount	Percent of Gross Loans	Amount	Percent of Gross Loans
	(Dollars in thousands)
Personal Auto Loans	$250	0.5%	$227	0.4%
Personal Unsecured Loans	57	0.1	56	0.1
Share Loans	47	0.1	81	0.2
Overdraft	21	—	21	—
Other Secured Loans	40	0.1	47	0.1
	$415	0.8%	$432	0.8%

Loan Underwriting and Collections
Loan Approval Procedures and Authority.   Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Central Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). In November 2012, the Office of the Comptroller of the Currency approved Central Federal’s application to participate in the supplemental lending limits program, or SLLP. Under the SLLP, Central Federal may extend credit for an additional 10% of their unimpaired capital and surplus for one- to four-family residential real estate and small business loans. This limit will increase upon completion of this offering and the contribution of 50% of the net offering proceeds to Central Federal. At June 30, 2015, our regulatory loans-to-one-borrower limit under the SLLP was $3.4 million. As of June 30, 2015, our three largest commercial real estate lending relationships consisted of multiple extensions of credit, each secured by real property, to a group of related borrowers with an aggregate principal balance of approximately $2.2 million; an extension of credit to one borrower, secured by multiple properties, of with an aggregate principal balance of approximately $1.9 million; and a loan secured by church property with an aggregate principal balance of approximately $1.9 million. At June 30, 2015, all of these loans were performing in accordance with their repayment terms.
Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of written applications submitted by the prospective borrowers and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers, as well as internal evaluations where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.
We have a loan committee comprised of our president, all loan officers (including our executive vice president–lending) and loan administration personnel. Minutes of the meetings of the loan committee are provided to our board on a monthly basis. Our executive vice president–lending and our three lending officers each has the authority to approve extensions of credit in amounts that, when aggregated with all other extensions of credit to the same or related borrowers, do not exceed $500,000. Our loan committee may approve loans in amounts that, when aggregated with all other extensions of credit to the same or related borrowers, do not exceed $750,000; all other loans must be approved by our board of directors.
Commercial and Multi-Family Real Estate, Non-Owner Occupied Residential Real Estate and Commercial Business Loans.   We consider a number of factors in originating commercial real estate loans, including multi-family real estate and non-owner occupied, one- to four-family residential real estate loans, as well as other commercial business loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of property securing the loan. Under our lending policy, positive cash flow is a requirement for all commercial loans, and we generally require a borrower, irrespective of the income and debt service capacity of assets collateralizing the loan, to demonstrate a minimum debt service coverage ratio (the ratio of net operating income to debt service) of 1.2 to 1. We also consider the financial resources of the borrower, for real estate loans, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All commercial business loans (including multi-family and non-owner occupied real estate) are reviewed at least annually by Central Federal’s management. The review is based on the borrower (that is, all loans to one borrower are reviewed at the same time), and current financial information is obtained from the borrower and its principals at the time of the review. Loans that exceed $250,000 and that require an annual review are presented to and discussed at a meeting of our internal loan committee, loans that exceed $500,000 that require an annual review are presented to and discussed with our board of directors. All commercial and multi-family real estate loans, as well as all owner- and non-owner occupied residential real estate loans, are appraised by outside independent, licensed appraisers. Personal guarantees are generally obtained from the principals of commercial and multi-family real estate loans.
Commercial loans, whether or not secured by real estate, entail greater credit risks compared to owner-occupied one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Collection Procedures.   When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. We generally send a written notice of non-payment to the borrower between 15 and 30 days (depending on any payment grace period associated with the loan), and will follow up with a telephone call to the borrower if payment has not been made. If the loan remains unpaid, a further seriously past due notice is generated and mailed to the borrower, and we will make another telephone call, or an in-person visit, to the borrower. If the loan continues to remain unpaid and satisfactory payment arrangements have not been made with us, we send a letter demanding payment within 30 days; if we do not receive a satisfactory response, we may, in our discretion, turn the matter over to our attorney for further action, including the initiation of foreclosure proceedings.
The accrual of interest on real estate and commercial business loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Loans returned to accrual status when all the principal and interest amounts contractually are brought current, the borrower has demonstrated a period of sustained performance and future payments are reasonably assured. A sustained period of repayment performance generally would be a minimum of six months. Management reports loan delinquencies to the board of directors on a monthly basis. Additional information with respect to our loans is available under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Analysis of Statements of Financial Condition.”
Loan Commitments.   We issue commitments for one- to four-family residential real estate loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Most of our loan commitments expire after 30 days. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing and Investing Activities — Off-Balance Sheet Arrangements.”
Construction Loans.   Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, we may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. For construction loans secured by residential real estate (including loans we consider to be commercial loans), we disburse funds upon request and upon an inspection of the property by Central Federal personnel. For larger commercial loans, we generally advance funds only upon receipt of certification from an engineer or architect.
Home Equity Lines of Credit.   In the case of home equity lines of credit, real estate values may be reduced to a level that is insufficient to cover the outstanding loan balance after accounting for the first mortgage loan balance. Loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
Home equity lines of credit have greater risk than one- to four-family residential real estate loans secured by first mortgages, primarily the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs utilizing the policies and procedures described above. The value of the collateral, however, may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Decreases in real estate values could adversely affect the value of property used as collateral for our loans.

Investment Activities
Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Our primary investment objectives are: (i) to provide and maintain liquidity; (ii) to fully employ the available funds of Central Federal; (iii) to earn an average rate of return on invested funds competitive with comparable institutions; (iv) to manage interest rate risk; and (v) to limit credit and interest rate risk. Our chief executive officer is responsible for the implementation of our policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a monthly basis.
We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in other permissible securities. As a member of the Federal Home Loan Bank of Des Moines, we also are required to maintain an investment in the stock of that institution.
We have an investment portfolio comprised of  $2.5 million of certificates of deposits in other financial institutions and available for sale securities. At June 30, 2015, our investment portfolio was comprised primarily of certificates of deposit in other financial institutions, each in the amount of  $248,000 and each at a different insured depository institution. We also have an investment, categorized as available-for-sale, in stock of the Federal Home Loan Mortgage Corporation with a fair value of  $33,000 as of June 30, 2015. Our investment strategy is expected to remain consistent with our current philosophy of maintaining excess cash in interest-bearing deposits held in other financial institutions; we may, however, on a limited basis, also invest in U.S. Government agency securities. The table below summarizes the maturities and weighted average interest rate of the investment portfolio as of June 30, 2015.
	June 30, 2015
	(Dollars in thousands)
	Amount	Weighted Average Rate
Certificates of Deposit in Other Financial Institutions Maturing In:
2015	$496	1.20%
2016	248	1.30
2017	248	1.60
2019	992	1.76
2020	496	2.18
	2,480	1.67%
Securities available-for-sale	33
Total	$2,513

In addition to our investment portfolio, at June 30, 2015, we held $77,000 of Federal Home Loan Bank of Des Moines stock, carried at cost.
Deposit Activities and Other Sources of Funds
General.   Deposits have traditionally been our primary source of funds for use in lending and investment activities. We have not historically used borrowings and we had no outstanding borrowings at June 30, 2015 or at December 31, 2014 and 2013. In addition, we receive funds from scheduled loan payments, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.
Deposit Accounts.   Deposits generally are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), statement savings accounts and certificates of deposit. On occasion, Central Federal will accept deposits, typically in the form of certificate of deposit in denominations of  $100,000 or greater, from other financial institutions. We do not have a formal program or policy with respect to such deposits, which are typically initiated by the other institution; rather, we will accept the deposits if, when the opportunity to accept the deposit arises, our management determines that the deposit is appropriate for us. As of June 30, 2015, the amount of deposits from such other financial institutions was $5.5 million. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.
Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is affected by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.
Borrowings.   As a member of the Federal Home Loan Bank of Des Moines, Central Federal is eligible to obtain advances upon the security of the Federal Home Loan Bank common stock owned and certain residential real estate loans, provided certain standards related to credit-worthiness have been met. Federal Home Loan Bank advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. Central Federal also is eligible, upon the satisfaction of collateral security and other requirements, to borrow from the Federal Reserve Bank of St. Louis. While we have obtained Federal Home Loan Bank advances in the past, we had no outstanding borrowings from the Federal Home Loan Bank or Federal Reserve Bank at June 30, 2015 or December 31, 2014 or 2013.
Properties
We operate from our office located at 210 West 10th Street, Rolla, Missouri 65401. The net book value of our premises at June 30, 2015 was $392,000.
Personnel
As of June 30, 2015, we had 14 full-time equivalent employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.
Legal Proceedings
Periodically, there may be various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.
Subsidiaries
Central Federal has no subsidiaries.

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations
The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and the notes to financial statements included in this prospectus.
Operating Strategy
Central Federal is a community-oriented financial institution, dedicated to serving the financial needs of customers within its market area. We have identified the following strategic initiatives we intend to pursue in our efforts to achieve our goal to operate and grow a profitable community-oriented financial institution:
Building on our strengths as a community-oriented financial institution.
We have operated continuously as a community-oriented financial institution since we were founded in 1952. We are committed to meeting the financial needs of our local community and are dedicated to providing quality personal service to our customers. In that regard, we are focused on building our customer base in the communities we serve through the enhancement of our products and additional marketing of these products and services. Further, we want to provide our customers the opportunity to become shareholders through this conversion offering.
Increasing loan production while maintaining our asset quality.
Our loan portfolio has slightly declined over the past few years in our very competitive market area. Through additional marketing and perhaps the addition of more lending personnel, we hope to grow our loan portfolio. In growing the loan portfolio, we will seek to maintain strong asset quality by following prudent underwriting guidelines and utilizing our knowledge of our local market area.
Strengthening our capital to protect against rising interest rates.
We currently have a strong capital base which is sufficient for interest rate risk purposes in the current low interest rate environment given our interest rate risk profile. We know if interest rates rise, having a strong capital base will provide us with additional strength to withstand the impact of rising interest rates. Further, the cash generated from the conversion could be used to fund loans or purchase investment securities at higher interest rate levels should interest rates rise, providing additional net interest income.
Overview
The results of our operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on interest-earning assets, primarily loans, and interest we pay on interest-bearing liabilities, consisting of deposits. The interest income we generate is based on the origination of residential real estate, commercial and multi-family real estate, commercial business and consumer loans. Our primary source of funding is deposits. The largest expenses we incur are associated with salaries and related employee benefits.
Upon completion of the conversion and this offering, our expenses will increase. Our contribution to the foundation will be an additional operating expense that will reduce net income during the quarter in which the contribution to the foundation is funded. The contribution to the foundation will result in a $333,000 and $429,000 after-tax expense at the minimum and maximum of the offering range, respectively. Any expense resulting from the contribution to the foundation will not be a recurring expense. Our noninterest expense will also increase due to our recent addition of a senior lending officer, our anticipated addition of a chief financial officer and additional lending and credit administrative officers and as a result of the increased reporting and other costs associated with operating as a public company, as we may be required to expand our accounting staff and expand our internal audit and risk management functions, and/or engage outside consultants to provide these services for us until qualified personnel are hired. For further information, please see “Summary — The Central Federal Community Foundation,” “Risk Factors — Additional expenses following the offering will adversely affect our profitability” “— Risks Related to Our Contribution to the Charitable Foundation” and “The Central Federal Community Foundation.”
Critical Accounting Policies
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses and valuation of foreclosed assets.
Allowance for Loan Losses.   The allowance for loan losses is an estimate made by management as necessary to cover probable losses inherent in the loan portfolio at the balance sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when Central Federal determines the loan balance, or portion therefore, to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance. Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions and other qualitative factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. Central Federal is subject to periodic examination by its primary regulator, which may require additions to the allowance based on judgments regarding loan portfolio information available at the time of its examination. The regulatory agency is not, however, directly involved in the determination of the allowance for loan losses, and any decisions to increase or decrease the allowance are the responsibility of Central Federal management.
Foreclosed Assets.   Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling cost at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets held for sale are carried at the lower of the new cost basis or fair value less cost to sell. This evaluation is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in Central Federal’s financial statements.
Analysis of Statements of Financial Condition
Assets.   At June 30, 2015, total assets were $62.4 million, a decrease of  $1.6 million, or 2.5%, from total assets of  $64.0 million at December 31, 2014. The decrease in assets for the six months ended June 30, 2015 was due mainly to a $2.6 million, or 4.9%, decrease in net loans partially offset by a $734,000, or 9.3%, increase in cash and cash equivalents and a $265,000, or 109.1%, increase in foreclosed assets.
At December 31, 2014, total assets were $64.0 million, a decrease of  $786,000, or 1.2%, from total assets of  $64.8 million at December 31, 2013. The decrease in assets was due primarily to a $1.4 million, or 2.6%, decrease in net loans from $53.6 million at December 31, 2013 to $52.2 million at December 31, 2014, which was partially offset by a $644,000, or 8.9%, increase in cash and cash equivalents. The decrease in loans between December 31, 2013 and December 31, 2014, as well as between December 31, 2014 and June 30, 2015, is a result of the repayment of loans exceeding loan originations.
Loans.   The largest portion of our loan portfolio consists of residential real estate loans which totaled $31.8 million, or 63.7%, $34.2 million, or 65.1%, and $34.6 million, or 64.2%, of the total loan portfolio at June 30, 2015, December 31, 2014 and December 31, 2013, respectively. Residential real estate loans decreased by $2.4 million, or 7.0%, and $460,000, or 1.3%, during the six months ended June 30, 2015 and year ended December 31, 2014, respectively, due primarily to weak loan demand and competitive interest rates in our market area.

Commercial and multi-family real estate loans totaled $15.8 million and represented 31.7% of total loans at June 30, 2015. This is a decrease of  $186,000, or 1.2%, from $16.0 million at December 31, 2014. There was a decrease of  $1.5 million, or 8.4% from $17.5 million at December 31, 2013 to December 31, 2014. The decrease in commercial and multi-family real estate loans between both periods was primarily due to repayments of loans, offset by minimal originations. The market area served by Central Federal is very competitive and interest rate sensitive. Commercial and multi-family real estate loans generally consist of loans secured by non-owner occupied multi-family residential real estate, retail stores and other commercial real estate.
Commercial business loans totaled $1.9 million, or 3.8%, $1.9 million, or 3.6%, and $1.3 million, or 2.5%, of the total loan portfolio at June 30, 2015, December 31, 2014, and December 31, 2013, respectively. Commercial business loans increased $25,000, or 1.3%, and $551,000, or 41.5%, during the six months ended June 30, 2015 and year ended December 31, 2014, respectively.
Consumer and other loans decreased by $17,000, or 3.9%, from $432,000 at December 31, 2014 to $415,000 at June 30, 2015. Consumer and other loans also decreased $66,000, or 13.3%, from $498,000 at December 31, 2013 to $432,000 at December 31, 2014.
The following table sets forth the composition of our loan portfolio at the dates indicated.
Loan Portfolio Composition
	June 30,		December 31,
	2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial Business	$1,905	3.8%	$1,880	3.6%	$1,329	2.5%
Commercial and Multi-Family Real Estate	15,807	31.7	15,993	30.5	17,469	32.4
Residential Real Estate	31,795	63.7	34,179	65.1	34,639	64.2
Consumer and Other	415	0.8	432	0.8	498	0.9
Total Loans	49,922	100.0%	52,484	100.0%	53,935	100.0%
Allowance for loan losses	(278)		(279)		(351)
Net deferred loan fees	(20)		(21)		(25)
Net Loans	$49,624		$52,184		$53,559

Loan Maturity.   The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2014. Demand loans, loans having no stated repayment schedule or maturity and overdraft loans are reported as being due in one year or less. Actual maturities may differ due to prepayments.
	Commercial Business	Commercial and Multi- Family Real Estate	Residential Real Estate	Consumer and Other	Total Loans
	(In thousands)
As of December 31, 2014
Due in One Year or Less	$841	$1,808	$10,151	$272	$13,072
Due after One through Five Years	123	4,588	14,361	147	19,219
Due after Five Years	916	9,597	9,667	13	20,193
	$1,880	$15,993	$34,179	$432	$52,484

Fixed vs. Adjustable Rate Loans.   The following table sets forth the dollar amount of all loans at December 31, 2014 that are due after December 31, 2015, and that have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees and deferred loan costs.
	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)
Secured by real estate:
Commercial and Multi-Family	$11,064	$3,121	$14,185
Residential	11,053	12,975	24,028
Other Loans:
Commercial Business	1,039	—	1,039
Consumer and Other	160	—	160
Total loans	$23,316	$16,096	$39,412

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.
Commercial and Multi-Family Real Estate Summary.   The following table shows commercial real estate loans by industry of the borrower and multi-family real estate loans as of June 30, 2015.
Industry Type	Number of Loans	Balance
		(Dollars in thousands)
Multi-family	21	$9,607
Church	2	1,956
Health and beauty	6	1,535
Retail	7	800
Construction	1	391
Golf course	1	333
Restaurant	1	252
Other	13	933
Total	52	$15,807

Loan Activity.   The following table shows loans originated, purchased and sold during the periods indicated.
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(In thousands)
Total loans at beginning of Period	$52,484	$53,935	$53,935	$57,298
Loans originated:
Commercial Business	234	734	800	189
Commercial and Multi-Family Real Estate	1,572	1,628	1,736	1,431
Residential Real Estate	2,567	1,400	5,303	4,973
Consumer and Other	147	176	291	325
Total loans originated	4,520	3,938	8,130	6,918
Deduct:
Loan principal repayment (amortization and payoffs)	(7,080)	(4,964)	(9,448)	(10,277)
Charge-offs	(2)	(4)	(133)	(4)
Net loan activity	(2,562)	(1,030)	(1,451)	(3,363)
Total loans at end of period	$49,922	$52,905	$52,484	$53,935

Loan originations come from a number of sources. Our primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers.
We did not sell any loans during the six months ended June 30, 2015 or the years ended December 31, 2014 and 2013. From time to time we do buy participation loans. During the six months ended June 30, 2015, we purchased a $700,000 participation interest in a commercial real estate loan from another financial institution. We did not purchase any loans during the years ended December 31, 2014 and 2013.
Investment Portfolio.
We held $2.5 million of certificates of deposit as investments in other financial institutions at June 30, 2015, December 31, 2014 and 2013. The balance has not changed since December 31, 2013 as there have been no additional investments or maturities in certificates of deposit. We plan to hold these investments until maturity.
Our securities available-for-sale consists of Federal Home Loan Mortgage Corporation common stock with a fair value of  $33,000, $31,000 and $44,000 at June 30, 2015, December 31, 2014 and December 31, 2013, respectively. The change in the value of the security is due to fluctuations in fair value based on market conditions.
The following table sets forth the amortized cost and fair value of our available-for sale securities at the dates indicated.
	June 30, 2015		December 31,
			2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
Federal Home Loan Mortgage Corp. Stock	$15	$33	$15	$31	$15	$44

Deposits.   Deposits have traditionally been our primary source of funds for use in lending and investment activities. Deposits generally are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), statement savings accounts, and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.

The following table sets forth average balances and average rates of our deposit products for the periods indicated. For purposes of this table, average balances have been calculated using daily balances.
Deposits — Average Balance and Weighted Average Rate
	Six Months Ended June 30,			Six Months Ended June 30,
	2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Certificates of deposit	$24,342	48.9%	1.46%	$27,645	54.0%	1.45%
Savings	3,701	7.4	0.32	3,455	6.7	0.29
Money Market	9,738	19.6	0.51	10,229	20.0	0.53
NOW	9,274	18.6	0.58	7,051	13.8	0.48
Noninterest-bearing DDA	2,704	5.5	—	2,808	5.5	—
Total Deposits	$49,759	100.0%		$51,188	100.0%

	Year Ended December 31,
	2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Certificates of deposit	$26,850	52.7%	1.46%	$29,768	57.3%	1.54%
Savings	3,555	7.0	0.31	3,388	6.5	0.32
Money Market	9,930	19.5	0.52	10,428	20.1	0.53
NOW	7,257	14.3	0.55	5,613	10.8	0.41
Noninterest-bearing DDA	3,285	6.5	—	2,722	5.3	—
Total Deposits	$50,877	100.0%		$51,919	100.0%

The following table sets forth the balances of our deposit accounts at the dates indicated.
Deposit Composition
			At December 31,
	At June 30, 2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing DDA	$2,186	4.5%	$2,640	5.2%	$2,116	4.1%
NOW and Money Market Deposit Accounts	19,292	39.7	18,936	37.7	17,350	33.9
Savings	3,783	7.8	3,625	7.2	3,361	6.6
Certificates of deposit	23,381	48.0	25,081	49.9	28,348	55.4
Total Deposits	$48,642	100.0%	$50,282	100.0%	$51,175	100.0%

Total deposits were $48.6 million at June 30, 2015, a decrease of  $1.7 million from $50.3 million at December 31, 2014. The decrease in deposits was due to a $1.7 million, or 6.8%, decrease in certificates of deposit from $25.1 million at December 31, 2014.
Central Federal reduced the interest rates it paid on certificates of deposit as part of its strategy to manage interest expense. There was a $893,000, or 1.7%, decrease in total deposits from $51.2 million at December 31, 2013 to $50.3 million at December 31, 2014. This was primarily due to a $3.3 million, or 11.5%, decrease in certificates of deposit from December 31, 2013 to December 31, 2014. The decrease in certificates of deposit was offset by an increase of  $1.6 million, or 9.1%, in NOW and money market demand deposit accounts, from $17.4 million to $18.9 million from December 31, 2013 to 2014. In addition, noninterest-bearing demand deposit accounts, or DDAs, increased $524,000 from December 31, 2013 to December 31, 2014.
The following table indicates the amount of certificates of deposit with balances of  $100,000 or greater by time remaining until maturity as of June 30, 2015.
Certificates of Deposit Equal to or Greater to $100,000 Maturities
Maturity Period at June 30, 2015	Amount
(In thousands)
Three months or less	$476
Over three months through six months	524
Over six months through twelve months	3,386
Over twelve months	4,969
Total	$9,355

The following table provides information regarding all of our certificates of deposit by time remaining until maturity as of June 30, 2015.
Certificate of Deposit Maturities
Maturity Period at June 30, 2015	Amount
(In thousands)
Three months or less	$3,168
Over three months through six months	2,872
Over six months through one year	6,574
Over one year through three years	9,255
Over three years	1,512
Total	$23,381

The following table sets forth certificates of deposit classified by rates at the dates indicated.
Deposits by Rates
	June 30, 2015	December 31,
		2014	2013
	(In thousands)
Less than 1.00%	$10,722	$10,547	$12,159
1.00 - 1.99	3,085	4,015	4,444
2.00 - 2.99	9,046	9,980	10,862
3.00 - 3.99	2	2	433
4.00 - 4.99	7	7	6
5.00 - 6.00	519	530	444
Total	$23,381	$25,081	$28,348

The following table sets forth the amount of certificates of deposit by rates and maturities at June 30, 2015.
Deposits — Rates and Maturities
	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposits
	(Dollars in thousands)
Less than 1.00%	$7,598	$2,220	$904	$—	$10,722	45.9%
1.00 - 1.99	251	511	811	1,512	3,085	13.2
2.00 - 2.99	4,244	4,003	799	—	9,046	38.7
3.00 - 3.99	2	—	—	—	2	0.0
4.00 - 4.99	—	7	—	—	7	0.0
5.00 - 6.00	519	—	—	—	519	2.2
Total	$12,614	$6,741	$2,514	$1,512	$23,381	100.0%

The following table sets forth deposit activity for the periods indicated.
Deposit Activity
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(In thousands)
Beginning balance	$50,282	$51,175	$51,175	$51,825
Net increase (decrease) in Deposits	(1,640)	605	(893)	(650)
Ending Balance	$48,642	$51,780	$50,282	$51,175

Equity.   Total equity increased by $82,000, or 0.6%, to $13.7 million at June 30, 2015 from $13.6 million at December 31, 2014 primarily as the result of net income of  $81,000 for the six months ended June 30, 2015. Total equity increased by $111,000, or 0.8%, to $13.6 million at December 31, 2014 from $13.5 million at December 31, 2013 primarily as the result of net income of  $119,000 for the year ended December 31, 2014.
Results of Operations for the Six Months Ended June 30, 2015 and 2014
Overview.   We had net income of  $81,000 for the six months ended June 30, 2015 as compared to net income of  $38,000 for the six months ended June 30, 2014. The $43,000, or 113.2%, increase in net income between the periods was primarily a result of a provision for loan losses of  $60,000 in the six months ended June 30, 2014, as compared to no provision for loan losses for the six months ended June 30, 2015.
Net Interest Income.   Net interest income increased by $6,000, or 0.6%, to $986,000 for the six months ended June 30, 2015 from $980,000 the six months ended June 30, 2014. Although interest income on loans decreased by $13,000 from the six months ended June 30, 2014 to the six months ended June 30, 2015, interest expense decreased by $14,000 during that same period. In addition, securities and other interest income increased by $5,000. Securities and other interest income consists primarily of interest on bank accounts, certificates of deposits and federal funds sold and, to a lesser extent, dividends on Federal Home Loan Mortgage Corporation stock and Federal Home Loan Bank stock.
Interest income on loans decreased by $13,000, primarily as a result of the average balance of loans receivable decreasing from $53.2 million for the six months ended June 30, 2014 to $50.7 million for the six months ended June 30, 2015, outpacing a 17 basis point increase in the average yield on loans receivable. Interest expense was $236,000 for the six months ended June 30, 2015, which is a $14,000 decrease from interest expense of  $250,000 for the six months ended June 30, 2014. The decrease was primarily a result of average interest-bearing deposits decreasing by $1.3 million from $48.4 million for the six months ended June 30, 2014 to $47.1 million for the six months ended June 30, 2015 along with a decline in the cost of interest bearing deposits from 1.03% for the six months ended June 30, 2014 to 1.00% for the six months ended June 30, 2015.

Average Balances and Yields.   The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances, and non-accrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.
Average Balances and Yields
		Six Months Ended June 30,
		2015			2014
	At June 30, 2015	Average Balance	Interest and Dividends	Yield/ Cost(4)	Average Balance	Interest and Dividends	Yield/ Cost(4)
		(Dollars in thousands)
Interest-earning assets:
Loans receivable, net of fees	4.54%	$50,732	$1,192	4.70%	$53,164	$1,205	4.53%
Securities and other interest bearing assets	0.58%	10,475	30	0.57%	9,644	25	0.52%
Total interest-earning assets	3.89%	61,207	1,222	3.99%	62,808	1,230	3.92%
Non-interest-earning assets		2,627			2,356
Allowance for loan losses		(313)			(379)
Total assets		$63,521			$64,785
Interest-bearing liabilities:
Certificates of deposit	1.45%	24,342	178	1.46%	27,645	201	1.45%
Savings	0.25%	3,701	6	0.32%	3,455	5	0.29%
Money Market	0.52%	9,738	25	0.51%	10,229	27	0.53%
NOW	0.59%	9,274	27	0.58%	7,051	17	0.48%
Total interest-bearing deposits	0.98%	47,055	236	1.00%	48,380	250	1.03%
Non-interest-bearing deposits		2,704			2,808
Other non-interest-bearing liabilities		77			74
Total liabilities		49,836			51,262
Total equity		13,685			13,523
Total liabilities and equity		$63,521			$64,785
Net interest income			$986			$980
Net interest rate spread(1)	2.91%			2.99%			2.89%
Net interest-earning assets(2)		$14,152			$14,428
Net interest margin(3)			3.22%			3.12%
Ratio of average interest-earning assets to average interest-bearing liabilities		130.1%			129.8%

(1)
Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)
Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by total interest-earning assets.

(4)
Annualized.

Provision for Loan Losses.   We maintain an allowance for loan losses at a level necessary to absorb management’s best estimate of probable loan losses in the portfolio. Management considers, among other factors, historical loss experience, type and amount of loans, borrower concentrations and current conditions of the economy. In addition, the allowance considers the level of loans which management monitors as a result of inconsistent repayment patterns. Such loans carry a higher degree of credit risk than our historical single-family lending.

Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in our provision for loan losses.
There was no provision for loan losses for the six months ended June 30, 2015, compared to a $60,000 provision for loan losses for the six months ended June 30, 2014. Net charge-offs were insignificant for both periods. Management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors. This analysis resulted in no provision for loan losses being required for the six months ended June 30, 2015. The reduction in the level of provision for loan losses reflects lower levels of specific allowances related to impaired loans individually evaluated for impairment, a decrease in non-performing loans, and the stabilization of the quantitative and qualitative factors during the six months ended June 30, 2015.
Although management utilizes its best judgment in providing for losses, there can be no assurance that they will not have to change the allowance for loan losses in subsequent periods. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2015. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions. Further, the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, Central Federal’s primary regulator may comment during an examination on the provision for loan losses or the recognition of further loan charge-offs, based on judgments regarding loan portfolio information available at the time of the examination. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.
An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “— Risk Management — Analysis of Non-performing and Classified Assets” and “— Risk Management — Analysis and Determination of the Allowance for Loan Losses.”
Noninterest Income.   Noninterest income decreased by $5,000 to $32,000 for the six months ended June 30, 2015 from $37,000 for the six months ended June 30, 2014. This was primarily a result of other income decreasing by $3,000, in addition to customer service fees decreasing by $2,000.
Noninterest Expense.   Noninterest expense remained relatively stable when comparing the six months ended June 30, 2015 to the six months ended June 30, 2014, with a decrease of  $2,000.
Income Tax Expense.   We had an income tax expense of  $44,000 and $24,000 for the six months ended June 30, 2015 and 2014, respectively. The increase in income tax expense reflects an increase in pre-tax income for 2015 compared to 2014.
Results of Operations for the Years Ended December 31, 2014 and 2013
Overview.   We had net income of  $119,000 for the year ended December 31, 2014, as compared to net income of  $229,000 for the year ended December 31, 2013. The $110,000, or 48.0%, decrease in net income between the years was primarily a result of net interest income decreasing $203,000 during 2014 as compared to the year ended December 31, 2013, and a provision for loan loss of  $60,000 in 2014. This decrease was partially offset by a loss on the sale of foreclosed assets of  $100,000 during the year ended December 31, 2013, but no such loss during the year ended December 31, 2014 and a decrease in income tax expense.
Net Interest Income.   Net interest income decreased by $203,000, or 9.3%, to $2.0 million for the year ended December 31, 2014 from $2.2 million for the year ended December 31, 2013. Interest income on loans decreased by $258,000 from the year ended December 31, 2013 to the year ended December 31, 2014, but was offset by deposit interest expense decreasing by $54,000 during that same period.
The decrease in interest income on loans was primarily as a result of the average balance in loans receivable decreasing from $56.1 million for the year ended December 31, 2013 to $52.9 million for the year ended December 31, 2014 and a 20 basis point decline in the average yield on loans receivable.

Interest expense was $494,000 for the year ended December 31, 2014, which is a $54,000 decrease from interest expense of  $548,000 for the year ended December 31, 2013. The decrease is a result of average interest-bearing deposits decreasing by $1.6 million, from $49.2 million for the year ended December 31, 2013 to $47.6 million for the year ended December 31, 2014 and to a lesser extent, a seven basis point decline in the average cost of deposits.
Average Balances and Yields.   The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances, and non-accrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.
Average Balances and Yields
	Year Ended December 31,
	2014			2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net of fees	$52,915	2,411	4.56%	$56,067	2,669	4.76%
Securities and other interest bearing assets	9,613	55	0.57%	6,834	54	0.79%
Total interest-earning assets	62,528	2,466	3.94%	62,901	2,723	4.33%
Non-interest-earning assets	2,396			2,873
Allowance for loan losses	(393)			(353)
Total assets	$64,531			$65,421
Interest-bearing liabilities:
Certificates of deposit	26,850	391	1.46%	29,768	459	1.54%
Savings	3,555	11	0.31%	3,388	11	0.32%
Money Market	9,930	52	0.52%	10,428	55	0.53%
NOW	7,257	40	0.55%	5,613	23	0.41%
Total interest-bearing deposits	47,592	494	1.04%	49,197	548	1.11%
Non-interest-bearing deposits	3,285			2,722
Other non-interest-bearing liabilities	106			80
Total liabilities	50,983			51,999
Total equity	13,548			13,422
Total liabilities and equity	$64,531			$65,421
Net interest income		$1,972			2,175
Net interest rate spread(1)			2.90%			3.22%
Net interest-earning assets(2)	$14,936			$13,704
Net interest margin(3)		3.15%			3.46%
Ratio of average interest-earning assets to average interest-bearing liabilities	131.4%			127.9%

(1)
Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)
Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis.   The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each. The following table presents the rate volume analysis for the six months ended June 30, 2015 and 2014, and the years ended December 31, 2014 and 2013.
Rate/Volume Analysis
	Six Months Ended June 30, 2015 vs. 2014			Years Ended December 31, 2014 vs. 2013
	Increase (Decrease) due to		Total Increase (Decrease)	Increase (Decrease) due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$(57)	$44	$(13)	$(148)	$(110)	$(258)
Securities and Other Interest-earning assets	2	3	5	18	(17)	1
Total interest-earning assets	(55)	47	(8)	(130)	(127)	(257)
Interest-bearing liabilities:
Certificates of deposit	(24)	1	(23)	(44)	(24)	(68)
Savings	—	1	1	—	—	—
Money Market	(1)	(1)	(2)	(2)	(1)	(3)
Interest-bearing DDA	6	4	10	8	9	17
Total interest-bearing liabilities	(19)	5	(14)	(38)	(16)	(54)
Change in net interest income	$(36)	$42	$6	$(92)	$(111)	$(203)

Provision for Loan Losses.   There was a $60,000 provision for loan losses for the year ended December 31, 2014, while no provision for loan losses was taken for the year ended December 31, 2013. Net charge-offs increased from $4,000 to $132,000 from December 31, 2013 to December 31, 2014. The increase in net charge-offs was largely due to one single-family loan with a partial charge-off of  $104,000 during 2014. Central Federal subsequently proceeded with collections on this loan during the six months ended June 30, 2015, during which time this loan was transferred to foreclosed assets. The provision during the year ended December 31, 2014 was recorded to adjust the allowance for loan losses to the amount determined under Central Federal’s loan loss methodology.
An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “— Risk Management — Analysis of Non-performing Assets and Troubled Debt Restructuring” and “— Risk Management — Analysis and Determination of the Allowance for Loan Losses.”
Noninterest Income.   Noninterest income decreased by $5,000 to $72,000 for the year ended December 31, 2014 from $77,000 for the year ended December 31, 2013. This was primarily a result of other income decreasing by $6,000, which was offset by an increase in customer service fees of  $1,000.
Noninterest Expense.    Noninterest expense decreased by $81,000 during the year ended December 31, 2014 due to a decrease in operations of foreclosed assets of  $116,000 and a decrease in other noninterest expense of  $18,000, which was partially offset by an increase in compensation and employee benefit expense of  $48,000 compared to the year ended December 31, 2013. The decrease in operations of foreclosed assets was primarily due to a loss on sale of foreclosed assets of  $100,000 during the year ended December 31, 2013.
Income Tax Expense.   We had income tax expense of  $60,000 and $137,000 for the years ended December 31, 2014 and 2013, respectively. The decrease in income tax expense reflects a decrease in pre-tax income from 2013 to 2014. The effective tax rates for these respective periods were 33.5% and 37.4%.
Risk Management
Overview.   Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan when it is due. Interest rate risk is the potential reduction of interest income and/or the potential increase of interest expense as a result of changes in interest rates. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by Central Federal. Other risks that we face are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology, use of third-party vendors and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or potential borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or income.
Analysis of Non-performing Assets and Troubled Debt Restructurings.   We consider foreclosed assets, which are assets repossessed by Central Federal, accruing loans 90 days or more past due and non-accrual loans to be non-performing assets. Assets acquired through, or in lieu of, loan foreclosure are considered foreclosed assets and are held for sale. These assets are initially recorded at fair value less estimated selling cost at the date of foreclosure, which establishes a new cost basis for those assets. Any write-downs based on the asset’s fair value at the date of foreclosure, or subsequent to the date of foreclosure, are charged to the allowance for loan losses. The assets held for sale are carried at the lower of the new cost basis or fair value less cost to sell.
Loans are generally placed on non-accrual status when the collectability is considered to be uncertain or payments have become more than 90 days or more delinquent, unless the credit is well-secured and in process of collection. In some cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Consumer loans are typically charged off no later than 180 days past due.
Under certain circumstances, Central Federal will provide borrowers relief through loan restructuring. A restructuring of debt constitutes a troubled debt restructuring (TDR) if Central Federal, for economic or legal reasons related to the borrower’s financial situation, grants a concession to the borrower that it would not otherwise have considered. Loans that are reported as TDRs are considered impaired and measured for impairment. Depending on the individual facts and circumstances of the borrower, restructuring loans can involve loans remaining in full nonaccrual, moving to nonaccrual or continuing on accrual status.
The following table provides information with respect to our non-performing assets and troubled debt restructurings at the dates indicated.
	June 30, 2015	December 31,
		2014	2013
	(Dollars in thousands)
Non-accrual loans:
Residential Real Estate	$466	$590	$685
Commercial and Multi-Family Real Estate	—	51	57
Consumer and Other	—	3	3
Total	466	644	745
Accruing loans 90 days or more past due:
Residential real estate	—	312	142
Total non-performing loans	466	956	887
Foreclosed assets	508	243	243
Total non-performing assets	$974	$1,199	$1,130
Troubled debt restructurings (TDR):
Commercial and Multi-Family Real Estate	$387	$391	$402
Total non-performing assets and troubled debt restructurings	$1,361	$1,590	$1,532
Ratios:
Total non-performing loans to total loans	0.9%	1.8%	1.6%
Total non-performing assets to total assets	1.6	1.9	1.7
Total non-performing loans and TDRs to total loans	1.7	2.6	2.4
Total non-performing assets and TDRs to total assets	2.2	2.5	2.4

Foreclosed assets at June 30, 2015 consisted of two properties totaling $508,000. This is an increase from the single foreclosed asset at December 31, 2014, which was one commercial real estate property at $243,000. The increase during 2015 is due to a single family property in Cuba, Missouri being foreclosed on during the six months ended June 30, 2015 and repossessed by Central Federal.
Non-accrual loans at June 30, 2015 consisted of four loans totaling $466,000, which is a decrease of $178,000 from December 31, 2014, at which time non-accrual loans totaled $644,000. Nonaccrual loans as of December 31, 2014 had decreased $101,000 from the December 31, 2013 balance of  $745,000. Interest income that would have been recorded for the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013 had nonaccrual loans been current according to their original terms amounted to $14,000, $39,000 and $39,000, respectively. Interest income recognized on nonaccrual loans during the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013 amounted to $3,000, $2,000 and $11,000, respectively.
As of June 30, 2015, and December 31, 2014 and 2013, we had one loan, a commercial real estate loan located in Rolla, Missouri, that was considered a troubled debt restructuring, with a balance of  $387,000, $391,000 and $402,000, respectively.
At June 30, 2015, we had no loans which were not classified as nonaccrual, 90 days past due or troubled debt restructurings but where known information about possible credit problems of the borrowers caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in nonperforming loans.
The following table provides information with respect to partial charge-offs on non-performing loans and accruing troubled debt restructurings at the dates indicated.
	June 30, 2015	December 31,
		2014	2013
	(Dollars in thousands)
Total non-performing loans	$466	$956	$887
Less partially charged off non-performing loans	(2)	(257)	(6)
Adjusted non-performing loans	$464	$699	$881
Total non-performing loans and accruing troubled debt restructurings	853	1,347	1,289
Adjusted non-performing loans and accruing troubled debt restructurings	851	1,090	1,283
Adjusted non-performing loans to total assets	0.7%	1.1%	1.4%
Adjusted non-performing loans and accruing troubled debt restructurings to total assets	1.4	1.7	2.0
Allowance for loan losses to adjusted non-performing loans and accruing troubled debt restructurings at end of period	32.7	25.6	27.4
Classified Assets.   Central Federal assigns a risk rating to loans and foreclosed assets to identify credit risks and to assess the overall collectability of the assets. These risk ratings are also subject to examination by Central Federal’s regulators. We categorize the assets based on the financial condition of the borrowers, trends in the industries in which the borrower operates and the fair values of collateral securing the loans and foreclosed assets.
Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of Central Federal’s credit position at some future date. Special mention loans are not adversely classified and do not expose Central Federal to sufficient risk to warrant adverse classification. Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well-defined weaknesses include a borrower’s lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. They are characterized by the distinct possibility that Central Federal will sustain some loss if the deficiencies are not corrected.

The following table shows the aggregate amounts of our classified and criticized assets at the dates indicated.
	June 30, 2015	December 31,
		2014	2013
	(In thousands)
Special mention	$112	$877	$482
Substandard	714	759	1,832
Total criticized and classified loans	826	1,636	2,314
Foreclosed assets	508	243	243
Total criticized and classified assets	$1,334	$1,879	$2,557

Delinquencies.   The following table provides information about delinquencies in our loan portfolio at the dates indicated.
	Loans Delinquent For
	30 – 89 Days		90 Days or More		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2015
Residential Real Estate	3	$98	2	$166	5	$264
Consumer and Other	2	12	—	—	2	12
Total	5	$110	2	$166	7	$276
At December 31, 2014
Commercial and Multi-Family Real Estate	1	$51	—	$—	1	$51
Residential Real Estate	2	145	5	773	7	918
Consumer and Other	2	12	2	3	4	15
Total	5	$208	7	$776	12	$984
At December 31, 2013
Residential Real Estate	5	$279	11	$683	16	$962
Consumer and Other	4	18	3	3	7	21
Total	9	$297	14	$686	23	$983

Analysis and Determination of the Allowance for Loan Losses
The allowance for loan losses (allowance) is an estimate of probable loan losses inherent in Central Federal’s loan portfolio. The allowance is established through a provision for loan losses, which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth, and loan losses are charged off against the allowance when Central Federal determines the loan balance to be uncollectible. Subsequent recoveries, if any, are credited to the allowance.
General Allowances.   The general component of the loan loss allowance covers non-impaired loans and is based on historical losses adjusted for current qualitative factors. The historical loss component is determined by portfolio segment and is based on the actual loss history experienced by Central Federal over the most recent three years. This is adjusted for qualitative factors based on the risks present for each portfolio segment. These qualitative factors include: (i) changes in the value of underlying collateral; (ii) changes in lending policies and underwriting practices; (iii) national and local economic trends and conditions; (iv) volume and terms of loans; (v) experience, ability and depth of lending management; (vi) changes in past due loans, nonaccrual loans, and credit quality; (vii) changes in loan file review; (viii) changes in credit concentrations and (ix) the impact of competition.
Specific Allowances.   The specific component includes allowances for loans that are considered impaired when, based on current information and events, it is probable that Central Federal will be unable to collect the scheduled payments and principal or interest under the contractual terms of the loan agreement. Central Federal measures individual impairment based on the present value of expected future cash flows discounted at the original contractual interest rate, except that as a practical expedient, it may measure impairment based on an observable market price, or the fair value of the collateral, if collateral dependent. A loan is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.
Unallocated Allowances.   Allowances other than general and specific allocations are included in the unallocated portion of the loan loss allowance. The unallocated allowance reflects the imprecision inherent in the underlying assumptions used in the methodologies for estimating the general allowance.
The following tables set forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.
	June 30, 2015
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Commercial Business	$4	1.4%	3.8%
Commercial and Multi-Family Real Estate	31	11.2	31.7
Residential Real Estate	211	75.9	63.7
Consumer and Other	4	1.4	0.8
Total allocated allowance	250	89.9	100.0%
Unallocated allowance	28	10.1
Total allowance for loan losses	$278	100.0%

	December 31,
	2014			2013
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Commercial Business	$4	1.4%	3.6%	$3	0.8%	2.5%
Commercial and Multi-Family Real Estate	46	16.5	30.5	142	40.5	32.4
Residential Real Estate	193	69.2	65.1	149	42.5	64.2
Consumer and Other	4	1.4	0.8	4	1.1	0.9
Total allocated allowance	247	88.5	100.0%	298	84.9	100.0%
Unallocated allowance	32	11.5		53	15.1
Total allowance for loan losses	$279	100.0%		$351	100.0%

Analysis of Allowance for Loan Losses.   At June 30, 2015, our allowance for loan losses was $278,000, or 0.6% of total loans and 59.7% of non-performing loans. At December 31, 2014, our allowance for loan losses was $279,000, or 0.5% of loans and 29.2% of non-performing loans. At December 31, 2013, our allowance for loan losses was $351,000, or 0.7% of loans and 39.6% of non-performing loans.
Nonaccrual loans at June 30, 2015, and December 31, 2014 and 2013 were $466,000, $644,000 and $745,000, respectively. Nonaccrual loans for those periods represented 0.9%, 1.2% and 1.4% of total loans, respectively.

Analysis of Loan Loss Experience.   The following table sets forth an analysis of the allowance for loan losses for the periods indicated.
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Dollars in thousands)
Allowance at beginning of period	$279	$351	$351	$355
Charge-offs:
Residential real estate	—	—	(129)	(2)
Consumer and other	(2)	(4)	(4)	(2)
Total charge-offs	(2)	(4)	(133)	(4)
Recoveries	1	1	1	—
Net charge-offs	(1)	(3)	(132)	(4)
Provision for loan losses	—	60	60	—
Allowance at end of period	$278	$408	$279	$351
Ratios:
Net charge-offs to average loans outstanding	—	—	0.2%	—
Allowance for loan losses to non-performing loans at end of period	59.7%	37.9%	29.2%	39.6%
Allowance for loan losses to total loans at end of period	0.6%	0.8%	0.5%	0.7%
Net charge-offs to average loans outstanding increased for the year ended December 31, 2014, when compared to the prior year, due primarily to the write down of one single-family residential loan. This loan was transferred to foreclosed assets during January 2015.
Allowance for loan losses to nonperforming loans as of December 31, 2014 decreased, as compared to the prior year end, as a result of a decline in the adjusted experience loss ratio for commercial and multi-family real estate loans.
Allowance for losses to nonperforming loans as of June 30, 2015 increased, when compared to June 30, 2014, due to a decrease in nonperforming loans. Nonperforming loans decreased due to one property foreclosed as discussed earlier and improvement in the delinquent status of certain residential real estate loans.
A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection, although a loan may be placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful. We consider a loan to be impaired when, based on current information and events, we determine it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. If the loan is deemed collateral dependent the impairment is measured on the net realizable value of the collateral. If loan repayment is not deemed collateral dependent, impairment is measured on the net present value of the expected discounted future cash flows. Impaired loans totaled $853,000 as of June 30, 2015, including two loans, totaling $165,000, that were 90 days or more delinquent, and the remaining impaired loans were performing. See note 4 of the notes to financial statements included in this prospectus.

Although we believe that we use the best available information to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions and other qualitative factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted.
Furthermore, while we believe we have established our allowance for loan losses in accordance with U.S. generally accepted accounting principles and have taken into account the views of regulators and the current economic environment, there can be no assurance that in the future Central Federal’s regulators or the economic environment will not require further increases in the allowance. Any material increases in the allowance for loan losses may adversely affect our financial condition and results of operation.
Interest Rate Risk Management.   As a result of our banking activities, we are exposed to interest rate risk. As a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit our exposure to changes in market interest rates. We manage interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.
A major source of interest rate risk is a difference in the repricing of assets as compared to the repricing of liabilities. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturity of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. We seek to reduce the potential volatility of our earnings by continually improving the matching between our asset and liability maturities and rates.
Central Federal’s goal is to manage asset and liability positions to moderate the effect of interest rate fluctuations on our earnings, while also controlling exposure to interest rate risk within policy limits approved by our board of directors. These limits and guidelines reflect Central Federal’s tolerance for interest rate risk over both short-term and long-term horizons.
Net Portfolio Value.   We currently utilize economic value of equity analysis to review our level of interest rate risk. We measure our interest rate risk through the use of a financial model provided by an outside consulting firm. This model measures interest rate risk by capturing changes in the economic value of assets and liabilities, based on a range of assumed changes in market interest rates. Economic value represents the market value of our assets and liabilities. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.

The following table presents the change in the economic value of our equity at June 30, 2015 that would occur in the event of an immediate change in interest rates based on assumptions we consider to be reasonable, with no effect given to any steps that we might take to counteract that change.
Change in Net Portfolio Value
				NPV as a Percentage of Present Value of Assets(3)
		Estimated Increase (Decrease) in NPV		NPV Ratio(4)	Increase (Decrease) (basis points)
Change in Interest Rates (basis points)(1)	Estimated NPV(2)	Amount	Percent
(Dollars in thousands)
+300	$15,103	$(2,741)	(15.36)%	24.90%	(222)
+200	15,957	(1,887)	(10.58	25.61	(151)
+100	16,873	(971)	(5.44)	26.35	(77)
-------	17,844	—	—	27.12	—
-100	18,690	846	4.74	27.72	60

(1)
Assumes an immediate uniform change in interest rates at all maturities.

(2)
NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)
Present value of assets represents the discounted value of incoming cash flows on interest-earning assets.

(4)
NPV Ratio represents NPV divided by the present value of assets.

We use various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future loan repayment activity.
Liquidity Management.   Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds available to meet short-term liquidity needs consist of deposits, funds from scheduled loan payments and loan prepayments. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.
Our most liquid assets are cash and cash equivalents, certificates of deposit in other financial institutions, and securities available for sale. At June 30, 2015, cash and cash equivalents totaled $8.6 million. Certificates of deposit in other financial institutions and securities available-for-sale totaled $2.5 million and $33,000, respectively, at June 30, 2015.

Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities were $86,000, $299,000, and $482,000 for the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, respectively. Net cash provided by investing activities, which consists primarily of activity in loans, were $2.3 million, $1.2 million and $4.5 million for the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, respectively. Net cash used in financing activities, consisting of activity in deposit accounts, were $1.6 million, $893,000, and $650,000 for the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013.
Certificates of deposit maturing by June 30, 2016 totaled $12.6 million, or 53.9% of certificates of deposit. If these maturing deposits are not reinvested or do not stay with us, we will be required to seek other sources of funding or rely on new certificates of deposit. Deposit flows are affected by the overall level of interest rates, the interest rates and product offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.
Financing and Investing Activities
Capital Management.   We are subject to various regulatory capital requirements administered by the OCC, including risk-based capital measures. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2015, we exceeded all of our regulatory capital requirements and were considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Federal Banking Regulation — Capital Requirements,” “Regulatory Capital Compliance” and note 14 of the notes to financial statements included in this prospectus.
The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net interest income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under OCC regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by shareholders, unless extraordinary circumstances exist and we receive regulatory approval.
Off-Balance Sheet Arrangements.   In the normal course of business, Central Federal has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. Central Federal’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments is represented by the contractual or notional amount of those instruments. Central Federal had $4.0 million in commitments to extend credit and $15,000 in standby letters of credit as of June 30, 2015. The amount of standby letters of credit was the same as of December 31, 2014 and 2013. Commitments to extend credit were $2.6 million and $1.9 million as of December 31, 2014 and 2013, respectively.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract for such loan. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Central Federal evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by Central Federal upon the extension of credit, is based on management’s credit evaluation. Collateral held by Central Federal varies but may include accounts receivable, inventory, property and equipment, and income producing commercial property.
Standby letters of credit are conditional commitments issued by Central Federal to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Central Federal’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Central Federal was not required to perform on any financial guarantees and did not incur any losses on its commitments.
Impact of Recent Accounting Pronouncements
In January 2014, the FASB issued ASU No. 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The amendment in this guidance clarifies when a repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under ASU No. 2014-04, physical possession occurs, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. ASU No. 2014-04 is intended to reduce diversity in practice and is effective for public business entities for annual periods beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on Central Federal’s financial statements.
Effect of Inflation and Changing Prices
The financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial positions and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management
Board of Directors
The board of directors of Central Federal Bancshares and Central Federal are each comprised of six persons who are elected for terms of three years, two of whom are elected annually. The same individuals comprise the boards of directors of Central Federal Bancshares and Central Federal. Neither our president and CEO, William A. Stoltz, nor any other officer or employee of Central Federal Bancshares or Central Federal is a member of the board of directors.
Our board of directors has determined that each director is independent under the current listing standards of the NASDAQ Stock Market.
Information regarding the directors is provided below. Unless otherwise stated, each person has held his current occupation for the last five years. Ages presented are as of December 31, 2014. The starting year of service as a director relates to service on the board of directors of Central Federal.
The following directors have terms expiring in 2016:
Michael E. Estey (age 64) is operations manager at Missouri Southern Seed Corporation, a wholesale seed company serving farm and lawn & garden stores throughout the Midwest, where he has been employed since January 1988. Mr. Estey is chairman of our board of directors and of the board of Central Federal and has been a director of Central Federal since January 1996. Mr. Estey brings to our board more than 40 years of business experience, including management and human resources, as well as his knowledge of, and contacts within, the local community.
Jeffrey L. McKune (age 57) has been employed at Phelps County Regional Medical Center since 2006 and is currently the Chief Health Informatics Officer at the center. Previously he had served at Phelps County Regional Medical Center as Administrative Director of Planning and Decision Support and as Director of the Ambulatory Surgery Unit. Mr. McKune is a charter member of the Phelps County Anti-Drug Committee. Mr. McKune has been a member of our board of directors since August 1999 and brings to the board more than 30 years of information technology and business experience as well as his knowledge of and contacts within the local business community. Mr. McKune is the son of Central Federal’s director emeritus Robert McKune.
The following directors have terms expiring in 2017:
Robert R. Thompson (age 72) is an owner or part-owner of a number of agricultural-related businesses, including raising and marketing registered Hereford cattle and row crop farming, in the Rolla, Missouri area and was also president of the Rolla, Missouri market of a super-regional bank for 24 years, retiring in 2001. Mr. Thompson is also active in a number of civic organizations, including the Missouri State Fair Foundation (chairman of the board in 2014), the University of Missouri Agriculture Foundation, the Greater Rolla Area Charitable Enterprise and the American Hereford Association. Mr. Thompson has been a member of Central Federal’s board of directors since July 2008 and brings to the board approximately 40 years of experience in all facets of financial institution management, including risk assessment and financial reporting, experience in feasibility studies, risk assessments and business plans for both existing and new businesses, and his knowledge of and contacts within the local business community.
John D. Wiggins (age 67) has been a senior judge for the State of Missouri, Office of State Court Administration since 2009, and was an adjunct professor with the Rolla campus of Columbia College from 2011 to 2014. Mr. Wiggins also owns Wiggins Abstract Company, which engages in title insurance and real estate closing activities. Mr. Wiggins is also active in a number of civic organizations, including the Rolla Lions and Optimist clubs and Ozark Actors Theatre, and has been a director of Central Federal since January 1991. Mr. Wiggins brings to the board a strong legal background from more than 30 years as a practicing attorney, including service as a judge for more than 20 years, as well as familiarity with the local real estate market.

The following directors have terms expiring in 2018:
Stephen L. Bowles (age 61) has been an agent for Farmers Insurance, and for its affiliated insurance companies, since November 2013 and a registered representative of Farmers Financial Solutions, a securities brokerage affiliated with Farmers Insurance, since January 2014. Prior to joining Farmers Insurance, Mr. Bowles was district manager for Pepsi Cola Bottling Co. in Rolla between 1980 and 2013. Mr. Bowles is also active in a number of civic organizations, including the Rolla Lions Club and the Rolla Chamber of Commerce. Mr. Bowles has been a director of Central Federal since January 2015. Mr. Bowles’ experience in management, including budgeting, planning and marketing, as well as his knowledge of the market area and local business owners provides the board with general business operations perspective as well as business development.
James R. Sowers (age 69) has been president of JRS Enterprises, Inc., a residential real estate development, construction and investment company since December 1991. Mr. Sowers is active in a number of civic organizations including service as president and treasurer of the Rolla Community Development Corporation, a not-for-profit industrial development entity, and as treasurer of Students Educational and Loan Foundation and Beta Alpha Educational Foundation. Mr. Sowers has been a director of Central Federal since January 2015. Mr. Sowers brings to the board more than 40 years of experience in real estate development as well as experience in managing and directing family-owned businesses in the newspaper and manufacturing industries.
Executive Officers
The executive officers of Central Federal Bancshares and Central Federal are elected annually by the board of directors and serve at the board’s discretion. Information regarding the executive officers is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2014.
William A. Stoltz (age 70) is our president and chief executive officer and has been an officer of Central Federal since 1986 and president and chief executive officer since 1999. Mr. Stoltz has over 35 years of experience in the financial industry, including extensive experience in all areas of residential, consumer and commercial lending. Mr. Stoltz is also active in a number of civic organizations, including the Rolla Lions Club, the Rolla Chamber of Commerce and the Missouri University of Science and Technology Alumni Association.
Larry D. Thomas (age 64) is our executive vice president and senior lending officer, having served in this position since July 2005. Mr. Thomas is responsible for the overall function of Central Federal’s loan department and its personnel and also oversees commercial lending and general asset quality matters. Mr. Thomas, with his spouse, is co-owner of Re/Max Heart of America, a real estate agency in Rolla. Mr. Thomas has over 37 years of experience in the financial industry and is also active in a number of civic organizations, including the Kiwanis Club and the Rolla Chamber of Commerce. Mr. Thomas has advised our board of directors that he intends to retire from Central Federal in late 2015, after completion of our conversion to stock form and this offering, and the board of directors, also informally, has indicated that it intends to appoint Mr. Thomas to our board of directors upon his retirement.
Barbara E. Hamilton (age 63) is Central Federal’s vice president–operations with responsibility regarding operations, security and information technology. Ms. Hamilton has been an officer of Central Federal since 2000 and has over 45 years of experience in the financial industry. Ms. Hamilton is also active in civic organizations, including service as secretary to the board of the Phelps County Farm Bureau.
Marla K. Stevenson (age 53) is our senior vice president and lending officer, having joined Central Federal in October 2015. Upon the anticipated retirement of Mr. Thomas in early 2016, Ms. Stevenson will be responsible for Central Federal’s loan department and its personnel and for oversight of commercial lending and general asset quality. Ms. Stevenson has more than 36 years of experience in the financial industry and previously served as the Branch President of Maries County Bank, Vienna, Missouri from 2005 to 2011 and as the Senior Vice President-Branch Manager of Town and Country Bank, Rolla, Missouri from 2011 to 2015. Ms. Stevenson is an active member in a number of civic organizations, including the Meramec Regional Planning Commission and the Central Ozarks Private Industry Council.

Meetings and Committees of the Board of Directors
We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2014, the board of directors of Central Federal met twelve times. As Central Federal Bancshares was incorporated in 2015, the board of directors of Central Federal Bancshares did not meet in 2014.
In connection with the formation of Central Federal Bancshares, the board of directors established Audit, Compensation and Nominating Committees.
The Audit Committee currently consists of directors James R. Sowers and Michael E. Estey. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. The board of directors has determined that Central Federal Bancshares does not have an Audit Committee “financial expert” serving on the Audit Committee. The board believes that in order to fulfill all the functions of the board and the Audit Committee, each member of the board and the Audit Committee should meet the board’s general criteria for board membership and that it is not in the best interests of Central Federal Bancshares to nominate as a director someone who does not have all the experience, attributes, and qualifications that Central Federal Bancshares seeks. Further, the board believes that the present members of the Audit Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.
The Compensation Committee currently consists of directors Robert R. Thompson, Stephen L. Bowles and James R. Sowers. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market.
The Nominating Committee currently consists of directors John D. Wiggins and Jeffrey L. McKune. The Nominating Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of shareholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Nominating Committee is independent in accordance with the listing standards of the NASDAQ Stock Market.
Each of the Central Federal Bancshares committees listed above operates under a written charter that governs its composition, responsibilities and operations.
Corporate Governance Policies and Procedures
Central Federal Bancshares will adopt policies to govern the activities of both Central Federal Bancshares and Central Federal, including a code of business conduct and ethics.
The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Central Federal has previously adopted and implemented a code of ethics applicable to all employees and directors; we expect that this code will remain in effect as it may be revised or supplemented by the code of ethics adopted by Central Federal Bancshares.

Summary Compensation Table
The following information is furnished for our principal executive officer and the next most highly compensated executive officer whose total compensation for the year ended December 31, 2014 exceeded $100,000. These individuals are referred to in this prospectus as “named executive officers.”
Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation(2)	Total
		($)	($)	($)	($)
William A. Stoltz President & Chief Executive Officer	2014 2013	140,225 136,141	10,000 6,000	14,966 13,859	165,191 156,000
Larry D. Thomas Executive Vice President	2014 2013	95,009 92,241	8,000 4,200	10,029 10,029	113,038 106,470

(1)
Bonuses are awarded at the discretion of the board of directors based on factors that may include, among other factors, the profitability of Central Federal and the responsibility and performance of the officer or employee in question.

(2)
Details of the amounts disclosed in the “All Other Compensation” column for 2014 are provided in the table below:

	Mr. Stoltz	Mr. Thomas
Board meeting fees:	$6,000	$6,000
Life insurance premiums paid:	$2,966	$1,029
Annuity:	$6,000	$3,000
The board of directors has decided that, upon completion of the conversion, Messrs. Stoltz and Thomas should no longer receive fees for their attendance at board meetings. In connection with this, we expect to increase their compensation by an amount equal to the fees paid in 2015.
Employment Agreement and Change in Control Agreement
Employment Agreement.   Central Federal does not currently maintain employment agreements with any of its employees. Upon completion of the offering, however, Central Federal and Central Federal Bancshares will enter into an employment agreement with Mr. Stoltz, our president and chief executive officer. Our continued success depends to a significant degree on the skills and competence of Mr. Stoltz, and the employment agreement is intended to ensure that we maintain a stable management base following the offering.
The employment agreement will provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. We expect that the initial base salary under the employment agreement will be $160,000. The agreement will also provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements.
Upon termination of Mr. Stoltz’s employment for “cause,” as defined in the agreement, he will receive no further compensation or benefits under the agreement. If we terminate him for reasons other than cause, or if he resigns after the occurrence of specified circumstances that constitute constructive termination, referred to in the agreement as a termination for “good reason,” Mr. Stoltz will continue to receive his base salary for the remaining unexpired term of the agreement.
Under the employment agreement, if, in connection with or following a change in control (as described in the agreements), we terminate Mr. Stoltz without cause or if he terminates employment voluntarily under certain circumstances specified in the agreement, he will receive a severance payment equal to 2.99 times his average annual taxable compensation for the five preceding taxable years.
Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20%

excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreement will provide for the reduction, at the election of Mr. Stoltz, of change in control payments to him to the extent necessary to ensure that he will not receive “excess parachute payments,” which otherwise would result in the imposition of an excise tax.
Upon termination of employment without cause or for good reason (other than termination in connection with a change in control), Mr. Stoltz will be required to adhere to a one-year non-competition restriction.
We will agree to pay all reasonable costs and legal fees of Mr. Stoltz in relation to the enforcement of the employment agreement, provided he succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of Mr. Stoltz to the fullest extent legally permissible.
Change in Control Agreement.   Upon completion of the offering, Central Federal will enter into a change in control agreement with Barbara E. Hamilton. The change in control agreement will have a one-year term, subject to renewal by the board of directors for an additional year beyond the then current expiration date. If, following a change in control of Central Federal or Central Federal Bancshares, either party or their successors terminates the employment of Ms. Hamilton for reasons other than for cause, or if she voluntarily resigns upon the occurrence of circumstances specified in the agreement, she will receive a severance payment under the agreement equal to 12 month’s base compensation. The change in control agreements limit payments made to Ms. Hamilton in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G. In the event that Central Federal or Central Federal Bancshares hires additional senior executive officers while the conversion is pending, or subsequent to completion of the conversion, our board of directors may determine to enter into change in control agreements with such persons on terms expected to be substantially similar to those described above for Ms. Hamilton.
The proposed employment agreement with Mr. Stoltz and the proposed change in control agreement with Ms. Hamilton were considered by our board of directors during an executive session of the board at which none of our officers was present and was approved by the full board of directors of Central Federal Bancshares and Central Federal. Our board of directors reasonably believes that the terms and conditions of these agreements are consistent with industry standards.
Employee Stock Ownership Plan
In connection with the conversion, Central Federal has adopted an employee stock ownership plan for eligible employees. Eligible employees who are employed by Central Federal as of the closing date of the conversion will become participants in the plan as of the plan’s effective date. Employees hired after the closing date of the conversion will participate in the employee stock ownership plan as of the plan entry date following or coincident with their completion of one year of service.
The trustee of the employee stock ownership plan, on behalf of the plan, will subscribe for up to 8% of the number of shares of common stock sold in the conversion including shares issued to our charitable foundation, 91,936, 108,160, 124,384 and 143,042 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable conversion regulations. The trustee will fund the stock purchase for the plan through a loan from Central Federal Bancshares equal to 100% of the aggregate purchase price of the common stock. The plan will repay the loan principally through contributions to the employee stock ownership plan by Central Federal and any dividends paid on unallocated common stock held by the plan over an expected 25-year term of the loan. We anticipate that the interest rate will be fixed at the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”
The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account and will release the shares from the suspense account on a pro rata basis as Central Federal repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations at the rate of 20% per year over a five-year period and will be credited with past service for vesting purposes under the employee stock ownership plan. Participants will become fully vested upon age 65, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.
Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as the trustees vote those shares for which participants provide instructions, subject to fulfillment of their fiduciary responsibilities as trustees.
Under applicable accounting requirements, Central Federal will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.
Equity Incentive Plans
Future Equity Incentive Plan.   Following the conversion, we intend to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan, if adopted within the first year after the offering, will authorize a number of stock options equal to 10% of the shares issued in the conversion stock offering, including shares issued to our charitable foundation, and a number of shares of restricted stock equal to 4% of the shares issued in the conversion, also including shares issued to our charitable foundation. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, will range from 160,900, assuming 1,149,200 shares are issued in the offering, including shares contributed to our charitable foundation, at the minimum of the offering range, to 217,700 shares, assuming 1,554,800 shares are issued in the offering, including shares contributed to our charitable foundation, at the maximum of the offering range.
The equity incentive plan will not be established sooner than six months after this offering and, if adopted within one year after this offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Central Federal Bancshares. If an equity incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.
The following additional restrictions would apply to an equity incentive plan only if the plan is adopted within one year after the stock offering:
•
non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•
any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•
any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•
the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•
accelerated vesting is not permitted except for death, disability or upon a change in control of Central Federal Bancshares or Central Federal.

If we adopt the equity incentive plan more than one year after completion of the offering, we would not be subject to the regulations outlined above limiting the awards we may make under the plan or certain other requirements applicable to the plan implemented within the first year of conversion.
We have not yet determined whether we will present an equity incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. We may fund the plan with shares we purchase in the open market or with authorized, but unissued shares, of common stock. We may also establish a trust to hold shares subject to the terms of the plan. In determining the source of shares transferred to participants of the plan, we will consider our financial condition and results of operations, capital requirements, economic conditions and whether sufficient shares are available for purchase in the open market. The equity incentive plan will comply with all applicable regulations except to the extent waived by the regulators. Further, the exercise price of options granted by Central Federal Bancshares under the equity incentive plan will not be less than fair market value of our common stock on the date the options are granted.
Director Compensation
The following table sets forth for the year ended December 31, 2014 certain information as to the total remuneration we paid to our directors.
Directors Compensation Table For the Year Ended December 31, 2014
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Michael E. Estey	6,000	—	6,000
Jeffrey L. McKune	6,000	—	6,000
Robert R. Thompson	6,000	—	6,000
Michael Tucker(1)	5,000	—	5,000
John D. Wiggins	6,000	—	6,000

(1)
Mr. Tucker resigned from the board of directors in October 2014.

Director Fees
For the fiscal year ended December 31, 2014, each director of Central Federal was paid a monthly retainer of  $500; there were no additional fees paid for attendance at board or committee meetings. Each person who serves as a director of Central Federal Bancshares also serves as a director of Central Federal and earns director and committee fees only in his or her capacity as a board or committee member of Central Federal.
Director Emeritus
Robert McKune (age 84), the father of our board member Jeffrey L. McKune, serves as a director emeritus of Central Federal. Mr. McKune has served as a member of the Central Federal board since 1978 and was appointed director emeritus in 2005. For 2014, Central Federal paid Robert McKune fees of  $6,000 and also paid health insurance premiums on behalf of him in the amount of  $7,951.
Transactions with Central Federal
Loans and Extensions of Credit.   The Sarbanes-Oxley Act of 2002 generally prohibits loans by publicly traded companies to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by insured depository institutions to their executive officers and directors in compliance with federal banking regulations. Federal regulations generally require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features, although federal regulations allow us to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees that does not give preference to any executive officer or director over any other employee.
In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000, or 5%, of Central Federal’s capital and surplus, up to a maximum of  $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision — Federal Banking Regulation — Transactions with Related Parties.”

Central Federal has followed a policy of granting loans to executive officers and directors and believes that this policy fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of Central Federal’s business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to Central Federal prevailing at the time, in accordance with our underwriting guidelines and do not involve more than the normal risk of collectability or present other unfavorable features. All loans to directors and executive officers and their related persons at June 30, 2015 were performing in accordance with their terms. As of June 30, 2015 and December 31, 2014, the outstanding balance of loans extended by Central Federal to its executive officers and directors and affiliates (related parties) was $2.4 million and $821,000, respectively. The increase in loans was primarily due to the addition to the board in January 2015 of Mr. Sowers, to whom, and to whose affiliates, Central Federal had extended credit in the amount of approximately $1.5 million as of June 30, 2015.
Central Federal and Central Federal Bancshares expect that all future material affiliated party transactions, including loans and other extensions of credit, will be entered into on terms that are no less favorable to Central Federal and Central Federal Bancshares than those that can be obtained from unaffiliated third parties. Central Federal and Central Federal Bancshares also expect that a majority of their independent directors will approve all future transactions and loans, and any forgiveness of loans.
Other Transactions.   Since January 1, 2014, and during the year ended December 31, 2014, there have been no transactions, and there are no currently proposed transactions, other than loan or extensions of credit discussed above, in which we were or are to be a participant and the amount involved exceeds the lesser of  $120,000 or 1% of the average of Central Federal’s total assets at December 31, 2014 and 2013, and in which any of our executive officers and directors had or will have a direct or indirect material interest.
Indemnification for Directors and Officers
Central Federal Bancshares’ articles of incorporation provide that Central Federal Bancshares will indemnify its directors and officers, whether serving the Central Federal Bancshares or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Missouri, including the advance of expenses under the procedures required, and other employees and agents to such extent as shall be authorized by the board of directors or Central Federal Bancshares’ bylaws and as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Central Federal Bancshares pursuant to its articles of incorporation or otherwise, Central Federal Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors
The following table presents certain information as to the proposed purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase in the aggregate more than 34% of the shares sold in the offering, including the shares issued to our charitable foundation. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 0.9% of our outstanding shares at the maximum of the offering range, including the shares issued to our charitable foundation.
	Proposed Purchase of Stock in the Offering
Name	Number of Shares	Dollar Amount	Percent of Common Stock Outstanding at Minimum of Offering Range (including Shares Contributed to Charitable Foundation)
Directors:
Stephen L. Bowles	1,000	$10,000	*
Michael E. Estey	1,000	10,000	*
Jeffrey L. McKune	100	1,000	*
James R. Sowers	5,000	50,000	0.5
Robert R. Thompson	2,000	20,000	0.2
John D. Wiggins	2,000	20,000	0.2
Executive Officers:
William A. Stoltz	2,000	20,000	0.2
Larry D. Thomas	200	2,000	*
Barbara E. Hamilton	200	2,000	*
All directors and executive officers as a group (9 persons)	13,500	$135,000	1.2

*
Less than 0.1%

Regulation And Supervision
General
Central Federal, as a federal savings association, is subject to extensive regulation, examination and supervision by the OCC, as its primary federal regulator, and by the FDIC as the insurer of its deposits. Its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Central Federal must file reports with the OCC concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OCC to evaluate Central Federal’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes.
As a savings and loan holding company, Central Federal Bancshares will be subject to examination and supervision by, and be required to file certain reports with the Federal Reserve Board.
The Dodd-Frank Act made extensive changes to the regulation of Central Federal. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings associations such as Central Federal was transferred to the OCC on July 21, 2011. The OCC is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Central Federal Bancshares, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.
Certain of the regulatory requirements that are or will be applicable to Central Federal and Central Federal Bancshares are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Central Federal and Central Federal Bancshares.
Federal Banking Regulation
Business Activities.   The activities of federal savings associations, such as Central Federal, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings associations may engage. In particular, certain lending authority for federal savings associations, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the association’s capital or assets.
Capital Requirements.   Central Federal is subject to minimum regulatory capital requirements imposed under OCC regulations, and Central Federal Bancshares upon completion of the conversion will be subject to consolidated regulatory capital requirements imposed under Federal Reserve Board regulations.
Prior to 2014, the applicable capital regulations required savings associations such as Central Federal to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also established, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also required that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

In July 2013, in response to provisions of the Dodd-Frank Act and the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, the federal banking agencies, including the OCC and the Federal Reserve Board adopted new capital rules that took effect on January 1, 2015. These rules included new risk-based capital and leverage ratios and revisions to the definition of what constitutes “capital” for purposes of calculating those ratios. The rules also, for the first time, imposed consolidated regulatory capital requirements on savings and loan holding companies. The minimum capital level requirements applicable to Central Federal Bancshares and Central Federal under the new rules are: (i) a common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also established a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result, in effect, in the following minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at .625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.
The OCC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances.
Prompt Corrective Regulatory Action.   Prompt corrective action regulations provide five classifications for insured depository institutions, such as Central Federal, and their holding companies: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The OCC is required to take certain supervisory actions against undercapitalized institutions, with the severity of the action depending upon the institution’s degree of undercapitalization. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OCC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.
Insurance of Deposit Accounts.   Central Federal’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Deposit insurance per account owner is currently $250,000. Under the FDIC’s risk-based assessment system, insured institutions are assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower assessments. The FDIC may adjust the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.
The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.
The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Central Federal. Management cannot predict what insurance assessment rates will be in the future.
Loans to One Borrower.   Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At June 30, 2015, our regulatory loans-to-one borrower limitation under the supplemental lending limits program approved by the

OCC was $3.4 million. All loans to one borrower that aggregate over $500,000 are reviewed by a Central Federal commercial loan officer and are presented to the board of directors annually. Further, our management will review and recommend to the board of directors through our loan committee such lesser limitations on the extension of credit to a single borrower or borrowing entity as it feels prudent and in the best interest of Central Federal based on the current economic, competitive environment and the circumstances of Central Federal.
Qualified Thrift Lender Test.   Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.
A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of June 30, 2015, Central Federal maintained 82.4% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.
Limitation on Capital Distributions.   Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the OCC is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under OCC regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. If an application is not required, the institution must still provide 30 days prior written notice to, and receive the non-objection of, the Federal Reserve Board of the capital distribution if, like Central Federal, it is a subsidiary of a holding company, as well as an informational notice filing to the OCC. If Central Federal’s capital ever fell below its regulatory requirements or the OCC notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the OCC could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OCC determines that such distribution would constitute an unsafe or unsound practice.
Community Reinvestment Act.   All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. Central Federal received an “satisfactory” Community Reinvestment Act rating in its most recently completed examination.
Transactions with Related Parties.   Federal law limits Central Federal’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Central Federal, including Central Federal Bancshares and any other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Central Federal Bancshares to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Central Federal’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Central Federal may make to insiders based, in part, on Central Federal’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.
Enforcement.   The OCC currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including directors, officers, shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The FDIC has the authority to recommend to the OCC that enforcement action be taken with respect to a particular savings association. If action is not taken by the OCC, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.
Federal Home Loan Bank System.   Central Federal is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Central Federal, as a member of the Federal Home Loan Bank of Des Moines, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Central Federal was in compliance with this requirement with an investment in Federal Home Loan Bank stock with a book value at June 30, 2015 of  $77,000.
Federal Reserve System.   The Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations provided that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $103.6 million; and a 10% reserve ratio is applied above $103.6 million. The first $14.5 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements.
Other Regulations
Central Federal’s operations are also subject to federal laws applicable to credit transactions, such as, but not limited to, the:
•
Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•
Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•
Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•
Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•
Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•
Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Central Federal also are subject to the:
•
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•
Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•
Check Clearing for the 21st Century Act (also known as Check 21), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•
Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the USA PATRIOT Act), and the related regulations of the Federal Reserve Board, which require savings associations operating in the United States to develop new anti-money laundering compliance programs (including a customer identification program that must be incorporated into the AML compliance program), due diligence policies and controls to ensure the detection and reporting of money laundering; and

•
The Bank Secrecy Act of 1970, which requires financial institutions in the United States to keep records of cash purchases of negotiable instruments, file reports of cash purchases of negotiable instruments exceeding a daily amount of  $10,000 or more and to report suspicious activity that might signify money laundering, tax evasion, or other criminal activities.

Holding Company Regulation
General.   As a savings and loan holding company, Central Federal Bancshares will be subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Central Federal.
Pursuant to federal law and regulations and policy, a savings and loan holding company such as Central Federal Bancshares may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, and certain other activities that have been authorized for savings and loan holding companies by regulation.
Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.
The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital Requirements.   Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. However, in July 2013, the Federal Reserve Board approved a new rule that implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule established consolidated capital requirements for many savings and loan holding companies, including Central Federal Bancshares. See “Regulation and Supervision — Federal Banking Regulation — Capital Requirements.”
Source of Strength.   The Dodd-Frank Act also extended the Federal Reserve Board’s “source of strength” doctrine to savings and loan holding companies such as Central Federal Bancshares. The Federal Reserve Board has issued regulations implementing the “source of strength” policy requiring that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.
Dividends and Stock Repurchases.   The Federal Reserve Board has the power to prohibit dividends by savings and loan holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies and savings and loan holding companies and which expresses the Federal Reserve Board’s view that a holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”
Federal Reserve Board policy also provides that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.
Acquisition of Central Federal Bancshares.   Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.
Federal Securities Laws
Central Federal Bancshares has filed with the SEC a registration statement under the Securities Act, for the registration of the common stock to be issued in the offering. Central Federal Bancshares’ common stock will be registered with the SEC under the Exchange Act. Central Federal Bancshares will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.
The registration, under the Securities Act, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Central Federal Bancshares may be resold without registration. Shares purchased by an affiliate of Central Federal Bancshares will be subject to the resale restrictions of Rule 144 under the Securities Act. If Central Federal Bancshares meets the current public information requirements of Rule 144, each affiliate of Central Federal Bancshares that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Central Federal Bancshares or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Central Federal Bancshares may permit affiliates to have their shares registered for sale under the Securities Act.
Emerging Growth Company Status
The JOBS Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Central Federal Bancshares qualifies as an emerging growth company under the JOBS Act.
An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). Such a company also may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in a public offering prospectus. An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Central Federal Bancshares will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under SEC regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period.
A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of  $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under SEC regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Federal And State Taxation
Federal Income Taxation
General.   We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the last five years. For its 2014 calendar year, Central Federal’s maximum statutory federal income tax rate was 34%.
Central Federal Bancshares and Central Federal will enter into a tax allocation agreement. Because Central Federal Bancshares will own 100% of the issued and outstanding capital stock of Central Federal after the completion of the conversion, Central Federal Bancshares and Central Federal will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Central Federal Bancshares will be the common parent corporation. As a result of this affiliation, Central Federal may be included in the filing of a consolidated federal income tax return with Central Federal Bancshares and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.
Bad Debt Reserves.   For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.
Distributions.   If Central Federal makes “non-dividend distributions” to Central Federal Bancshares, the distributions will be considered to have been made first from Central Federal’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Central Federal’s supplemental reserve for losses on loans, to the extent of those reserves. An amount based on the amount distributed, but not more than the amount of those reserves, will be included in Central Federal’s taxable income. Non-dividend distributions include distributions in excess of Central Federal’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Central Federal’s current or accumulated earnings and profits will not be included in Central Federal’s taxable income.
The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Central Federal makes a non-dividend distribution to Central Federal Bancshares, approximately 1.5 times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Central Federal does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.
State Taxation
The State of Missouri imposes a franchise tax of approximately 7% on net income of savings and loan associations, measured in substantially the same manner as federal taxable income of savings and loan associations.
Purchasers of shares in this offering should consult their own tax advisors with respect to the federal, state and local consequences of an investment in the shares.

The Conversion And Stock Offering
Our board of directors has adopted the plan of conversion. The OCC also has conditionally approved the plan of conversion, but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.
General
On August 4, 2015, the board of directors of Central Federal unanimously adopted the plan of conversion according to which Central Federal will convert from a federally chartered mutual savings association to a federally chartered stock savings association and become a wholly owned subsidiary of Central Federal Bancshares, a newly formed Missouri corporation. On September 8, 2015, the board of directors of Central Federal approved an amendment to the plan of conversion (primarily to provide for the issuance of shares to our charitable foundation), and the board of directors of Central Federal Bancshares unanimously adopted the plan of conversion, as amended. On October 20, 2015, the boards of directors of Central Federal and Central Federal Bancshares approved an amendment to the plan of conversion to clarify the vote of Central Federal’s members required to approve the contribution to the charitable foundation. Central Federal Bancshares will offer 100% of its common stock to eligible depositors and borrowers of Central Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and fund it with $100,000 in cash and the remainder in shares of common stock equal to equal to 4% of shares issued by Central Federal Bancshares in the offering, which will result in the charitable foundation holding 3.8% of our outstanding shares upon completion of the conversion. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Central Federal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Central Federal Bancshares from the sale of the common stock. If the offering is terminated, Central Federal would be required to charge all offering expenses against current income.
The following is a brief summary of the material aspects of the conversion. A copy of the plan of conversion is available from Central Federal upon request and is available for inspection at the offices of Central Federal and at the OCC. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information.”
Reasons for the Conversion
Our primary reasons for the conversion and offering are to:
•
strengthen the capital base of Central Federal to support the implementation of our business plan and, from a safety and soundness perspective in light of the current regulatory and economic environment, to enhance our ability to manage risk;

•
enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through Central Federal’s traditional lending and investing activities;

•
enhance our overall competitive position through expanded capacity for organic growth, branch expansion or acquisitions of other financial institutions; and

•
implement equity compensation plans to retain and attract qualified directors, officers and staff.

Also, the formation and funding of the Central Federal Community Foundation in connection with the conversion will help us maintain and further expand our philanthropic endeavors to the communities we serve through.
As a stock holding company, Central Federal Bancshares will have greater flexibility than Central Federal now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings association structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.
Effects of Conversion to Stock Form of Ownership
General.   Each depositor in a mutual savings association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.
When a mutual savings association converts to stock form, depositors lose all rights to the net worth of the mutual savings association, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of Central Federal Bancshares is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates or stock ownership statements are issued to evidence ownership of the permanent stock. Shares are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.
No assets of Central Federal Bancshares will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.
Continuity.   While the conversion is being accomplished, the normal business of Central Federal will continue without interruption, including being regulated by the OCC and the FDIC. After the conversion, Central Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff.
The directors of Central Federal at the time of the conversion will serve as directors of Central Federal after the conversion. The initial directors of Central Federal Bancshares are composed of the individuals who serve on the board of directors of Central Federal. All officers of Central Federal at the time of conversion will retain their positions after the conversion.
Deposit Accounts and Loans.   Central Federal’s deposit accounts, account balances and existing FDIC insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Central Federal.
Effect on Voting Rights.   Voting rights in Central Federal, as a mutual savings association, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer have voting rights in Central Federal and, therefore, will no longer be able to elect directors of Central Federal or control its affairs. Instead, Central Federal Bancshares, as the sole shareholder of Central Federal, will possess all voting rights in Central Federal. The holders of the common stock of Central Federal Bancshares will possess all voting rights in Central Federal Bancshares. Depositors and borrowers of Central Federal will not have voting rights after the conversion except to the extent that they become shareholders of Central Federal Bancshares by purchasing common stock.
Liquidation Account.   In the unlikely event of a complete liquidation of Central Federal before the conversion, each depositor in Central Federal would receive a pro rata share of any assets of Central Federal remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Central Federal at the time of liquidation.
After the conversion, holders of withdrawable deposits in Central Federal, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of Central Federal. However, under applicable regulations, Central Federal will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.
Central Federal will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Central Federal. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.
The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “eligible deposit” in the deposit account and the denominator is the total amount of the “eligible deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.
If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of Central Federal (which is December 31) after June 30, 2014 or September 30, 2015, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after June 30, 2014 or September 30, 2015, or the amount of the “eligible deposit” in a savings account on June 30, 2014 or September 30, 2015, then the sub-account balance for a savings account will be adjusted by reducing the sub-account balance in an amount proportionate to the reduction in the savings balance. Once reduced, the sub-account balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.
Upon a complete liquidation of Central Federal, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Central Federal is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.
In the unlikely event Central Federal is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Central Federal Bancshares as sole shareholder of Central Federal. There are no plans to liquidate either Central Federal or Central Federal Bancshares.
Material Income Tax Consequences
In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.
Lewis Rice LLC has issued an opinion to us that, for federal income tax purposes:
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The Conversion of Central Federal from a federally-chartered mutual savings association to a federally-chartered stock savings association will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders or by the Association by reason of such conversion.

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No gain or loss will be recognized by Central Federal Bancshares upon the receipt of money from the sale of its common stock in the offerings.

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It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Central Federal Bancshares (the “Subscription Rights”) to be issued to eligible account holders, supplemental eligible account holders and other members is zero, and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of subscription rights or upon the exercise of the subscription rights.

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It is more likely than not that the tax basis to the holders of shares of common stock purchased in the subscription offering pursuant to the exercise of subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of the completion of the offerings.

The reasoning in support of the statements of Lewis Rice LLC set forth in the third and fourth bullet points above is set forth below. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.
Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.
Central Federal also has received an opinion from Lewis Rice LLC that, assuming the conversion does not result in any federal income tax liability to Central Federal, its account holders, or Central Federal Bancshares, implementation of the plan of conversion will not result in any Missouri income tax liability to those entities or persons.
The opinions of Lewis Rice are filed as exhibits to the registration statement that we have filed with the SEC. See “Where You Can Find More Information.”
Subscription Offering and Subscription Rights
Under the plan of conversion, we have granted rights to subscribe for Central Federal Bancshares common stock to the following persons in the following order of priority:
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Depositors with deposits in Central Federal with balances aggregating $50.00 or more (“eligible deposits”) as of the close of business on June 30, 2014 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

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Our employee stock ownership plan.

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Depositors with eligible deposits in Central Federal as of the close of business on September 30, 2015 (“supplemental eligible account holders”) other than our officers and directors and their associates.

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Depositors who are neither eligible nor supplemental eligible account holders and borrowers of Central Federal as of August 27, 2015 who remained borrowers as of the close of business on October 31, 2015 (collectively, “other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a single joint account.
We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.
Category 1: Eligible Account Holders.   Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:
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$300,000 of common stock (which equals 30,000 shares);

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One-tenth of 1% of the total offering of common stock; or

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15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of eligible deposits of the eligible account holder and the denominator is the total amount of eligible deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total eligible deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the OCC, subscription rights of eligible account holders who are also executive officers or directors of Central Federal or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Central Federal in the one-year period preceding June 30, 2014.
To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2014. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
Category 2: Tax-Qualified Employee Benefit Plans.   Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the offering, including any shares issued to our charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase a number of shares equal to 8% of the shares sold in the offering, including shares issued to our charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering, including shares issued to our charitable foundation. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the OCC.
Category 3: Supplemental Eligible Account Holders.   Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:
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$300,000 of common stock (which equals 30,000 shares);

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One-tenth of 1% of the total offering of common stock; or

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15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of eligible deposits of the supplemental eligible account holder and the denominator is the total amount of eligible deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective supplemental eligible deposits bear to the total supplemental eligible deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.
To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2015. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
Category 4: Other Members.   Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 30,000 shares) or one-tenth of 1% of the total offering of common stock, including shares issued to our charitable foundation. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.
To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit and applicable loan accounts in which such other member had an ownership interest at October 31, 2015. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.
Expiration Date for the Subscription Offering.   The subscription offering, and all subscription rights under the plan of conversion, will expire at 1:00 p.m., Central time, on December 15, 2015. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.
OCC regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings rate and without deduction, and all withdrawal authorizations will be canceled unless we receive approval of the OCC to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and without deduction, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.
Persons in Non-Qualified States.   We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.
Restrictions on Transfer of Subscription Rights and Shares.   Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.
If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the OCC or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
Community Offering
To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:
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First priority, to natural persons and trusts of natural persons who are residents of Phelps County, Missouri; and

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Second priority, to other persons to whom we deliver a prospectus.

We will consider persons to be residents of Phelps County, Missouri if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such counties. In all cases, the determination of residence status will be made by us in our sole discretion.
Purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). If shares are available for preferred purchasers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred purchaser whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred purchasers whose orders remain unsatisfied in the same proportion that the unfilled order of each such purchaser bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred purchasers in the community offering, shares are available for other purchasers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred purchasers.
The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the OCC. If we receive regulatory approval for an extension, all purchasers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a purchaser to any resolicitation, the purchaser’s order will be rescinded and all funds received will be promptly returned with interest and without deduction.

The opportunity to purchase shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
Syndicated Offering
If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. In the syndicated community offering, any person may purchase up to $300,000 of common stock (which equals 30,000 shares), subject to the overall purchase limitations. See “— Limitations on Purchases of Shares.” We retain the right to accept or reject in whole or in part any orders in the syndicated offering. Unless the OCC permits otherwise, accepted orders for Central Federal Bancshares common stock in the syndicated offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. Unless the syndicated offering begins during the community offering, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.
If a syndicated offering is held, Keefe, Bruyette & Woods will serve as sole manager, and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering. Order forms will be used to purchase shares of common stock in the syndicated community offering. Investors in the syndicated community offering will follow the same general procedures applicable to purchasing shares in the community offering. Payments in the syndicated community offering, however, must be made in immediately available funds (bank check, money order, Central Federal deposit account withdrawal authorization or wire transfer) for deposit to a segregated account at Central Federal. Personal checks will not be accepted in the syndicated community offering.
If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The OCC, the SEC and Financial Industry Regulatory Authority must approve any such arrangements.
Limitations on Purchases of Shares
In addition to the purchase limitations described above under “— Subscription Offering and Subscription Rights,” “— Community Offering,” the plan of conversion provides for the following purchase limitations:
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Except for our employee stock ownership plan, no person may purchase in the aggregate more than $300,000 of common stock or 30,000 shares sold in the offering.

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No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $300,000 of common stock or 30,000 shares sold in the offering.

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Our tax-qualified employee benefit plans are entitled to purchase up to 10% of the shares sold in the conversion, including shares issued to our charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares sold in the offering, including shares issued to our charitable foundation.

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Each subscriber must subscribe for a minimum of 25 shares.

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Our directors and executive officers, together with their associates, may purchase in the aggregate up to 34% of the common stock sold in the offering.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.
If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering, including shares issued to our charitable foundation.
The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the SEC with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.
The plan of conversion defines “associate,” with respect to a particular person, to mean:
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a corporation or organization other than Central Federal Bancshares or Central Federal or a majority-owned subsidiary of Central Federal Bancshares or Central Federal of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

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a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

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any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Central Federal Bancshares or Central Federal or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”
Marketing Arrangements
We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, will:
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provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our plan of conversion;

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assist in structuring our offering, including developing and assisting in implementing a market strategy for the offering;

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serve as sole bookrunning manager in connection with the offering;

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review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

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assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

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assist us in analyzing proposals from outside vendors retained in connection with the offering, including printers, transfer agents and appraisal firms;

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assist us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

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meet with the board of directors and management to discuss any of these services; and

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provide such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Keefe, Bruyette & Woods and us.

For these services, Keefe, Bruyette & Woods received a management fee of  $35,000, which we have paid in full, and a success fee of 1% of the aggregate purchase price of our stock sold in the subscription offering and 2% of the aggregate purchase price of our stock sold in the community offering, excluding shares purchased by our officers, directors or employees (or members of their immediate families) and shares issued to our employee stock ownership plan and charitable foundation subject to a minimum success fee of  $225,000. The management fee will be credited against the success fee. In addition, if Keefe, Bruyette & Woods provides additional significant services as a result of a resolicitation in the subscription offering, Keefe, Bruyette & Woods will entitled to additional compensation for these services in an amount not to exceed $25,000. We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, in a total amount not to exceed $130,000. In the event unusual circumstances arise or a delay or resolicitation occurs, the expense caps may be increased $35,000. In no event, however, will out-of-pocket expenses, including fees and expenses of counsel, exceed $165,000.
The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods will receive a transaction fee equal to 6% of the aggregate purchase price of the shares of our stock sold in the syndicated community offering. If all shares of common stock were sold in a syndicated community offering (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan), the maximum selling agent commissions, including fees and expenses referred to in the preceding paragraph, would be approximately $1,014,738, $1,122,004, $1,229,270 and $1,352,625 at the minimum, midpoint, maximum, and maximum, as adjusted, levels of the offering, respectively. If all shares of common stock were sold in a syndicated community offering (and our directors, officers, employees and their family members and our employee stock ownership plan did not purchase their indicated shares), the maximum selling agent commissions, including fees and expenses referred to in the preceding paragraph, would be approximately $1,078,000, $1,195,000, $1,312,000 and $1,446,550 at the minimum, midpoint, maximum, and maximum, as adjusted, levels of the offering, respectively. Of this amount, Keefe, Bruyette & Woods will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.
We will indemnify Keefe, Bruyette & Woods against certain claims of liabilities and expenses (including legal fees) including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments to Keefe, Bruyette & Woods as may be required to be made in connection with any such claims and liabilities.

We have also engaged Keefe, Bruyette & Woods to act as our conversion agent in connection with the offering. In its role as conversion agent, Keefe, Bruyette & Woods will, among other things:
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consolidate and develop a central file of account holders;

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prepare proxy forms, proxy solicitation and special meeting services, including assisting with the labeling of notice and meeting materials, providing support for any follow-up mailings and tabulating votes;

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assist with the subscription offering, including assisting in establishing a stock information center and educating our personnel, supervising the stock information center, providing order form processing; assisting our transfer agent with the generation and mailing of stock ownership statements and advising on interest and refund calculations.

For these services, Keefe, Bruyette & Woods will receive a fee of  $40,000 (the “Services Fee”), and we have made a payment of  $5,000 with respect to the fee. The remaining $35,000 will be payable upon completion of the offering. We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of  $5,000. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our conversion agent and performance of services as our conversion agent.
Description of Sales Activities
Central Federal Bancshares will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and any community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods employees will be working at the stock information center, which will be located at a facility of Keefe, Bruyette & Woods and not on Central Federal’s premises. Employees of Keefe, Bruyette & Woods will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.
Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our stock information center. Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the selected broker-dealers managed by Keefe, Bruyette & Woods. Central Federal’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Central Federal’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Central Federal’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.
No officer, director or employee of Central Federal will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.
None of Central Federal’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Central Federal’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Exchange Act. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings
Use of Order Forms.   To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us at the address printed at the top of the stock order form or delivered in person to Central Federal’s office, 210 West 10th Street, Rolla, Missouri, by 1:00 p.m., Central time, on December 15, 2015. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal from the types of deposit accounts with Central Federal identified on the stock order form. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
To ensure that your stock purchase eligibility and priority are properly identified, you must list all eligible accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your eligible accounts may result in fewer shares being allocated to you than if all of your accounts were listed.
We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering.
To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.
Payment for Shares.   Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Central Federal, 210 West 10th Street, Rolla, Missouri. All checks, bank drafts and money orders must be made payable to the Central Federal Bancshares segregated account in compliance with SEC Rule 15c2-4. We will not, however, maintain more than one account. Funds received before the completion of the offering will be maintained in a segregated account at Central Federal. All subscriptions received will bear interest at Central Federal’s statement savings rate, which is subject to change at any time and is currently 0.25% per annum. Subscribers’ funds will be invested in investments that are permissible under SEC Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. Cash, wire transfers or third party checks will not be accepted. Interest will be paid on payments made by check, bank draft or money order at our statement savings rate from the date payment is processed until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the designated withdrawal will be made. The shares of common stock issued in the offering cannot and will not be insured by the FDIC or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest and without deduction as described above.
If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If the remaining balance in a certificate of deposit account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate of deposit will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our statement savings rate.
The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but will pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.
We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.
Using Retirement Account Funds.   If you are interested in using your retirement account funds to purchase shares of common stock, you must do so through a self-directed retirement account such as a brokerage firm retirement account. By regulation, Central Federal’s retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Central Federal retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Central Federal retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in a retirement account to purchase shares of common stock should contact our stock information center as soon as possible, preferably at least two weeks prior to the December 15, 2015 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
How We Determined the Offering Range and the $10.00 Per Share Purchase Price
Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Feldman Financial will receive fees totaling $30,000 for its appraisal services, plus $5,000 for each appraisal valuation update other than the required final valuation update at closing, and a maximum of  $2,500 for reimbursement of out-of-pocket expenses. We have agreed to indemnify Feldman Financial and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Central Federal. We have not paid any fees to Feldman Financial during the past three fiscal years.
Feldman Financial estimated that as of August 31, 2015 our pro forma market value (including the cash and shares to be contributed to our charitable foundation) was between $11.5 million and $15.5 million, with a midpoint of  $13.5 million.
Feldman Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial reviewed our conversion applications and our registration statement as filed with the SEC. Furthermore, they visited our facilities and had discussions with our management. Feldman Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial in connection with its appraisal.
In connection with its appraisal, Feldman Financial reviewed the following factors, among others:

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our present and projected operating results and financial condition;

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the economic and demographic conditions of our primary market area;

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pertinent historical financial and other information relating to Central Federal;

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a comparative evaluation of our operating and financial statistics with those of other publicly traded thrift institutions;

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the proposed price per share;

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the aggregate size of the offering of common stock;

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the impact of the conversion on our capital position and earnings potential;

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our intent to establish a charitable foundation in connection with the conversion and fund it with $100,000 in cash and shares of common stock equal to 4% of the gross offering proceeds received by Central Federal Bancshares in the offering; and

•
the trading market for securities of comparable institutions and general conditions in the market for such securities.

Consistent with OCC appraisal guidelines, Feldman Financial’s analysis utilized three selected valuation procedures, the price-to-book method as applied to pro forma book value and tangible book value, the price-to-core earnings method, and the price-to-assets method, all of which are described in its report. Feldman Financial appraisal report is filed as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information.” Feldman Financial placed the greatest emphasis on the price-to-book method in estimating pro forma market value, as Central Federal recorded a low level of core earnings for the most recent twelve-month period that resulted in non-meaningful price to core earnings ratios. Feldman Financial compared the pro forma price-to-book and price-to-tangible book ratios for Central Federal Bancshares to the same ratios for a peer group of comparable publicly traded companies. In choosing the peer group, Feldman Financial selected companies with operating characteristics comparable to those of Central Federal based on geography, asset size, capitalization, and asset quality. The peer group included publicly traded companies listed on a major exchange (and not organized in a mutual holding company structure or subject to an announced or rumored transaction) with:
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headquarters location in the Midwest;

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total assets of less than $600 million;

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tangible equity to assets greater than 8.5%; and

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non-performing assets to total assets less than 3.0%.

The following table lists the companies comprising the peer group selected by Feldman Financial.
Company	Ticker Symbol	Headquarters	Total Assets ($mil.)
Central Federal Corporation	CFBK	Worthington, OH	$339
First Federal of Northern Michigan Bancorp, Inc.	FFNM	Alpena, MI	326
HMN Financial, Inc.	HMNF	Rochester, MN	564
IF Bancorp, Inc.	IROQ	Watseka, IL	564
Jacksonville Bancorp, Inc.	JXSB	Jacksonville, IL	306
LaPorte Bancorp, Inc.	LPSB	La Porte, IN	521
Madison County Financial, Inc.	MCBK	Madison, NE	318
Poage Bankshares, Inc.	PBSK	Ashland, KY	432
United Community Bancorp	UCBA	Lawrenceburg, IN	521
Wayne Savings Bancshares, Inc.	WAYN	Wooster, OH	421
Wolverine Bancorp, Inc.	WBKC	Midland, MI	358

The following are various averages for the peer group companies:
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average assets of  $424.7 million;

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average non-performing assets of 1.6% of total assets;

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average loans of 67.0% of total assets;

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average equity of 13.9% of total assets; and

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average net income of 0.77% of average assets.

The purpose of utilizing the peer group is to develop valuation measures based on prices at which common stocks of comparable companies are trading in a public market. The comparable public companies valuation method is based on analyzing the trading market valuation ratios of the peer group and making any necessary adjustments to reflect any other differences or factors specific to the company being valued. The selection criteria were designed to identify companies with sufficient comparability to Central Federal so as to enhance the reliability of the method used to determine the appraised value. Feldman Financial concluded that the overall peer group provided reasonable comparability to justify relying upon the comparable peer group method in arriving at the appraised value. Feldman Financial applied a valuation discount to reflect the fact that, among other reasons, the earnings of Central Federal were below the average level of the selected peer group. OCC regulations require that Feldman Financial use a peer group of comparable institutions, and Feldman Financial believes that its methodology provided a more objective assessment of the valuation ratios that should be utilized in determining the pro forma market value of Central Federal Bancshares.
As indicated in its appraisal, Feldman Financial compared the operating characteristics of Central Federal to those of the peer group to determine Central Federal’s relative strengths and weaknesses as compared to the peer group companies. Feldman Financial then derived benchmark pricing ratios for the price-to-book value, price-to-tangible book value, and price-to-assets ratios based on the comparative group averages and medians. Investors tend to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and price-to-tangible book value comparisons. Generally, the price-to-earnings ratio is an important valuation ratio in the current thrift stock environment for companies reporting core profitability. However, the pro forma price-to-earnings ratios for Central Federal were very high or negative due to the low level of profitability reported on an historical basis. Therefore, Feldman Financial considered the price-to-earnings ratios as not meaningful for comparative valuation purposes.
Central Federal Bancshares expects that its common stock will be quoted on the OTC Pink marketplace following completion of the conversion. The peer group selected by Feldman Financial is comprised solely of companies traded on the NASDAQ Stock Market. Central Federal Bancshares’ smaller stock issue and OTC Pink marketplace listing do not offer the relative depth of liquidity afforded by the peer group’s larger market values and NASDAQ trading history. Thus, Feldman Financial also concluded that a valuation discount to the peer group is appropriate for the relative stock illiquidity.
Feldman Financial also considered that we intend to issue shares of Central Federal Bancshares common stock to the Central Federal Community Foundation, a charitable foundation that will be established in connection with the conversion. The intended contribution of shares of common stock to the charitable foundation has the effect of reducing the number of shares that may be offered in the offering. The charitable foundation will be funded with $100,000 in cash and shares of common stock equal to 4% of the shares sold by Central Federal Bancshares in the offering. We will not receive any conversion proceeds in connection with the issuance of these shares, and thus, our pro forma book value and earnings will be lower, resulting in a lower pro forma value for Central Federal Bancshares. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “The Central Federal Community Foundation.” Feldman Financial’s independent valuation will be updated before we complete our offering.
On the basis of the analysis in its report, Feldman Financial has advised us that, in its opinion, as of August 31, 2015, our estimated pro forma market value, was within the valuation range of  $11.5 million and $15.5 million with a midpoint of  $13.5 million, assuming the establishment and funding of our new charitable foundation with a total contribution consisting of  $100,000 in cash and shares of our common stock equal to 4% of the shares sold in the offering. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 1,105,500 shares to 1,495,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.
The following table presents a summary of selected pricing ratios for Central Federal Bancshares, Inc. and the peer group companies identified by Feldman Financial. Ratios are based on financial data for the twelve months ended June 30, 2015 for Central Federal and the peer group and stock price information as of August 31, 2015. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 31.4% on a price-to-book value basis and a discount of 33.6% on a price-to-tangible book value basis. The price-to-book value and price-to-tangible book value ratios also took into account Central Federal’s earnings history in relation to the peer group and its pro forma capitalization level. The valuation also considered the after-market pricing characteristics of recently converted savings institutions, both regionally and nationally. Central Federal Bancshares’ pro forma pricing ratios also reflected recent volatile market conditions, particularly for the stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.
	Price to Book Value Ratio	Price to Tangible Book Value Ratio
Central Federal Bancshares (pro forma)
Minimum	51.7%	51.7%
Midpoint	56.4	56.4
Maximum	60.5	60.5
Maximum, as adjusted	64.6	64.6
Peer group companies as of August 31, 2015:
Average	88.2	91.1
Median	91.8	92.4
Our board of directors reviewed Feldman Financial’s appraisal report, including the methodology and the assumptions used by Feldman Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 1,105,000 at the minimum of the valuation range and 1,495,000 at the maximum of the valuation range, with a midpoint of 1,300,000. The purchase price of  $10.00 per share was determined by us, taking into account, among other factors, the requirement under OCC regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.
Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the OCC, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.
If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, 1,105,000, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 1,719,250 shares without any further notice to you.
No shares will be sold unless Feldman Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds without deduction; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Central Federal Bancshares common stock; or take such other actions as may be permitted by the OCC. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest and without deduction, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Feldman Financial establishes a new valuation range, it must be approved by the OCC.
In formulating its appraisal, Feldman Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Feldman Financial believes this information to be reliable, Feldman Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.
Copies of the appraisal report of Feldman Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our office and the other locations specified under “Where You Can Find More Information.”
After-Market Stock Price Performance
The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2012 and August 31, 2015 involving companies listed on the OTC Pink marketplace. As part of its appraisal of our estimated pro forma market value, Feldman Financial considered the after-market performance of these mutual-to-stock conversion offerings. None of these companies were included in the peer group of publicly traded companies utilized by Feldman Financial in performing its valuation analysis.
					Pro Forma Offering Ratio		Percentage Price Change From Initial Trading Date
Company	State	Date of Conversion	Total Assets ($mil.)	Gross Offering Proceeds ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	After One Day (%)	After One Week (%)	After One Month (%)	Through Aug. 31, 2015 (%)
MW Bancorp, Inc. (MWBC)	OH	01/30/15	90.4	8.8	56.8	56.8	15.0	24.9	20.0	41.5
MB Bancorp, Inc. (MBCQ)	MD	12/30/14	136.1	21.2	60.6	60.6	4.5	6.0	6.1	22.6
Pilgrim Bancshares, Inc. (PLRM)	MA	10/13/14	166.3	21.8	73.3	73.3	11.5	9.4	8.2	27.5
Home Bancorp Wisconsin, Inc. (HWIS)	WI	04/24/14	114.7	9.0	64.6	64.6	(3.9)	(7.4)	(17.5)	(22.5)
Edgewater Bancorp, Inc. (EGDW)	MI	01/17/14	119.5	6.7	52.7	55.0	0.0	2.5	2.5	22.5
Quarry City Savings & Loan Assn. (QRRY)	MO	07/26/13	40.3	4.1	54.2	56.4	7.5	2.0	0.5	20.0
Sunnyside Bancorp, Inc. (SNNY)	NY	07/16/13	90.6	7.9	63.0	63.0	5.0	4.5	0.1	(0.1)
Meetinghouse Bancorp, Inc. (MTGB)	MA	11/20/12	74.1	6.6	64.7	64.7	12.5	27.5	20.0	40.4
West End Indiana Bancshares, Inc. (WEIN)	IN	01/11/12	225.2	13.6	49.1	49.1	12.6	12.5	20.0	121.5
Average			117.5	11.1	59.9	60.4	7.2	9.1	6.7	30.4
Median			114.7	8.8	60.6	60.6	7.5	6.0	6.1	22.6

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market areas. The companies listed in the table above may not be similar to Central Federal Bancshares, the pricing ratios for their stock offerings may be different from the pricing ratios for Central Federal Bancshares, and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.
Our stock price may trade below $10.00 per share, as the stock prices of certain mutual-to-stock conversions have decreased below the initial offering price. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 12.
Delivery of Shares of Common Stock Purchased in the Offering
All shares of Central Federal Bancshares common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Restrictions on Repurchase of Stock
Under OCC regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the OCC; (2) the repurchase of eligible shares of a director; or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the OCC may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the OCC. Furthermore, repurchases of any common stock are prohibited if they would cause Central Federal’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the OCC.
Restrictions on Transfer of Shares after the Conversion Applicable to Officers and Directors
Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.
Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the OCC. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Central Federal as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, OCC regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.
Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.
We have filed with the SEC a registration statement under the Securities Act, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act, under certain circumstances.
Interpretation, Amendment and Termination
To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the OCC. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.
Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the OCC, unless an extension is granted by the OCC. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings association. We may terminate the plan of conversion at any time.

The Central Federal Community Foundation
General
In furtherance of our commitment to the communities we serve, we have voluntarily established a foundation in connection with our conversion from the mutual to stock form of organization. The plan of conversion authorizes the charitable foundation to be established as a non-stock corporation and to be funded with cash and/or shares of our common stock in an aggregate amount of up to 8% of the value of the shares sold in the offering. Pursuant to this authorization, we have decided to fund the foundation with $100,000 in cash and the remainder in shares of common stock equal to 4% of shares sold by Central Federal Bancshares in the conversion, which will result in the charitable foundation holding 3.8% of the shares of our common stock outstanding after the conversion. The contribution of common stock to the charitable foundation will be dilutive to the interests of shareholders. Central Federal Bancshares has no plans to provide additional funding beyond this initial contribution over the next three years. Central Federal may make future contributions as deemed appropriate by Central Federal’s board of directors, subject to any capital needs and requirements or other regulatory limitations that may be applicable. The contribution of common stock to the charitable foundation will not be included in determining whether the minimum number of shares of common stock (1,105,000 shares) has been sold in order to complete the offering.
Purpose of the Charitable Foundation
The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The Central Federal Community Foundation will be dedicated completely to community activities and the promotion of charitable causes and may be able to support such activities in ways that are not presently available to us. The charitable foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Central Federal received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the OCC.
Our board of directors further believes that the funding of the charitable foundation with common stock of Central Federal Bancshares is a means of enabling the communities served by us to share in the growth and success of Central Federal Bancshares long after completion of the conversion. The charitable foundation will accomplish that goal by providing for continued ties between the charitable foundation and Central Federal, thereby forming a partnership with our community. The establishment of the charitable foundation will also enable Central Federal Bancshares and Central Federal to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds.
Structure of the Central Federal Community Foundation
The charitable foundation will be incorporated under Missouri law as a nonprofit corporation. Its initial board of directors will consist of persons who are directors or employees of Central Federal, as well as at least one independent director. Directors of the charitable foundation who are affiliated with Central Federal are not expected to be paid additional compensation for their service on the charitable foundation’s board. The articles of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes, including development in the local community, as set forth in Section 501(c)(3) of the Internal Revenue Code. The charitable foundation’s articles of incorporation or bylaws also provide that no part of its earnings will inure to the benefit of, or be distributable to, its directors, officers or members.
The authority for the affairs of the charitable foundation will be vested in its board of directors. The directors of the charitable foundation are responsible for establishing the charitable foundation’s policies with respect to grants or donations by the charitable foundation, consistent with the purpose for which the charitable foundation was established. Although no formal policy governing the charitable foundation grants exists at this time, the charitable foundation’s board of directors will adopt such a policy prior to receiving the contribution. As directors of a nonprofit corporation, directors of the charitable foundation are at all times bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect the assets of the charitable foundation and to act in a manner consistent with the charitable purpose for which the charitable foundation was established. The directors of the charitable foundation are also responsible for directing the charitable foundation’s activities, including the management of the common stock of Central Federal Bancshares. The board of directors of the charitable foundation will appoint such officers as may be necessary to manage its operation. The charitable foundation may use employees of Central Federal as its volunteer support staff.
The charitable foundation will commit to the Federal Reserve that all shares of common stock held by the charitable foundation will be voted in the same ratio as all other shares of Central Federal Bancshares’s common stock on all proposals considered by shareholders of Central Federal Bancshares. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation is required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. We anticipate that additional capital for the charitable foundation will come from any dividends that may be paid on our shares of common stock in the future, loans collateralized by the shares of common stock (within the limits of applicable federal and state laws) or the proceeds of the sale of any of the shares of common stock in the open market from time to time.
Upon completion of the conversion and the contribution of shares to the charitable foundation, Central Federal Bancshares would have 1,149,200, 1,352,000, 1,554,800 and 1,788,020 shares issued and outstanding at the minimum, midpoint, maximum and maximum, as adjusted of the estimated valuation range. Because Central Federal Bancshares will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 3.8% at the close of the conversion, regardless of whether we issue shares at the minimum or at the maximum of the offering range, as adjusted, as compared to their interests in Central Federal Bancshares if the charitable foundation was not established. For additional discussion of the dilutive effect, see “Pro Forma Data.” If the charitable foundation was not established and funded as part of the conversion, Feldman Financial estimates that the pro forma valuation of Central Federal Bancshares would be greater; and as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Central Federal Bancshares is $11.0 million, $13.0 million, and $15.0 million with the charitable foundation, as compared with $11.9 million, $14.0 million, and $16.1 million, respectively, without the charitable foundation. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
Regulatory Conditions Imposed on the Central Federal Community Foundation
The OCC, and other federal bank regulatory agencies with authority over us, impose numerous requirements on the establishment and operation of a charitable foundation. As a result, the charitable foundation is subject to these requirements, including but not limited to the following:
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examination by the appropriate federal banking agency, at the charitable foundation’s expense, and compliance with supervisory directives imposed by such agency;

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the charitable foundation must provide the appropriate federal banking agency with a copy of the annual report it submits to the Internal Revenue Service;

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as long as the charitable foundation controls shares of Central Federal Bancshares, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders, subject to certain exceptions;

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the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy; and

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the charitable foundation must not engage in self-dealing, and must comply with all laws necessary to maintain the charitable foundation’s tax-exempt status.

Tax Considerations
We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Central Federal Community Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the charitable foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.
Central Federal Bancshares and Central Federal are authorized by federal law to make charitable contributions. We believe that the offering of our stock in connection with the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the charitable foundation.
We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation. We have not received a tax opinion regarding these issues.
As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year, and it will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the charitable foundation’s managers and a concise statement of the purpose of each grant.

Restrictions On The Acquisition Of Central Federal Bancshares And Central Federal
General
Central Federal’s plan of conversion provides for the conversion of Central Federal from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by Central Federal’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in Central Federal Bancshares’ articles of incorporation and bylaws may have anti-takeover effects. In addition, provisions in Central Federal’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Missouri corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either Central Federal Bancshares or Central Federal.
Anti-Takeover Provisions in Central Federal Bancshares’ Articles of Incorporation and Bylaws
Central Federal Bancshares’ articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Central Federal Bancshares by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Central Federal Bancshares more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Central Federal Bancshares, but which Central Federal Bancshares shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Central Federal Bancshares’ articles of incorporation and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.
Amendment of Articles of Incorporation.   The General Business Corporation Law of Missouri, or GBCL, provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Our articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that:
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any amendment, alteration, change or repeal of the provisions of Central Federal Bancshares’ articles of incorporation relating to the board of directors requires the affirmative vote of the least 80% of the shares entitled to vote unless such amendment, alteration, change or repeal has previously been expressly approved by at least two-thirds of the Central Federal Bancshares’ board of directors, and

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in addition to any affirmative vote of the holders of any particular class or series required by law, the articles of incorporation or the terms of any preferred stock, any amendment, alteration, change or repeal of the provisions of Central Federal Bancshares’ article of incorporation relating to limitations on certain voting rights and to certain business combinations (each discussed in more detail below) requires the affirmative vote of  (a) at least 80% of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class and (b) at least a majority of the voting power of all of the then-outstanding shares of the voting stock not beneficially owned by any “interested shareholder” (or any affiliate or associate thereof).

Limitation on Voting Rights.   Our articles of incorporation provide that in no event will any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the 10% limit. This limitation will not apply if a majority of our whole board of directors (meaning a majority of the total number of directors if there were no vacancies on the board) has approved in advance such entitlement or permission. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers or any employee benefit plans of Central Federal Bancshares or any subsidiary or a trustee of a plan.

Classified Board.   Our articles of incorporation and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Central Federal Bancshares.
Directors, and Not Shareholders, Fix the Size of the Board of Directors.   Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than fifteen directors. Our board of directors currently contains six members.
Directors are Removed for Cause Only.   Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of two-thirds of our outstanding voting stock.
Board Vacancies to Be Filled by Remaining Directors and Not Shareholders.   Any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will be filled only by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor. This provision makes it more difficult for shareholders to remove directors and replace them with their own nominees.
Qualification.   Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.
Elimination of Cumulative Voting.   Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.
No Special Meetings Called by Shareholders.   Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President or by two-thirds of the total number of directors. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.
Shareholders May Only Act by Written Consent Upon Unanimous Written Consent.   Under our bylaws and Missouri law, shareholder action by written consent must be unanimous.
Advance Notice Provisions for Shareholder Nominations and Proposals.   Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Corporate Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of Central Federal Bancshares and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.
Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.
Authorized but Unissued Shares of Capital Stock.   Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Business Combinations with Interested Shareholders.   Our articles of incorporation contain a restriction on transactions defined as “business combinations” (as defined below). A business combination with an “interested shareholder” (as defined below) requires the approval of the holders of at least 80% of the voting power of all of the then-outstanding shares of our capital stock, voting together as a single class, and the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock, voting together as a single class, that are not beneficially owned by such interested shareholder or any of its affiliates or associates. This approval requirement does not apply to a business combination that has been approved by a majority of our whole board prior to the time the interested shareholder, or any affiliate or associate of the interested shareholder, became an interested shareholder. The term “business combination” generally includes a merger or consolidation, sale or other disposition of a substantial amount of our assets, a plan of liquidation or dissolution of us, or other transactions involving the transfer, issuance, reclassification or recapitalization of our securities, in each case benefiting an individual or entity that, together with its affiliates and associates, is the beneficial owner of more than 10% of the outstanding shares entitled to vote in the election of directors. In certain circumstances, our board of directors may approve any of the foregoing in lieu of the super-majority shareholder approval provision. “Interested shareholder” generally includes a person who, together with its affiliates and associates, is the beneficial owners of 20% or more of our then outstanding voting stock.
Restrictions in Central Federal’s Federal Stock Charter and Bylaws
Although the board of directors of Central Federal is not aware of any effort that might be made to obtain control of Central Federal after its conversion to the stock form of ownership, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Central Federal’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in Central Federal’s proposed federal stock charter and bylaws.
Beneficial Ownership Limitation.   Central Federal’s charter provides that, for a period of five years from the date of the conversion, no person, other than Central Federal Bancshares, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Central Federal. If a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the shareholders for a vote.
Board of Directors
Classified Board.   Central Federal’s board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Central Federal.

Filling of Vacancies; Removal.   The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the shareholders. Central Federal’s bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of the holders of at least a majority of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.
Elimination of Cumulative Voting.   The charter of Central Federal does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.
Authorized but Unissued Shares of Capital Stock.   Following the conversion, Central Federal will have authorized but unissued shares of common and preferred stock. Central Federal’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of Central Federal by means of a merger, tender offer, proxy contest or otherwise.
Regulatory Restrictions
Missouri Corporate Law and Business Combinations with Interested Stockholders.   Missouri law also contains certain provisions that may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including a business combination statute that is similar to the provision in our articles of incorporation and that restricts certain “business combinations” (as defined below) between us and an “interested shareholder” (as defined below) or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.
The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:
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the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

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the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.
A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.
Conversion Regulations.   Regulations of the OCC prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the OCC, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Savings and Loan Holding Company and Change in Bank Control Acts.   The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Savings and Loan Holding Company Act, the Change in Bank Control Act of 1978, the Federal Reserve Board’s regulations and OCC regulations. The Federal Reserve Board and the OCC also require persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings association such as Central Federal, to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board and the OCC.
The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of the Bank Holding Company Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Central Federal Bancshares’ voting stock or the power to direct the management or policies of Central Federal Bancshares. However, under Federal Reserve Board and OCC regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Central Federal Bancshares’ voting securities if specified “control factors” are present. The statute and underlying regulations authorize the OCC to disapprove a proposed acquisition on certain specified grounds.
Description Of Central Federal Bancshares Capital Stock
The common stock of Central Federal Bancshares will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the FDIC or any other government agency.
General
Central Federal Bancshares is authorized to issue 10,000,000 shares of common stock having a par value of  $0.01 per share and 1,000,000 shares of preferred stock having a par value of  $0.01 per share. Each share of Central Federal Bancshares’ common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Central Federal Bancshares will not issue any shares of preferred stock in the conversion.
Common Stock
Dividends.    Subject to any preferential rights of any outstanding series of preferred stock that the board of directors of Central Federal Bancshares may decide to create from time to time, the holders of Central Federal Bancshares common stock on the applicable record date will be entitled to such dividends as may be declared from time to time by the Central Federal Bancshares board of directors from funds available therefor. Missouri law generally permits a corporation to pay dividends on its common stock unless the net assets of the corporation are less than its stated capital or when the payment of dividends would reduce the net assets of the corporation below its stated capital or the dividend payment would be contrary to any restrictions contained in the corporation’s articles of incorporation. See “Our Dividend Policy” and “Regulation and Supervision.”
Voting Rights.   Except as discussed under “Restrictions on the Acquisition of Central Federal Bancshares, Inc. and Central Federal — Anti-Takeover Provisions in Central Federal Bancshares’ Articles of Incorporation and Bylaws — Limitation on Voting Rights,” the holders of Central Federal Bancshares common stock are entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any shares of our preferred stock, the holders of such shares will exclusively possess all voting power. The articles of incorporation of Central Federal Bancshares do not provide for cumulative voting in the election of directors.
Liquidation.   If there is any liquidation, dissolution or winding up of Central Federal, Central Federal Bancshares, as the sole holder of Central Federal’s capital stock, would be entitled to receive all of Central Federal’s assets available for distribution after payment or provision for payment of all debts and liabilities of Central Federal, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Central Federal Bancshares, the holders of its common stock would be entitled to receive all of the assets of Central Federal Bancshares available for distribution after payment or provision for payment of all its debts and liabilities. If Central Federal Bancshares issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.
Preemptive Rights; Redemption.   Holders of the common stock of Central Federal Bancshares will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.
Preferred Stock
Central Federal Bancshares will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion.
The board of directors of Central Federal Bancshares has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications and limitations or restrictions thereof of the shares constituting any series, without any further vote or action by the shareholders. Any shares of preferred stock so authorized and issued could have priority over the common stock with respect to dividend and/or liquidation rights. The board of directors of Central Federal Bancshares is expressly authorized to determine, for each class or series of preferred stock, the following information:
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the number of shares constituting such series of preferred stock and the designation thereof;

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the rate and times at which, and the conditions, if any, under which dividends will be payable on shares of that series, the status of those dividends as cumulative or non-cumulative and the priority of payments;

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the voting rights pertaining to shares of the series;

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whether or not the shares of the series are convertible into or exchangeable for other securities, including common stock, and the price and other terms and conditions of conversion or exchange;

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the price or prices, times, terms and conditions upon which the shares of the series may be redeemed;

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the terms of a sinking fund, if any, to be provided for such shares;

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the rights which the holders of shares of the series have in the event of our voluntary or involuntary liquidation, dissolution, or winding up;

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whether to include, from time to time, any additional shares of preferred stock in the series; and

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any other relative powers, preferences and rights, and any qualifications, limitations or restrictions thereof.

Authorizing the board of directors to establish preferred stock eliminates delays associated with seeking shareholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of us at a price which many shareholders find attractive. These provisions could also make it more difficult for Central Federal Bancshares shareholders to effect certain corporate actions, including the election of directors.
Notwithstanding the foregoing, without shareholder approval we do not intend to offer preferred stock to directors, officers, promoters or persons who beneficially own 5% or more of any class of our equity securities except on the same terms as the preferred stock is offered to all other existing or new shareholders or unless a majority of our independent directors that do not have an interest in the transaction approve the offer of preferred stock and have access, at our expense, to our counsel or independent counsel.
Transfer Agent And Registrar
The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.
Legal And Tax Opinions
The legality of our common stock has been passed upon for us by Lewis Rice LLC, which has also opined upon the federal and state tax consequences of the conversion. Lewis Rice LLC consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Breyer & Associates PC.
Experts
The financial statements of Central Federal as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014 included in this prospectus and in the registration statement have been audited by Michael Trokey & Company, P.C., an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Feldman Financial Advisors, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.
Where You Can Find More Information
We have filed with the SEC a registration statement under the Securities Act, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.
Central Federal has filed an application for approval of the plan of conversion with the OCC. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the Central District Office of the OCC, One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605.
A copy of the plan of conversion and Central Federal Bancshares’ articles of incorporation and bylaws are available without charge from Central Federal. The appraisal report of Feldman Financial Advisors, Inc. has been filed as an exhibit to our registration statement and to our regulatory applications. The appraisal report was filed electronically with the SEC and is available on its website as described above. The appraisal report also is available at the public reference room of the SEC and the offices of the OCC as described above.

In connection with the offering, Central Federal Bancshares will register its common stock under Section 12(g) of the Exchange Act and, upon such registration, Central Federal Bancshares and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan of conversion, Central Federal Bancshares has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO FINANCIAL STATEMENTS OF
CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
****
All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes. Separate financial statements for Central Federal Bancshares have not been included in this prospectus because Central Federal Bancshares, which has engaged only in the organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

MICHAEL TROKEY & COMPANY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
10411 CLAYTON ROAD
ST. LOUIS, MISSOURI 63131
Report of Independent Registered Public Accounting Firm
The Board of Directors
Central Federal Savings and Loan Association of Rolla
Rolla, Missouri
We have audited the accompanying statements of financial condition of Central Federal Savings and Loan Association of Rolla (“Association”) as of December 31, 2014 and 2013 and the related statements of income, comprehensive income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Association is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Federal Savings and Loan Association of Rolla as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

St. Louis, Missouri
September 10, 2015

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
STATEMENTS OF FINANCIAL CONDITION
	June 30, 2015	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and Due from Financial Institutions	$8,536,000	$7,802,000	$7,158,000
Federal Funds Sold	100,000	100,000	100,000
Cash and Cash Equivalents	8,636,000	7,902,000	7,258,000
Certificates of Deposit in Other Financial Institutions	2,480,000	2,480,000	2,480,000
Securities Available-for-Sale at Fair Value (Amortized cost is $15,000 at June 30, 2015, December 31, 2014, and December 31, 2013)	33,000	31,000	44,000
Federal Home Loan Bank (FHLB) Stock, at Cost	77,000	78,000	78,000
Loans, Net of Allowance for Loan Losses of $278,000 in 2015, $279,000 in 2014 and $351,000 in 2013	49,624,000	52,184,000	53,559,000
Foreclosed Assets	508,000	243,000	243,000
Premises and Equipment, Net	709,000	739,000	735,000
Accrued Interest Receivable	126,000	122,000	140,000
Deferred Tax Asset, Net	93,000	144,000	118,000
Income Taxes Receivable	27,000	—	35,000
Other Assets	111,000	54,000	73,000
Total Assets	$62,424,000	$63,977,000	$64,763,000
LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest-Bearing	$2,186,000	$2,640,000	$2,116,000
Interest-Bearing	46,456,000	47,642,000	49,059,000
Total Deposits	48,642,000	50,282,000	51,175,000
Other Liabilities	118,000	113,000	117,000
Total Liabilities	48,760,000	50,395,000	51,292,000
EQUITY
Retained Earnings − Substantially Restricted	13,652,000	13,571,000	13,452,000
Accumulated Other Comprehensive Income	12,000	11,000	19,000
Total Equity	13,664,000	13,582,000	13,471,000
Total Liabilities and Equity	$62,424,000	$63,977,000	$64,763,000

See Accompanying Notes to Financial Statements.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
STATEMENTS OF INCOME
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$1,192,000	$1,205,000	$2,411,000	$2,669,000
Securities and Other	30,000	25,000	55,000	54,000
Total Interest Income	1,222,000	1,230,000	2,466,000	2,723,000
INTEREST EXPENSE
Deposits	236,000	250,000	494,000	548,000
Total Interest Expense	236,000	250,000	494,000	548,000
NET INTEREST INCOME	986,000	980,000	1,972,000	2,175,000
PROVISION FOR LOAN LOSSES	—	60,000	60,000	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	986,000	920,000	1,912,000	2,175,000
NONINTEREST INCOME
Customer Service Fees	22,000	24,000	49,000	48,000
Other Income	10,000	13,000	23,000	29,000
Total Noninterest Income	32,000	37,000	72,000	77,000
NONINTEREST EXPENSE
Compensation and Employee Benefits	525,000	525,000	1,054,000	1,006,000
Data Processing and Other Outside Services	122,000	124,000	256,000	247,000
FDIC Insurance and Regulatory Assessment	40,000	41,000	83,000	87,000
Occupancy and Equipment	108,000	108,000	215,000	220,000
Legal and Professional Services	26,000	29,000	54,000	55,000
Supplies, Telephone, and Postage	22,000	22,000	46,000	40,000
Operations of Foreclosed Assets	9,000	5,000	11,000	127,000
Other	41,000	41,000	86,000	104,000
Total Noninterest Expense	893,000	895,000	1,805,000	1,886,000
INCOME BEFORE INCOME TAXES	125,000	62,000	179,000	366,000
INCOME TAX EXPENSE	44,000	24,000	60,000	137,000
NET INCOME	$81,000	$38,000	$119,000	$229,000

See Accompanying Notes to Financial Statements.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
STATEMENTS OF COMPREHENSIVE INCOME
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
NET INCOME	$81,000	$38,000	$119,000	$229,000
Other Comprehensive Income (Loss):
Unrealized Gains/(Losses) on Securities Available-for-Sale	2,000	15,000	(13,000)	40,000
Income Tax (Expense)/Benefit	(1,000)	(5,000)	5,000	(15,000)
Total Other Comprehensive Income (Loss), net of tax	1,000	10,000	(8,000)	25,000
TOTAL COMPREHENSIVE INCOME	$82,000	$48,000	$111,000	$254,000

See Accompanying Notes to Financial Statements.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
STATEMENTS OF CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2015 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2014 AND 2013
	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, JANUARY 1, 2013	$13,223,000	$(6,000)	$13,217,000
Net Income	229,000	—	229,000
Other Comprehensive Income	—	25,000	25,000
BALANCE, DECEMBER 31, 2013	13,452,000	19,000	13,471,000
Net Income	119,000	—	119,000
Other Comprehensive Loss	—	(8,000)	(8,000)
BALANCE, DECEMBER 31, 2014	13,571,000	11,000	13,582,000
Net Income	81,000	—	81,000
Other Comprehensive Income	—	1,000	1,000
BALANCE, JUNE 30, 2015	$13,652,000	$12,000	$13,664,000

See Accompanying Notes to Financial Statements.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$81,000	$38,000	$119,000	$229,000
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Provision for Loan Losses	—	60,000	60,000	—
Depreciation	38,000	35,000	73,000	70,000
Deferred Income Tax	50,000	(26,000)	(21,000)	28,000
Loss on Sale of Foreclosed Assets	—	—	—	100,000
Net Changes in:
Accrued Interest Receivable	(4,000)	6,000	18,000	4,000
Income Taxes Receivable	(27,000)	51,000	35,000	(60,000)
Other Assets	(57,000)	(1,000)	19,000	101,000
Other Liabilities	5,000	(13,000)	(4,000)	10,000
Net Cash Provided by Operating Activities	86,000	150,000	299,000	482,000
CASH FLOWS FROM INVESTING ACTIVITIES
Net Change in Certificates of Deposit in Other Financial Institutions	—	(1,488,000)	—	388,000
Net Change in FHLB Stock	1,000	—	—	(1,000)
Net Decrease in Loans	2,295,000	1,026,000	1,315,000	3,353,000
Purchases of Premises and Equipment	(8,000)	(68,000)	(77,000)	(72,000)
Proceeds from Sale of Foreclosed Assets	—	—	—	812,000
Net Cash Provided by (Used in) Investing Activities	2,288,000	(530,000)	1,238,000	4,480,000
CASH FLOWS FROM FINANCING ACTIVITIES
Net Decrease in Deposits	(1,640,000)	605,000	(893,000)	(650,000)
Net Cash Provided by (Used in) Financing Activities	(1,640,000)	605,000	(893,000)	(650,000)
NET CHANGE IN CASH AND CASH EQUIVALENTS	734,000	225,000	644,000	4,312,000
Cash and Cash Equivalents at Beginning of Period	7,902,000	7,258,000	7,258,000	2,946,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,636,000	$7,483,000	$7,902,000	$7,258,000
SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest Paid on Deposits	$231,000	$245,000	$494,000	$548,000
Income Taxes Paid, Net of Refunds Received	$21,000	$37,000	$46,000	$170,000
Noncash Investing Activities:
Transfer of Loans to Foreclosed Assets	$265,000	$—	$—	$—
See Accompanying Notes to Financial Statements.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013
NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Central Federal Savings and Loan Association of Rolla (the “Association”) is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which generally consists of Phelps County, Missouri, although it also services customers in the contiguous Missouri counties of Dent, Texas, Crawford, Pulaski and Maries. The Association offers a variety of loan and deposit products to meet the borrowing needs of its customers. The Association operates out of its office in Rolla, Missouri. The Association is subject to regulation, examination, and supervision by the Office of the Comptroller of the Currency, or OCC, its primary federal regulator, and the Federal Deposit Insurance Corporation, or FDIC, its deposit insurer.
Unaudited Interim Financial Statements
The interim financial statements prepared by management as of June 30, 2015 and for the six months ended June 30, 2015 and June 30, 2014 are not covered by the Report of Independent Registered Public Accounting Firm. In the opinion of management, the accompanying financial statements as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at June 30, 2015, and the results of operations and cash flows for the six months ended June 30, 2015 and 2014 and are not necessarily indicative of the results to be expected for the full year.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses, valuation of foreclosed assets, valuation of deferred tax assets, and fair values of financial instruments.
Concentrations of Credit Risk
Most of the Association’s activities are with customers located within Phelps County, Missouri and surrounding areas. Note 3 discusses the types of securities that the Association invests in. Note 4 discusses the types of lending that the Association engages in.
Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from financial institutions and federal funds sold, all of which have an original maturity within 90 days. Cash flows from loans and deposits are reported net.
The Association maintains cash in correspondent bank accounts which exceed the federally insured limits. The Association’s management monitors the balances in these accounts and periodically assesses the financial condition of the correspondent banks. Interest bearing funds in cash and cash equivalents were $7,647,000, $6,494,000, and $6,168,000 as of June 30, 2015, December 31, 2014, and December 31, 2013, respectively.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

Certificates of Deposit in Other Financial Institutions
Certificates of deposit in other financial institutions are carried at cost and generally mature in five years or less.
Securities
Securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on securities available-for-sale are included in other income or expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined using the specific identification method on the trade date. The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.
Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The Association monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Association’s intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The ability to hold is determined whether it is more likely than not that the Association will be required to sell the security before its anticipated recovery. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in noninterest income.
FHLB Stock, at Cost
The Association is a member of the Federal Home Loan Bank of Des Moines (FHLB) system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost and periodically evaluated for impairment. Because this stock is viewed as long term investment, impairment is based on ultimate recovery at par value. Both cash and stock dividends are reported as income. Management believes no impairment charge was necessary related to the FHLB stock during the six months ended June 30, 2015 or 2014, and for the years ended December 31, 2014 or 2013.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans, and premiums or discounts on purchased loans.
Interest income is accrued on the unpaid principal balance. The Association has determined the application of guidance in the nonrefundable fees and other costs standard regarding the deferral of loan origination fees and direct loan origination costs, does not have a material effect on its financial statements. As such, these fees and costs have been primarily recognized during the period they are collected and incurred, respectively. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income and amortization of related deferred loan fees or costs is suspended. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. The cash-basis is used when a determination has been made that the principal and interest of the loan is collectible. If collectability of the principal and interest is in doubt, payments are applied to loan principal. The determination of ultimate collectability is supported by a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment, including consideration of the borrower’s sustained historical repayment performance and other relevant factors. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, the borrower has demonstrated a period of sustained performance, and future payments are reasonably assured. A sustained period of repayment performance generally would be a minimum of six months.
Allowance for Loan Losses
The allowance for loan losses (allowance) is an estimate of loan losses inherent in the Association’s loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when the Association determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.
The allowance consists of three primary components, general allowances, specific allowances related to impaired loans, and unallocated allowances. The general component covers non-impaired loans and is based on historical losses adjusted for qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Association over the most recent three years. This actual loss experience is adjusted for qualitative factors based on the risks present for each portfolio segment. These qualitative factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.
A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans for which impairment is measured generally include loans classified as substandard, doubtful, non-accrual, or are considered a troubled debt restructured loan. When a loan is impaired, the Association measures impairment based on the present value of expected future cash flows discounted at the original contractual interest rate, except that as a practical expedient, it may measure impairment based on an observable market price, or the fair value of the collateral if collateral dependent. A loan is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.
Allowance allocations other than general and specific are included in the unallocated portion. The unallocated allowance reflect the imprecision inherent in the underlying assumptions used in the methodologies for estimating the general allowance.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

Under certain circumstances, the Association will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Association for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.
The Association assigns a risk rating to all loans to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by the Association’s regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:
Unclassified:    An unclassified loan is a credit with no existing or known potential weaknesses deserving of management’s close attention.
Special Mention:    Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of the Association’s credit position at some future date. Special Mention loans are not adversely classified and do not expose the Association to sufficient risk to warrant adverse classification.
Substandard:    Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as Substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well-defined weaknesses include a borrower’s lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. They are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected.
Doubtful:    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss:    Loans classified as loss are considered uncollectible and charged off immediately.
The Association maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include commercial business, commercial and multi-family real estate, residential real estate, and consumer and other with risk characteristics described as follows:
Commercial Business:    Commercial business loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.
Commercial and Multi-Family Real Estate:    Commercial and multi-family real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments. Adverse economic

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.
Residential Real Estate:    The degree of risk in residential mortgage lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.
Consumer and Other:    The consumer and other loan portfolio are usually comprised of a large number of small loans scheduled to be amortized over a specific period. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.
Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions, and other factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. Central Federal is subject to periodic examination by its primary regulator, which may require additions to the allowance based on judgments regarding loan portfolio information available at the time of its examinations.
Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Association has entered into commitments to extend credit, including commitments under credit arrangements, and standby letters of credit. Such financial instruments are recorded when they are funded.
Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling cost at the date of foreclosure, establishing a new cost basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets held for sale are carried at the lower of the new cost basis or fair value less cost to sell. This evaluation is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in the Association’s financial statements.
Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. Costs of significant asset improvements are capitalized, whereas costs relating to holding assets are expensed. Revenues and expenses from operations and changes in the valuation allowance are included in foreclosed assets expense.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

Premises and Equipment
Land is carried at cost. Other premises and equipment are carried at costs net of accumulated depreciation. Depreciation is computed on the straight-line method based principally on the estimated useful lives of the assets. Useful lives range from 15 to 40 years for building and improvements; 2 to 15 years for furniture, fixtures and equipment; and 5 years for automobiles. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
Impairment of Long-Lived Assets
The Association tests long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less estimated costs to sell.
Advertising Costs
Advertising costs are expensed as incurred.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal and state income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.
Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions.
The Association adopted the provision of accounting for uncertainty in income taxes. These rules establish a higher standard for tax benefits to meet before they can be recognized in an Association’s financial statements. The Association can recognize in financial statements the impact of a tax position taken, or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merit of the position. The Association had no uncertain tax positions during the six months ended June 30, 2015 and 2014, or the years ended December 31, 2014 or 2013.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

The Association files federal and state income tax returns and it is not subject to federal or state income tax examinations for taxable years prior to 2011.
Comprehensive Income
Recognized revenue, expenses, gains, and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, are reported as a separate component of the equity section of the statements of financial condition, such items, along with net income, are components of comprehensive income.
New Accounting Standards
In January 2014, the FASB issued ASU 2014-04, Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify when a repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under the amendment, physical possession occurs, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on the Association’s financial statements.
Subsequent Events
In preparing these financial statements, the Association has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were available to be issued.
note 2    Certificates of DEPOSIT IN OTHER FINANCIAL INSTITUTIONS
Certificates of deposit in other financial institutions are as follows:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Certificates of Deposit at Cost Maturing In:
One Year or Less	$496,000	$496,000	$1,488,000
One Year to Five Years	1,984,000	1,488,000	992,000
Over Five Years	—	496,000	—
	$2,480,000	$2,480,000	$2,480,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 3    sECURITIES
The carrying amount and estimated fair market value of investment securities classified as available-for-sale are summarized as follows:
	June 30, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
Federal Home Loan Mortgage Corp. Stock	$15,000	$18,000	$—	$33,000

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Federal Home Loan Mortgage Corp. Stock	$15,000	$16,000	$—	$31,000

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Federal Home Loan Mortgage Corp. Stock	$15,000	$29,000	$—	$44,000

During the six month periods ended June 30, 2015 and 2014, or the years ended December 31, 2014 and 2013, the Association did not sell any securities.
note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans are summarized as follows:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Commercial Business	$1,905,000	$1,880,000	$1,329,000
Commercial and Multi-Family Real Estate	15,807,000	15,993,000	17,469,000
Residential Real Estate	31,795,000	34,179,000	34,639,000
Consumer and Other	415,000	432,000	498,000
	49,922,000	52,484,000	53,935,000
Allowance for Loan Losses	(278,000)	(279,000)	(351,000)
Net Deferred Loan Fees	(20,000)	(21,000)	(25,000)
Loans, Net	$49,624,000	$52,184,000	$53,559,000

Residential real estate loans at June 30, 2015, December 31, 2014, and December 31, 2013 include loans secured by one- to four-family, non-owner occupied properties of  $10,161,000, $11,759,000, and $11,474,000, respectively.
At June 30, 2015, December 31, 2014, and December 31, 2013, construction loans were $1,347,000, $826,000, and $144,000, respectively. Loans in process at June 30, 2015, December 31, 2014, and December 31, 2013 were $1,555,000, $282,000, and $216,000, respectively.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES continued

The allowance for loan losses and recorded investment in loans are as follows:
June 30, 2015 (Unaudited)	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Unallocated	Total
Allowance for Loan Losses:
Balance at Beginning of Period	$4,000	$46,000	$193,000	$4,000	$32,000	$279,000
Provision for Loan Losses	—	(15,000)	17,000	2,000	(4,000)	—
Loans Charged-Off	—	—	—	(2,000)	—	(2,000)
Recoveries of Loans Previously Charged-Off	—	—	1,000	—	—	1,000
Balance at End of Period	$4,000	$31,000	$211,000	$4,000	$28,000	$278,000
Ending Balance: Individually Evaluated for Impairment	$—	$—	$15,000	$—	$—	$15,000
Ending Balance: Collectively Evaluated for Impairment	$4,000	$31,000	$196,000	$4,000	$28,000	$263,000
Loans:
Ending Balance: Individually
Evaluated for Impairment	$—	$387,000	$466,000	$—		$853,000
Ending Balance: Collectively
Evaluated for Impairment	$1,905,000	$15,420,000	$31,329,000	$415,000		$49,069,000

June 30, 2014 (Unaudited)	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Unallocated	Total
Allowance for Loan Losses:
Balance at Beginning of Period	$3,000	$142,000	$149,000	$4,000	$53,000	$351,000
Provision for Loan Losses	1,000	94,000	15,000	2,000	(52,000)	$60,000
Loans Charged-Off	—	—	—	(4,000)	—	$(4,000)
Recoveries of Loans
Previously Charged-Off	—	—	—	1,000	—	$1,000
Balance at End of Period	$4,000	$236,000	$164,000	$3,000	$1,000	$408,000
Ending Balance: Individually
Evaluated for Impairment	$—	$—	$20,000	$—	$—	$20,000
Ending Balance: Collectively
Evaluated for Impairment	$4,000	$236,000	$144,000	$3,000	$1,000	$388,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES continued

December 31, 2014	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Unallocated	Total
Allowance for Loan Losses:
Balance at Beginning of Year	$3,000	$142,000	$149,000	$4,000	$53,000	$351,000
Provision for Loan Losses	1,000	(96,000)	173,000	3,000	(21,000)	60,000
Loans Charged-Off	—	—	(129,000)	(4,000)	—	(133,000)
Recoveries of Loans
Previously Charged-Off	—	—	—	1,000	—	1,000
Balance at End of Year	$4,000	$46,000	$193,000	$4,000	$32,000	$279,000
Ending Balance: Individually
Evaluated for Impairment	$—	$—	$—	$—	$—	$—
Ending Balance: Collectively
Evaluated for Impairment	$4,000	$46,000	$193,000	$4,000	$32,000	$279,000
Loans:
Ending Balance: Individually
Evaluated for Impairment	$—	$442,000	$590,000	$3,000		$1,035,000
Ending Balance: Collectively
Evaluated for Impairment	$1,880,000	$15,551,000	33,589,000	$429,000		$51,449,000

December 31, 2013	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Unallocated	Total
Allowance for Loan Losses:
Balance at Beginning of Year	$2,000	$171,000	$153,000	$1,000	$28,000	$355,000
Provision for Loan Losses	1,000	(29,000)	(2,000)	5,000	25,000	—
Loans Charged-Off	—	—	(2,000)	(2,000)		(4,000)
Recoveries of Loans
Previously Charged-Off	—	—	—	—	—	—
Balance at End of Year	$3,000	$142,000	$149,000	$4,000	$53,000	$351,000
Ending Balance: Individually
Evaluated for Impairment	$—	$—	$—	$—	$—	$—
Ending Balance: Collectively
Evaluated for Impairment	$3,000	$142,000	$149,000	$4,000	$53,000	$351,000
Loans:
Ending Balance: Individually
Evaluated for Impairment	$—	$459,000	$685,000	$3,000		$1,147,000
Ending Balance: Collectively
Evaluated for Impairment	$1,329,000	$17,010,000	$33,954,000	$495,000		$52,788,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES continued

There were no impaired loans with an allowance recorded at December 31, 2014 or 2013. The allowance for loan losses on impaired loans amounted to $15,000 at June 30, 2015. See Note 15 for impairment losses related to nonrecurring fair value measurements of impaired loans.
The following tables show the loans allocated by management’s internal risk ratings:
	Credit Risk Profile by Risk Rating
June 30, 2015 (Unaudited)	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Total
Risk Rating:
Unclassified	$1,905,000	$15,807,000	$30,969,000	$415,000	$49,096,000
Special Mention	—	—	112,000	—	112,000
Substandard	—	—	714,000	—	714,000
Total	$1,905,000	$15,807,000	$31,795,000	$415,000	$49,922,000

	Credit Risk Profile by Risk Rating
December 31, 2014	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Total
Risk Rating:
Unclassified	$1,631,000	$15,993,000	$32,795,000	$429,000	$50,848,000
Special Mention	198,000	—	679,000	—	877,000
Substandard	51,000	—	705,000	3,000	759,000
Total	$1,880,000	$15,993,000	$34,179,000	$432,000	$52,484,000

	Credit Risk Profile by Risk Rating
December 31, 2013	Commercial Business	Commercial and Multi-Family Real Estate	Residential Real Estate	Consumer and Other	Total
Risk Rating:
Unclassified	$1,329,000	$16,587,000	$33,210,000	$495,000	$51,621,000
Special Mention	—	—	482,000	—	482,000
Substandard	—	882,000	947,000	3,000	1,832,000
Total	$1,329,000	$17,469,000	$34,639,000	$498,000	$53,935,000

The following tables show the aging analysis of the loan portfolio by time past due:
	Accruing Interest
June 30, 2015 (Unaudited)	Current	30 – 89 Days Past Due	90 Days or More Past Due	Total Nonaccrual	Total Loans
Commercial Business	$1,905,000	$—	$—	$—	$1,905,000
Commercial and Multi-Family Real Estate	15,807,000	—	—	—	15,807,000
Residential Real Estate	31,231,000	98,000	—	466,000	31,795,000
Consumer and Other	403,000	12,000	—	—	415,000
	$49,346,000	$110,000	$—	$466,000	$49,922,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES continued

	Accruing Interest
December 31, 2014	Current	30 – 89 Days Past Due	90 Days or More Past Due	Total Nonaccrual	Total Loans
Commercial Business	$1,880,000	$—	$—	$—	$1,880,000
Commercial and Multi-Family Real Estate	15,942,000	—	—	51,000	15,993,000
Residential Real Estate	33,132,000	145,000	312,000	590,000	34,179,000
Consumer and Other	417,000	12,000	—	3,000	432,000
	$51,371,000	$157,000	$312,000	$644,000	$52,484,000

	Accruing Interest
December 31, 2013	Current	30 – 89 Days Past Due	90 Days or More Past Due	Total Nonaccrual	Total Loans
Commercial Business	$1,329,000	$—	$—	$—	$1,329,000
Commercial and Multi-Family Real Estate	17,412,000	—	—	57,000	17,469,000
Residential Real Estate	33,533,000	279,000	142,000	685,000	34,639,000
Consumer and Other	477,000	18,000	—	3,000	498,000
	$52,751,000	$297,000	$142,000	$745,000	$53,935,000

Interest income that would have been recorded for the six months ended June 30, 2015 and the years ended December 31, 2014 and December 31, 2013 had nonaccrual loans been current according to their original terms amounted to $14,000, $39,000, and $39,000, respectively. Interest income recognized on nonaccrual loans during the six months ended June 30, 2015 and years ended December 31, 2014 and 2013 amounted to $3,000, $2,000, and $11,000, respectively.
The following tables present information related to impaired loans:
June 30, 2015 (Unaudited)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans With No Related Allowance Recorded:
Commercial and Multi-Family Real Estate	$387,000	$387,000	$—	$389,000	$12,000
Residential Real Estate	167,000	298,000	—	170,000	3,000
Total Loans With No Related Allowance
Recorded	$554,000	$685,000	$—	$559,000	$15,000
Loans With an Allowance Recorded:
Residential Real Estate	$299,000	$309,000	$15,000	$306,000	$—
Total Impaired Loans:
Commercial and Multi-Family Real Estate	$387,000	$387,000	$—	$389,000	$12,000
Residential Real Estate	466,000	607,000	15,000	476,000	3,000
Total	$853,000	$994,000	$15,000	$865,000	$15,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES continued

June 30, 2014 (Unaudited)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans With No Related Allowance Recorded:
Commercial and Multi-Family Real Estate	$184,000	$223,000	$—	$205,000	$—
Residential Real Estate	514,000	644,000	—	516,000	—
Total Loans With No Related Allowance Recorded	$698,000	$867,000	$—	$721,000	$—
Loans With an Allowance Recorded:
Commercial and Multi-Family Real Estate	$397,000	$397,000	$90,000	$400,000	$6,000
Residential Real Estate	380,000	380,000	20,000	380,000	—
Total Loans With a Related Allowance Recorded	$777,000	$777,000	$110,000	$780,000	$6,000
Total Impaired Loans:
Commercial and Multi-Family Real Estate	$581,000	$620,000	$90,000	$605,000	$6,000
Residential Real Estate	894,000	1,024,000	20,000	896,000	—
Total	$1,475,000	$1,644,000	$110,000	$1,501,000	$6,000

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans With No Related Allowance Recorded:
Commercial and Multi-Family Real Estate	$442,000	$471,000	$—	$456,000	$12,000
Residential Real Estate	590,000	837,000	—	598,000	2,000
Consumer and Other	3,000	3,000	—	3,000	—
Total Impaired Loans	$1,035,000	$1,311,000	$—	$1,057,000	$14,000

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans With No Related Allowance Recorded:
Commercial and Multi-Family Real Estate	$459,000	$485,000	$—	$540,000	$1,000
Residential Real Estate	685,000	821,000	—	777,000	11,000
Consumer and Other	3,000	3,000	—	4,000	—
Total Impaired Loans:	$1,147,000	$1,309,000	$—	$1,321,000	$12,000

The Association does not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in TDRs or whose loans are on nonaccrual.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 4    LOANS AND ALLOWANCE FOR LOAN LOSSES continued

There were no loans modified in TDRs for the six months ended June 30, 2015 and 2014, or year ended December 31, 2014. A summary of loans that were modified in TDRs and those restructurings for which there was a payment default during the year ended December 31, 2013 are as follows:
	Year Ended December 31, 2013
	Troubled Debt Restructurings		Troubled Debt Restructurings That Subsequently Defaulted
	Number of Loans	Post- Modification Outstanding Balance	Number of Loans	Post- Modification Outstanding Balance	Specific Allowance
Commercial and Multi-Family Real Estate	1	$402,000	—	$—	$—

As of June 30, 2015, the Association had one residential real estate loan with a recorded investment of $117,000 in process of foreclosure.
NOTE 5   FORECLOSED ASSETS
Activity in foreclosed assets is as follows:
	Six Months Ended June 30, 2015	Year Ended December 31,
		2014	2013
	(Unaudited)
Balance at Beginning of Year	$243,000	$243,000	$1,155,000
Additions	265,000	—	—
Sales	—	—	(812,000)
Loss on Sale	—	—	(100,000)
Balance at End of Period	$508,000	$243,000	$243,000

note 6   PREMISES AND EQUIPMENT
Components of premises and equipment are as follows:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Land	$229,000	$229,000	$229,000
Building and Improvements	1,115,000	1,115,000	1,058,000
Furniture, Fixtures and Equipment	483,000	475,000	500,000
Automobile	13,000	13,000	13,000
	1,840,000	1,832,000	1,800,000
Less: Accumulated Depreciation	1,131,000	1,093,000	1,065,000
Premises and Equipment, Net	$709,000	$739,000	$735,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 7   DEPOSITS
Deposits consist of the following:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Noninterest-Bearing Demand Deposits	$2,186,000	$2,640,000	$2,116,000
NOW and Money Market Deposit Accounts	19,292,000	18,936,000	17,350,000
Savings	3,783,000	3,625,000	3,361,000
Certificates of Deposit	23,381,000	25,081,000	28,348,000
Total	$48,642,000	$50,282,000	$51,175,000

The aggregate amounts of time deposit accounts of  $250,000 or more, were approximately $4,652,000, $3,535,000, and $3,505,000 at June 30, 2015, December 31, 2014, and December 31, 2013, respectively. Under the Federal Deposit Insurance Act and the FDIC’s implementing regulations, $250,000 is the standard maximum deposit insurance amount for deposits in an insured depository institution that are maintained in the same ownership right and capacity. Deposits maintained in different rights and capacities are insured separately from each other.
As of June 30, 2015 and December 31, 2014, the scheduled maturities of certificates of deposit are as follows:
	June 30, 2015	December 31, 2014
	(Unaudited)
Certificates of Deposit:
2015	$—	$12,429,000
2016	12,614,000	5,809,000
2017	6,741,000	5,465,000
2018	2,514,000	758,000
2019	919,000	529,000
2020	502,000	—
Thereafter	91,000	91,000
Total	$23,381,000	$25,081,000

Deposit interest expense consisted of the following:
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
NOW and Money Market Deposit Accounts	$52,000	$44,000	$92,000	$78,000
Savings	6,000	5,000	11,000	11,000
Certificates of Deposit	178,000	201,000	391,000	459,000
Total	$236,000	$250,000	$494,000	$548,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 8   federal home loan bank and federal Reserve Bank advances
The Association has entered into an Advances, Pledges, and Security Agreement with the FHLB whereby mortgage loans of the Association’s with advance equivalents of approximately $19,597,000, $20,499,000, and $21,504,000 at June 30, 2015, December 31, 2014, and December 31, 2013, respectively, were pledged to the FHLB as collateral in the event the Association requests any advances on the line. At June 30, 2015, December 31, 2014, and December 31, 2013, the Association did not have any advances.
The Association has entered into a Borrower in Custody Arrangement with the Federal Reserve Bank of St. Louis (FRB). The Association has pledged commercial and consumer loans of approximately $6,390,000, $6,512,000, and $6,405,000 at June 30, 2015, December 31, 2014, and December 31, 2013, respectively. At June 30, 2015, December 31, 2014, and December 31, 2013, the Association did not have any advances from the FRB.
note 9   Related party transactions
In the ordinary course of business, the Association has granted loans to officers, directors, and their affiliates (related parties). Activity associated with loans made to related parties are as follows:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Balance at Beginning of Period	$821,000	$716,000	$676,000
Change in Related Parties	1,350,000	—	—
New Loans and Advances	213,000	171,000	70,000
Repayments	(31,000)	(66,000)	(30,000)
Balance at End of Period	$2,353,000	$821,000	$716,000

Deposits from related parties held by the Association were $1,851,000, $1,454,000, and $1,446,000, at June 30, 2015, December 31, 2014, and December 31, 2013, respectively.
note 10   INCOME TAXES
The components of income tax expense for the six months ended June 30, 2015 and 2014 and years ended December 31, 2014 and 2013 are as follows:
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Current:
Federal	$(5,000)	$41,000	$71,000	$96,000
State	(1,000)	9,000	10,000	13,000
	(6,000)	50,000	81,000	109,000
Deferred:
Federal	44,000	(23,000)	(18,000)	23,000
State	6,000	(3,000)	(3,000)	5,000
	50,000	(26,000)	(21,000)	28,000
	$44,000	$24,000	$60,000	$137,000

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 10   INCOME TAXES continued

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Expected Tax Provision at a 34% Rate	$43,000	$21,000	$61,000	$124,000
Graduated Tax Rate – Benefit	(10,000)	(3,000)	(8,000)	—
State Tax (Net of Federal Tax Benefit)	7,000	4,000	6,000	18,000
Nondeductible Meals and Entertainment	—	—	—	1,000
Other	4,000	2,000	1,000	(6,000)
Total	$44,000	$24,000	$60,000	$137,000
Effective Tax Rate	35.2%	38.7%	33.5%	37.4%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2015 and December 31, 2014 and 2013 are as follows:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Deferred Tax Assets:
Allowance for Loan Losses	$107,000	$148,000	$136,000
Deferred Loan Fees	8,000	9,000	9,000
Nonaccrual Loan Interest	4,000	17,000	12,000
Other	21,000	21,000	21,000
Deferred Tax Liabilities:
Accumulated Depreciation	(31,000)	(36,000)	(44,000)
Unrealized Gains on Securities Available-for-Sale	(6,000)	(5,000)	(10,000)
Other	(10,000)	(10,000)	(6,000)
Net Deferred Tax Asset	$93,000	$144,000	$118,000

Retained earnings includes approximately $1,604,000 which represents tax bad debt reserves for which no provision for income taxes has been recorded in the accompanying financial statements. If these tax bad debt reserves are used for other than loan losses, the amount used will be subject to income taxes at the then prevailing corporate rate.
note 11   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the normal course of business, the Association has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Association’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making such commitments as it does for instruments that are included in the statements of financial condition.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 11   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK continued

The following financial instruments whose contract amount represents credit risk were approximately as follows:
	June 30, 2015	December 31,
		2014	2013
	(Unaudited)
Commitments to Extend Credit	$3,996,000	$2,589,000	$1,886,000
Standby Letters of Credit	15,000	15,000	15,000
	$4,011,000	$2,604,000	$1,901,000
Range of Rates on Fixed Rate Commitments	2.0 – 18.0%	2.4 – 18.0%	2.4 – 18.0%

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties. Commitments to extend credit with fixed interest rates was $1,686,000 and $1,632,000 as of June 30, 2015 and December 31, 2014, respectively.
Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. Standby letters-of-credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Association’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Association was not required to perform on any financial guarantees and did not incur any losses on its commitments.
note 12   Legal Contingencies
The Association may be subject to claims and lawsuits which may arise primarily in the ordinary course of business. It is the opinion of management, if such claims are made, that the disposition or ultimate resolution of the claims and lawsuits will not have a material adverse effect on the financial position of the Association.
NOTE 13   EMPLOYEE BENEFITS
The Association has a Savings Incentive Match Plan (SIMPLE IRA) plan for full-time employees. A participant may elect to make pre-tax contributions up to the maximum amount allowed by the Internal Revenue Service. The Association made matching contributions to participants as defined by the Plan of $7,000 for both the six month periods ended June 30, 2015 and 2014; and $15,000 and $14,000 for the years ended December 31, 2014 and 2013, respectively. There are no vesting requirements.
note 14   REGULATORY MATTERS
The Association is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 14   REGULATORY MATTERS continued

effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
As of June 30, 2015, the most recent notification from the banking regulators categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Association’s category.
Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios set forth in the following table. Management believes, as of June 30, 2015 and December 31, 2014 and 2013, that the Association met all its capital adequacy requirements.
The Association’s capital amounts and ratios are presented in the following table.
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2015 (Unaudited)
Total Association Equity	$13,664,000
Less:
Disallowed Deferred Tax Asset	(89,000)
Net Unrealized Gain on Available-for-Sale (AFS) Securities	(12,000)
Tier 1 Capital to Average Assets	$13,563,000	21.4%	$2,541,000	4.0%	$3,176,000	5.0%
Common Equity Tier 1 Capital to Risk Weighted Assets	$13,563,000	38.4%	$1,590,000	4.5%	$2,296,000	6.5%
Tier 1 Capital to Risk Weighted Assets	$13,563,000	38.4%	$2,120,000	6.0%	$2,826,000	8.0%
Plus:
Allowable Allowance for Loan Losses	278,000
Total Capital to Risk Weighted Assets	$13,841,000	39.2%	$2,826,000	8.0%	$3,533,000	10.0%
December 31, 2014
Total Association Equity	$13,582,000
Less:
Net Unrealized Gain on AFS Securities	(11,000)
Tier 1 Capital to Average Assets	$13,571,000	21.2%	$2,558,000	4.0%	$3,198,000	5.0%
Tier 1 Capital to Risk Weighted Assets	$13,571,000	33.9%	$1,599,000	4.0%	$2,399,000	6.0%
Plus:
Allowable Allowance for Loan Losses	279,000
Allowable Unrealized Gain on AFS Securities	13,000
Total Capital to Risk Weighted Assets	$13,863,000	34.7%	$3,199,000	8.0%	$3,998,000	10.0%

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 14   REGULATORY MATTERS continued

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total Association Equity	$13,471,000
Less:
Net Unrealized Gain on AFS Securities	(19,000)
Tier 1 Capital to Average Assets	$13,452,000	20.8%	$2,591,000	4.0%	$3,238,000	5.0%
Tier 1 Capital to Risk Weighted Assets	$13,452,000	33.0%	$1,630,000	4.0%	$2,445,000	6.0%
Plus:
Allowable Allowance for Loan Losses	351,000
Allowable Unrealized Gain on AFS Securities	14,000
Total Capital To Risk Weighted Assets	$13,817,000	33.9%	$3,260,000	8.0%	$4,075,000	10.0%
The Basel III Capital Rules, which became effective January 1, 2015, revised the prompt corrective action requirements by: (i) introducing a Common Equity Tier 1 risk-based ratio requirement at each level (other than critically undercapitalized), with the required Common Equity Tier 1 risk-based ratio being 6.5% for “well-capitalized” status; (ii) increasing the minimum Tier 1 risk-based capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 risk-based capital ratio for “well-capitalized” status being 8% (compared to the prior ratio of 6%); and (iii) eliminating the former provision that provided that a bank with a composite supervisory rating of 1 may have a 3% Leverage Ratio and still be adequately capitalized. The Basel III Capital Rules did not change the total risk based capital requirement for any prompt corrective action category.
note 15   FAIR VALUE MEASUREMENTS
The Association categorizes its assets and liabilities measured at fair value into a three-level hierarchy based on the priority of the inputs to the valuation technique used to determine fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement. Assets and liabilities valued at fair value are categorized based on the inputs to the valuation techniques as follows:
Level 1 — Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that an entity has the ability to access.
Level 2 — Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.
Level 3 — Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.
Subsequent to initial recognition, the Association may remeasure the carrying value of assets and liabilities measured on a nonrecurring basis to fair value. Adjustments to fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their fair value.
Professional standards allow entities the irrevocable option to elect to measure certain financial instruments and other items at fair value for the initial and subsequent measurement on an

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 15   FAIR VALUE MEASUREMENTS continued

instrument-by-instrument basis. The Association adopted the policy to value certain financial instruments at fair value. The Association has not elected to measure any existing financial instruments at fair value; however, it may elect to measure newly acquired financial instruments at fair value in the future.
Recurring Basis
The Association uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The following tables present the balances of assets and liabilities measured at fair value on a recurring basis:
	Level 1	Level 2	Level 3	Total
June 30, 2015 (Unaudited)
Securities Available-for-Sale
Federal Home Loan Mortgage Corp. Stock	$33,000	$—	$—	$33,000
December 31, 2014
Securities Available-for-Sale
Federal Home Loan Mortgage Corp. Stock	$31,000	$—	$—	$31,000
December 31, 2013
Securities Available-for-Sale
Federal Home Loan Mortgage Corp. Stock	$44,000	$—	$—	$44,000

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
When available, the Association uses quoted market prices to determine the fair value of securities; such items are classified in Level 1 of the fair value hierarchy. For the Association’s securities for which quoted prices are not available for identical securities in an active market, the Association determines fair value utilizing vendors who apply matrix pricing for similar bonds for which no price is observable or may compile prices from various sources.
Nonrecurring Basis
Certain assets are measured at fair value on a nonrecurring basis. These assets are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as there is evidence of impairment or a change in the amount of previously recognized impairment.
Net impairment losses including charge-offs or allocated losses, related to nonrecurring fair value measurements of certain assets for the six months ended June 30, 2015 and years ended December 31, 2014 and 2013 consisted of the following:
	Level 1	Level 2	Level 3	Impairment Losses
June 30, 2015 (Unaudited)
Impaired Loans	$—	$—	$284,000	$15,000
December 31, 2014
Impaired Loans	—	—	265,000	104,000
December 31, 2013
Impaired Loans	—	—	—	—

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

note 15   FAIR VALUE MEASUREMENTS continued

The significant inputs used in the fair value measurements for Level 3 assets measured at fair value on the nonrecurring basis are as follows as of June 30, 2015, December 31, 2014, and December 31, 2013:
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired Loans	Evaluation of Collateral	Estimation of Value	NM*

*
Not Meaningful.   Evaluations of the underlying assets are completed for each impaired loan with a specific allowance. The types of collateral vary widely and could include accounts receivables, inventory, a variety of equipment, and real estate. Collateral evaluations are reviewed and discounted as appropriate based on knowledge of the specific type of collateral. In the case of real estate, an independent appraisal may be obtained. Types of discounts considered include aging of receivables, condition of the collateral and potential market for the collateral, and estimated disposal costs. These discounts will vary from loan to loan, thus providing a range would not be meaningful.

Impaired Loans
In accordance with the provisions of the loan impairment guidance, impairment was measured for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investments in such loans. Impaired loans for which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. Collateral values are estimated using Level 3 inputs based on customized discounting criteria.
Impairment amounts on impaired loans represent specific valuation allowance and write-downs during the period presented on impaired loans that were individually evaluated for impairment based on the estimated fair value of the collateral less estimated selling costs, excluding impaired loans fully charged-off.
NOTE 16   fair value OF FINANCIAL INSTRUMENTS
Disclosure of fair value information about financial instruments, for which it is practicable to estimate that value, is required whether or not recognized in the statements of financial condition. In cases in which quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases could not be realized in immediate settlement of the instruments. Certain financial instruments with a fair value that is not practicable to estimate and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Association.
The following disclosures represent financial instruments in which the ending balances at June 30, 2015, December 31, 2014, and December 31, 2013 are not carried at fair value in their entirety on the statements of financial condition.
Cash and Cash Equivalents and Accrued Interest
The carrying amounts reported in the statements of financial condition approximate those assets and liabilities fair values. Accrued interest is primarily accrued interest from loans.

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 16   fair value OF FINANCIAL INSTRUMENTS continued

Certificates of Deposit in Other Financial Institutions
Fair values of certificates of deposit in other financial institutions are estimated using discounted cash flow analyses based on current rates for similar types of deposits.
FHLB Stock, at Cost
The carrying amount of FHLB stock approximates its fair value based on the redemption provisions of the FHLB.
Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
Deposits
The fair values of demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies current incremental interest rates being offered on certificates of deposit to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.
Off-Balance-Sheet Credit-Related Instruments
Off-Balance-Sheet Credit Related Instrument commitments are generally of a short-term nature. The contract amount of such commitments approximates their fair value since the commitments are comprised primarily of unfunded loan commitments which are generally priced at market at the time of funding.
Fair Value of Financial Instruments
The estimated fair values, and related carrying or notional amounts, of the Association’s financial instruments are as follows:
	June 30, 2015		December 31, 2014		December 31, 2013
	(Unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level
Financial Assets:
Cash and Cash Equivalents	$8,636,000	$8,636,000	$7,902,000	$7,902,000	$7,258,000	$7,258,000	1
Certificates of Deposit in Other Financial Institutions	2,480,000	2,526,000	2,480,000	2,519,000	2,480,000	2,497,000	2
FHLB Stock	77,000	77,000	78,000	78,000	78,000	78,000	2
Loans, Net	49,624,000	49,257,000	52,184,000	52,031,000	53,559,000	53,497,000	3
Accrued Interest Receivable	126,000	126,000	122,000	122,000	140,000	140,000	2

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION of rolla
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (unaudited) and
THE YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 16   fair value OF FINANCIAL INSTRUMENTS continued

	June 30, 2015		December 31, 2014		December 31, 2013
	(Unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level
Financial Liabilities:
Deposits	48,642,000	48,895,000	50,282,000	50,623,890	51,175,000	51,672,000	3
Accrued Interest Payable	6,000	6,000	1,000	1,000	1,000	1,000	2
NOTE 17   SUBSEQUENT EVENT — PLAN OF CONVERSION
On August 4, 2015, the Board of Directors of the Association adopted a Plan of Conversion, which was amended on September 8, 2015 and October 20, 2015, under which the Association would convert from a federally chartered mutual savings association into a federally chartered stock savings association and will operate as a wholly-owned subsidiary of a newly chartered savings and loan holding company (the “Holding Company”). The Plan of Conversion is subject to the approval of various regulatory agencies. The Plan of Conversion must also be approved by the affirmative vote of at least a majority the total votes eligible to be cast by the members of the Association at a special meeting of such members. The Plan of Conversion also includes the filing of a registration statement with the U.S. Securities and Exchange Commission. If such approvals and non-objections are obtained, the Holding Company will issue and sell shares of its common stock in a subscription offering, giving priority to eligible depositors of the Association, and other eligible subscribers, and, if necessary, in a community offering to the public.
Pursuant to the Plan, the Holding Company will determine the total offering value and number of shares of common stock based upon a valuation by an independent appraiser. The stock will be priced at $10.00 per share. The Holding Company’s Board of Directors will adopt an employee stock ownership plan which will subscribe for up to 8% of the common stock sold in the offering, and the Holding Company intends to establish a charitable foundation in connection with the conversion and fund it with $100,000 in cash and the remainder in shares of Holding Company common stock equal to 4% of the shares sold by the Holding Company in the offering.
The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. At June 30, 2015 (unaudited), there were deferred conversion costs of  $41,000. At December 31, 2014 and 2013, the Association had not incurred any conversion costs.
As part of the Plan of Conversion, the Holding Company intends to establish a charitable foundation (the “Foundation”). The Foundation will be funded with $100,000 in cash and a number of shares of Holding Company common stock equal to 4% of the shares sold in the offering.
In connection with the Plan of Conversion and stock offering, the Association intends to enter into an employment agreement with the President and Chief Executive Officer that contains change in control provisions and intends to enter into a change in control agreement with another executive officer of the Association.
At the completion of the conversion to stock form, the Association will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who maintain deposit accounts in the Association subsequent to conversion.
The conversion will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result.

You should rely only on the information contained in this prospectus. Neither Central Federal Bancshares, Inc. nor Central Federal Savings and Loan Association of Rolla has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for
Central Federal Savings and Loan Association of Rolla)
1,495,000 Shares
(Anticipated Maximum, Subject to Increase
to up to 1,719,250 Shares)
COMMON STOCK

Prospectus
November 12, 2015

Until February 18, 2016, all dealers effecting transactions in these registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.